EXHIBIT 10.1

LEDGEMONT RESEARCH PARK ASSOCIATES II LIMITED PARTNERSHIP

LEASE TO

VISTAPRINT USA, INCORPORATED

4.7	Operating Expenses - Definition	19

4.8	Gross-Up of Operating Expenses and Taxes	22

4.9	Audit	22

ARTICLE V	Additional Covenants	23

5.1	Tenant’s Covenants	23

5.2	Landlord’s Covenants	29

5.3	Interruptions	32

5.4	Landlord’s Indemnity	32

5.5	Landlord Insurance	33

5.6	Hazardous Materials	33

5.7	Representations	34

ARTICLE VI	Insurance; Casualty; Taking	34

6.1	Public Liability Insurance	34

6.2	Insurance By Landlord	34

6.3	Waivers of Subrogation	34

6.4	Damage or Destruction of Premises	35

6.5	Eminent Domain	36

ARTICLE VII	Default	36

7.1	Events of Default	36

7.2	Remedies for Default	38

7.3	Remedies Cumulative	39

7.4	Effect of Waivers of Default	39

7.5	No Accord and Satisfaction; No Surrender	39

7.6	Waiver of Jury	40

7.7	Landlord’s Curing and Enforcement	40

7.8	Landlord’s Default and Tenant’s Right to Cure	40

7.9	Security Deposit	41

ARTICLE VIII	Miscellaneous Provisions	42

8.1	Notice from One Party to the Other	42

8.2	Quiet Enjoyment	42

8.3	Limitation of Landlord’s Liability	42

8.4	Excusable Delay	42

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8.5	Applicable Law and Construction	43

8.6	Successors and Assigns	43

8.7	Relationship of the Parties	43

8.8	Estoppel Certificate	43

8.9	Notice of Lease	44

8.10	Construction on Adjacent Premises	44

8.11	Tenant as Business Entity	45

ARTICLE IX	Brokers	45

9.1	Brokers	45

ARTICLE X	Landlord’s Financing	45

10.1	Subordination and Superiority of Lease	45

10.2	Rent Assignment	46

10.3	Other Instruments	46

ARTICLE XI	Arbitration	46

11.1	Scope and Definitions	46

11.2	Arbitration	47

11.3	Costs	48

11.4	Interim Relief	48

11.5	Indemnification	48

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LEASE

ARTICLE I

Fundamental Lease Provisions

1.1 Reference Subjects. Each reference in this Lease to any of the following subjects shall be construed to incorporate the information stated for that subject in this Section.

DATE:	October 4, 2006

PREMISES:	Portions of the Building containing 163,365 square feet of rentable floor area on the second, third and fourth floors as shown on Appendix A. Landlord and Tenant agree that the standard of measurement hereunder is a modified Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1-1996). Landlord’s architect will provide a certified plan illustrating that the measurement of the Premises is in accordance with such measurement standards.

BUILDING:	The building known as and numbered 95 Hayden Avenue, Lexington, Massachusetts

LANDLORD:	Ledgemont Research Park Associates II Limited Partnership

ORIGINAL ADDRESS OF LANDLORD:	c/o The Beal Companies 177 Milk Street Boston, Massachusetts 02109

LANDLORD’S MANAGING AGENT:	The Beal Companies 177 Milk Street Boston, Massachusetts 02109

TENANT:	VistaPrint USA, Incorporated

ORIGINAL ADDRESS OF TENANT:	VistaPrint 100 Hayden Avenue Lexington, MA 02421

GUARANTOR:	VistaPrint Limited, Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda

INITIAL TERM:	Ten (10) Lease years

LEASE COMMENCEMENT DATE:	The date upon which Landlord delivers the Premises to Tenant with the Initial Tenant Improvements (as defined in Appendix D) Substantially Complete (as defined in Section 2.2) together with issuance of a temporary or permanent certificate of occupancy by the Town of Lexington (provided that if a temporary certificate of occupancy is issued, Landlord, as a part of the Project Costs payable by Landlord and Tenant pursuant to the terms of Appendix D, shall satisfy the conditions relating thereto within the time periods required by the Town of Lexington), subject to Tenant Delay (as defined in Appendix D).

SCHEDULED COMMENCEMENT DATE:	March 22, 2007

LEASE ENDING DATE:	The date that is one day prior to the tenth (10th) anniversary of the Lease Commencement Date.

ANNUAL FIXED RENT- INITIAL TERM:	Lease years 1-2: Lease years 3-4: Lease year 5: Lease year 6: Lease year 7: Lease year 8: Lease years 9-10:	$24.00/RSF $25.00/RSF $27.00/RSF $28.50/RSF $29.00/RSF $30.00/RSF $31.00/RSF

RENT ABATEMENT:	Annual Fixed Rent during Lease year 1 shall be abated in the amount of $13.00 pre RSF multiplied by 57,612 RSF (the rentable area of the second floor portion of the Premises). Annual Fixed Rent during Lease year 2 shall be abated in the amount of $6.00 per RSF multiplied by 28,806 RSF (one-half of the rentable area of the second floor portion of the Premises)

EXTENSION TERM:	Two (2) five (5) Lease year extension terms

ANNUAL FIXED RENT - EXTENSION TERM:	Ninety-five percent (95%) of Fair Market Rent as provided in Section 4.1.2, but never less than the amount per annum payable during the prior Lease year.

SECURITY DEPOSIT:	Within fifteen (15) days of execution of this Lease, Tenant shall provide Landlord with a security deposit in the form of a Letter of a Credit in the form attached as Appendix G issued by Silicon Valley Bank equal to three (3) months’ Annual Fixed Rent based on a rate of $26.75 per RSF (the average rate over the Term.) The initial deposit will be $1,092,500.00. The Security Deposit will decline to two (2) months’ Annual Fixed Rent after the end of the second Lease year ($728,335.00) and one (1) month’s Annual Fixed Rent at the end of the fourth Lease year ($364,168.00).

PARKING SPACES:	3.5 per 1,000 RSF. Additionally, Tenant will be provided pro-rata reserved parking spaces at the garage/building entry in the locations depicted on Appendix L attached hereto, plus access to 18 visitor spaces, in common with others, at the main entry. From and after the execution date of this Lease, Tenant shall also have the right to utilize up to 50 parking spaces prior to the Lease Commencement Date in a location to be mutually acceptable to Landlord and Tenant. All parking rights shall be provided at no cost or charge to Tenant throughout the term of this Lease and any extensions thereof.

BASE OPERATING AND TAX: EXPENSES:	The sum of Landlord’s Operating Expenses for calendar year 2007 (grossed up to reflect ninety-five percent (95%) occupancy in the manner described in Section 4.5 below) plus Landlord’s Taxes for fiscal tax year 2007 (grossed up to reflect ninety-five percent (95%) occupancy and assessment in the manner described in Section 4.5 below).

TENANT’S PERCENTAGE SHARE:	81.14821% [Tenant’s Percentage Share is calculated as follows: 163,365 RSF of Premises divided by 200,492 Total RSF of Building.]

PERMITTED USES:	Business offices, data center, network operating center and small scale prototypes of production technology related to Tenant’s products.

PUBLIC LIABILITY INSURANCE:	$5,000,000.00

BROKER:	Trammell Crow Services, Inc.

APPENDICES:	Appendix A -	Premises Sketch Plan
	Appendix B -	Initial Hazardous Substances or Materials per Section 5.1.8
	Appendix C -	Tenant Work Insurance Schedule
	Appendix D -	Work Letter
	Appendix E -	Rules and Regulations for Tenant Work
	Appendix F -	Rules and Regulations
	Appendix G -	Form of Letter of Credit
	Appendix H -	Form of Notice of Lease
	Appendix I-1 -	Temporary Space – Richards House
	Appendix I-2 -	Temporary Space – 99 Hayden Avenue
	Appendix J -	Cleaning Specifications
	Appendix K -	Security Specifications
	Appendix L -	Location of Reserved Parking Spaces
	Appendix M -	Plan of the Cafeteria and Fitness Room
	Appendix N -	Plan to Renovate Building Common Areas and Main Entrance
	Appendix O -	Tenant’s Existing Lease
	Appendix P -	Controllable Operating Expenses

ARTICLE II

Premises and Term

2.1 Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises identified in Section 1.1, subject to and with the benefit of the terms, covenants and conditions of this Lease, and of rights, agreements, easements and restrictions of record applicable to the property of which the Premises are a part, all of which Tenant shall perform and observe insofar as the same are applicable to the Premises. Subject to the rules and regulations established by Landlord, Tenant shall have the appurtenant rights in common with others to use (a) the exterior walkways, sidewalks and driveways necessary for access to the Premises; and (b) up to the number of Parking Spaces and reserved and visitor parking spaces as set forth in Section 1.1 for the non-exclusive and reserved use, as applicable, of Tenant and Tenant’s employees and business invitees in areas designated from time to time by Landlord.

Landlord excepts and reserves the right from time to time (a) to install, use, maintain, repair, replace and relocate within the Premises and other parts of the Building, or either, pipes, meters and other equipment, machinery, apparatus and appurtenant fixtures; and (b) to make additions to the Building and alter or relocate any entranceways, common areas or other facilities (including, without limitation, all access driveways, walkways and parking areas) serving the Premises. Landlord’s right to perform any of the foregoing actions described in clauses (a) or (b) will at all times be subject to Landlord’s obligation to use commercially reasonable efforts to (i) perform such actions in such a manner as to minimize disruption of Tenant’s business operations and (ii) not materially adversely effect (A) Tenant’s access to and from the Premises, (B) the visibility of Tenant’s sign on, and visibility from, the Premises and (C) Tenant’s ability to conduct its business without interruption. If, as a result of the performance of any of the foregoing actions, Tenant is deprived of the uninterrupted use of any material portion of the Premises due to circumstances within Landlord’s control such that Tenant is unable to conduct its business therein for a period longer than five (5) consecutive business days, the Fixed Rent and other charges payable by Tenant hereunder shall be equitably adjusted. The foregoing sentence shall be Tenant’s sole and exclusive remedy on account of Landlord’s performance of the foregoing actions and shall not apply to casualty or condemnation, which shall be covered elsewhere in this Lease. Landlord will investigate changing/modifying the access to 95 Hayden Avenue by providing a new curb cut to Hayden Avenue closer to the main entrance of the Building.

Landlord covenants and agrees that Tenant shall have access to the Premises, including freight and passenger elevators, parking and, upon reasonable prior notice and during business hours, all mechanical and electrical systems located on the floors on which the Premises are located and which serve the Premises, provided that Landlord shall have the right to have its representative accompany Tenant to such mechanical and electrical systems, at all times (other than the mechanical and electrical systems), twenty-four (24) hours per day and three hundred sixty-five (365) days per year during the Term, but subject to excusable delay (as provided in Section 8.4) and provided that Tenant shall provide Landlord with advance notice of its need to use the freight elevators and shall schedule the date and time of such use with Landlord (and Landlord agrees to reasonably accommodate the needs of Tenant to use the freight elevators with the needs of other tenants and occupants of the Building).

2.2 Acceptance of Premises. Subject to the terms of Section 3 (below), Tenant will accept the Premises in the condition required by Appendix D, it being expressly agreed that Landlord shall have no obligation, liability or risk whatsoever with respect to the Premises, their condition, or their compliance with applicable codes, except as expressly set forth in this Lease, including Appendix D. Tenant further acknowledges that, except as expressly set forth herein, neither Landlord nor any agent or employee of Landlord has made any representations or warranties, express or implied, concerning the Premises, their condition or this Lease.

Tenant understands and agrees that Landlord is planning to substantially renovate the common areas and to enhance the main entrance to the Building in accordance with the plan attached hereto as Appendix N (the “Common Area Work”). Landlord’s and Tenant’s architects will work in conjunction to design an entrance and common areas mutually acceptable to both the Tenant and Landlord. Landlord, at Landlord’s cost, will use diligent efforts to substantially complete the Common Area Work within ninety (90) days after the Lease Commencement Date. Landlord and Tenant shall negotiate in good faith in order to agree upon detailed plans and specifications for the Common Area Work by not later than October 1, 2006.

Tenant further acknowledges that Landlord is planning to update and modernize the cafeteria and fitness room as described in Appendix M attached hereto (the “Fitness and Cafeteria Work”, and together with the Common Area Work, the “Common Area and Facilities Work” ) within ninety (90) days after the Lease Commencement Date. Tenant and Landlord will work in conjunction to select a cafeteria operator should the Landlord bid the contract at any time throughout the Term. Tenant will also be permitted to work in conjunction with Landlord on the renovation of both the cafeteria and fitness center.

Subject to excusable delay (as provided in Section 8.4), (a) if the Common Area and Facilities Work is not Substantially Completed by October 1, 2007, then, Tenant shall be entitled to a rent abatement equal to $1,000 per day until the earlier of Substantial Completion of the Common Area Work or November 1, 2007, and if the Common Area and Facilities Work is not Substantially Completed by November 1, 2007, then, Tenant shall be entitled to a rent abatement equal to $5,000 per day until Substantial Completion of the Common Area and Facilities Work. In the event Landlord and Tenant fail to agree upon detailed plans and specifications for the Common Area Work by October 1, 2006, the dates set forth in the preceding sentence for Substantial Completion of the Common Area and Facilities Work and the rental abatement periods shall each be deferred on a day-for-day basis. The foregoing abatement rights shall be Tenant’s sole remedies in the event of a delay in the Common Area and Facilities Work, and no such delay shall affect the validity of this Lease or any other of the obligations of Tenant.

The terms “Substantial Completion” and “Substantially Complete” shall each mean the date when all of the following have occurred with respect to the work in question: (i) the work has been substantially completed in accordance with the requirements of this Lease; (ii) an architect designated by Landlord shall have executed a certificate or statement representing that the work in question has been substantially completed in accordance with the plans and specifications therefor; and (iii) if applicable, the Town of Lexington has completed its final inspection of the work and has issued a temporary or permanent certificate of occupancy (provided that if a temporary certificate of occupancy is issued, Landlord, as a part of the Project Costs payable by Landlord and Tenant pursuant to the terms of Appendix D, shall satisfy the conditions relating thereto within the time periods required by the Town of Lexington).

Provided that (i) Tenant and its employees, agents and contractors do not unreasonably interfere with Landlord’s Work in the Premises, (ii) Tenant abides by the indemnity and insurance obligations of the Tenant under this Lease with respect to such access, (iii) Tenant provides Landlord with at least three (3) business days notice of such access including a detailed description of Tenant’s proposed activities, and (iv) Tenant and its employees, agents and contractors comply with all applicable laws and do not prevent or delay Landlord in obtaining the certificate of occupancy for the Landlord’s Work, Landlord shall allow Tenant access to the Premises prior to the Lease Commencement Date to install cabling, furniture and equipment, provided that Tenant acknowledges any such entry will need to be coordinated with Landlord’s performance of the Landlord’s Work and may need to be delayed as a result thereof (and Landlord agrees to reasonably accommodate such entry by Tenant).

2.3 Delay in Delivering Possession. If there is a holding over or retention of possession of the Premises, or any portion thereof, by any prior tenant or occupant, or if Landlord shall otherwise be unable to deliver possession of the Premises due to causes beyond its reasonable control, then Landlord shall not be subject to any liability (except as otherwise set forth in this Section 2.3 and in Section 2.10) for the failure or delay in giving possession; but Annual Fixed Rent and additional rent shall be proportionately abated based on the area not delivered until the same is available for occupancy by Tenant. In addition, provided and on the condition that Tenant delivers to Landlord (together, the “Tenant Deadlines”) (a) its Design Development Plans for the Premises by not later than August 25, 2006, (b) its Construction Documents for the Premises by not later than September 29, 2006, and (c) the approval of Landlord’s Cost Proposal by November 15, 2006 (provided that, to the extent Tenant is late in meeting the Tenant Deadlines, each of the deadline dates for Landlord set forth in this Section shall be extended on a day-for-day basis until such time as Tenant meets the Tenant Deadlines), and subject to excusable delay (as provided in Section 8.4) and Tenant Delay (as defined in Appendix D), if the Lease Commencement Date does not occur by April 22, 2007, then, in addition to the proportionate abatement of the Annual Fixed Rent and additional rent, Tenant shall be entitled to: (A) one (1) additional day of free rent for each day thereafter until the earlier of June 22, 2007 or the Lease Commencement Date, and (B) if the Lease Commencement Date has not occurred prior to June 22, 2007, two (2) additional days of free rent for each day thereafter until the earlier of October 22, 2007 and the Lease Commencement Date. Notwithstanding the foregoing, in the event that Landlord has not delivered possession of the Premises on or before October 22, 2007 (“Outside Date”), subject to Tenant Delay, then Tenant shall have the right to terminate this Lease by written notice to Landlord at any time after the Outside Date and before the Lease Commencement Date (provided that if the Lease Commencement Date occurs within thirty (30) days following such notice, then Tenant’s termination right shall be deemed rescinded and this Lease shall continue as if no such termination had occurred). Except as set forth in Section 2.10 hereof, the foregoing abatement and termination rights shall be Tenant’s sole remedies in the event of a delay in the Lease Commencement Date, and no such delay shall affect any other of the obligations of Tenant.

2.4 Term. This Lease is for an Initial Term beginning on the Lease Commencement Date and ending on the Ending Date as set forth in Section 1.1, subject to extension as set forth below.

2.5 Option to Extend. Tenant shall have the right to extend the Term of this Lease for each of the five (5) Lease Year Extension Terms set forth in Section 1.1. The Tenant’s option to extend for each Extension Term shall be exercised by Tenant giving notice thereof to Landlord at least twelve (12) (but not more than eighteen (18)) months prior to the end of the applicable expiring term, time being of the essence to such exercise, so long as at the time of such notice and at the beginning of the Extension Term Tenant is not in default beyond any applicable grace and cure periods and is leasing (including any and all space then leased by Permitted Transferees and space Tenant has sublet to third parties in accordance with the terms hereof) at least fifty percent (50%) of the original Premises. All references to the Term shall mean the Initial Term as it may be extended by any Extension Term. Tenant shall have the right, in connection with the exercise of each Extension Term, to surrender a portion of the Premises provided that (a) in Tenant’s notice to Landlord exercising the extension option, Tenant identifies the portion of the Premises to be surrendered (the “Relinquished Space”) (provided that if Tenant makes a reasonable effort, in good faith, to identify the Relinquished Space in such notice, and Landlord does not agree that Tenant’s identification of the Relinquished Space complies with the requirements of this Section 2.5, then Tenant shall not lose its right to extend as provided in this paragraph, but the Relinquished Space shall be mutually agreed upon by Tenant and Landlord based upon Tenant’s initial notice and the requirements of this Section 2.5); (b) the remaining rentable area of the Premises shall at least equal 81,683 RSF; and (c) the remaining Premises, not subject to the Extension Term, shall be contiguous and re-leasable in the Landlord’s reasonable judgment. Tenant shall surrender the Relinquished Space to Landlord on or prior to the start of the Extension Term in accordance with Section 5.1.9. Each Extension Term shall be on all the terms and conditions of this Lease except that the Annual Fixed Rent shall be determined pursuant to Section 4.1.2.

2.6 Right of First Offer. During the Right of First Offer Period (as hereafter defined), provided Tenant is not in default of this Lease beyond any applicable grace and cure periods and is leasing (including any and all space then leased by Permitted Transferees and space Tenant has sublet to third parties in accordance with the terms hereof) at least fifty percent (50%) of the original Premises, Tenant shall have a “Right of First Offer” to lease any and all space (the “First Offer Space”) in the Building (other than the Premises or any portion thereof relinquished by Tenant or otherwise recaptured by Landlord) which Landlord offers to lease to any third party, other than the then existing tenant of such space or any affiliate of such tenant. Landlord will notify Tenant of its plans to lease the First Offer Space by written notice (the “First Offer Notice”), which notice shall specify the square footage of the space and its location, date of availability, rent, allowances (if any) and all other material terms and conditions which will apply to such space, provided any free rent amounts, tenant work allowances, or other similar concessions to be provided under the proposed third party lease shall be prorated to account for any amount by which the remaining Term hereunder (after considering any First Offer Extension Term) is shorter than the proposed lease term to third parties. The “Right of First Offer Period” shall mean the Term of this Lease (including any and all Extension Terms), except the Right of First Offer Period shall not include: (i) during the initial Term and the first Extension Term, if Tenant does not exercise the next applicable Extension Term available pursuant to Section 2.5, then the last twelve (12) months of the initial Term or the first Extension Term, as applicable, and (ii) during the second Extension Term, the last twelve (12) months of the Term.

The Annual Fixed Rent shall be the Fair Market Rent (as defined in Section 4.2 below) for such space. The First Offer Notice shall set forth Landlord’s proposed determination of Fair Market Rent. If Tenant exercises the Right of First Offer, Landlord and Tenant shall attempt to agree upon the Fair Market Rent using their best good faith efforts. If Landlord and Tenant fail to reach an agreement within fifteen (15) days following Tenant’s exercise of such Right of First Offer (the “Outside Agreement Date”), then Tenant shall have the right to rescind Tenant’s exercise of the Right of First Offer by written notice to Landlord. If Tenant does not elect to rescind the Right of First Offer, then each party shall make a separate determination of the Fair Market Rent, which shall be submitted to each other and to arbitration in accordance with the terms of Section 4.2 (i) through (vii). The term for any First Offer Space shall be coterminous with the Term of this Lease and shall be subject to the Option to Extend set forth in Section 2.5, provided, however, if there are less than five (5) years remaining in the then current Term of this Lease at the time that the First Offer Space is to be added to the Premises hereunder (the “First Offer Commencement Date”) then the Term of this Lease for the entire Premises and for the First Offer Space shall be extended for a period of five (5) years from the First Offer Commencement Date (the “First Offer Extension Term”) such that the Term of this Lease for the Premises and the First Offer Space shall be co-terminus and provided further that (i) during that portion of the First Offer Extension Term, which extends beyond the original Term, the Fixed Rent for the entire

Premises shall be the Fair Market Rent (as determined from the First Offer Space) and (ii) the Option to Extend set forth in Section 2.5 shall not be affected by the First Offer Extension Term such that the Tenant shall be entitled to exercise each of the Extension Terms pursuant to Section 2.5 after (and in addition to) the expiration of the First Offer Extension Term. Notwithstanding the foregoing, if Tenant exercises a Right of First Offer for First Offer Space on or before the expiration of the first Lease Year, the Fixed Rent per square foot for such First Offer Space shall be the same as the rent per square foot payable with respect to the entire Premises under this Lease, the Tenant’s Percentage Share shall be increased such that the numerator of such share includes the First Offer Space and Tenant shall receive a Tenant Improvement Allowance for such First Offer Space at the same RSF rate applicable to the entire Premises hereunder.

Tenant will notify Landlord within ten (10) business days of receipt of Landlord’s First Offer Notice if Tenant wishes to lease such space from Landlord on the terms and conditions so specified and otherwise on substantially the same terms and conditions as contained in the Lease. If Tenant notifies Landlord that it wishes to lease the First Offer Space, Landlord and Tenant shall execute a lease agreement incorporating such terms and conditions. If Tenant fails to notify Landlord within said ten (10) business day period that Tenant intends to lease such First Offer Space, Landlord shall be entitled to lease such First Offer Space to a third party at an effective rent, considering all pertinent aspects of the Landlord’s proposed terms such as concessions, allowances, broker fees and any other costs to Landlord, not lower than ninety percent (90%) of the effective rent offered to Tenant; provided, however, if after negotiations with any such third party, Landlord desires to lease such space at an effective rent lower than ninety percent (90%) of the effective rent offered to Tenant, Landlord will notify Tenant, which notice shall include all material terms and conditions of Landlord’s proposed lease to such third-party, and Tenant will notify Landlord within five (5) business days of Landlord’s notice if Tenant wishes to lease such space from Landlord on the terms and conditions so specified. If Tenant fails to notify Landlord within said five (5) business day period that Tenant intends to lease such First Offer Space, Landlord shall be entitled to lease such space to such third party on the terms and conditions set forth in Landlord’s notice to Tenant. If Landlord does not enter into such a lease for the First Offer Space with another tenant within twelve (12) months after Landlord’s original First Offer Notice to Tenant, then Tenant’s rights under this Section shall be reinstated with respect to such First Offer Space.

2.7 Right of First Refusal. In addition to, and not in substitution of the Right of First Offer set forth in Section 2.6, until such time as all of the space in the Building shall be leased to new third-party tenants (i.e., tenants who are not under lease as of the date of this Lease), provided Tenant is not in default of this Lease beyond applicable notice and cure periods and is leasing (including any and all space then leased by Permitted Transferees and space Tenant has sublet to third parties in accordance with the terms hereof) at least fifty percent (50%) of the original Premises, Tenant shall have a “Right of Refusal” to lease any and all space in the Building that has not been so leased to new third-party tenants, on the terms set forth herein. If Landlord intends to accept a bona-fide third party offer to lease any such space (“First Refusal Space”) to a third party, Landlord shall give Tenant notice of the terms and conditions of such offer (a “First Refusal Notice”). Tenant shall have ten (10) business days from receipt of a First Refusal Notice to send notice to Landlord (an “Election Notice”) indicating whether or not

Tenant desires to add such space to the Premises on the terms set forth in the First Refusal Notice. A failure timely to send an Election Notice shall be deemed an election not to add such space to the Premises and Tenant shall have no further rights with respect to such space under this Section 2.7. If Tenant properly gives an Election Notice hereunder, this Lease shall be deemed amended to add such space to the Premises on all the terms and conditions set forth in the First Refusal Notice. Tenant and Landlord agree to execute an amendment to this Lease reflecting such addition of such space to the Premises, but the failure by either party to execute such an amendment shall not affect the validity of the deemed amendment referred to above. If Tenant fails to notify Landlord within said ten (10) business day period that Tenant intends to lease such First Refusal Space, Landlord shall be entitled to lease such First Refusal Space to a third party on the terms and conditions set forth in the First Refusal Notice. If Landlord does not enter into such a lease for the First Refusal Space with another tenant within twelve (12) months after Landlord’s original first Refusal Notice to Tenant, then Tenant’s rights under this section shall be reinstated with respect to such First Refusal Space.

2.8 Temporary Space. Provided that Tenant provides written notice to Landlord of its intention to lease the Temporary Space pursuant to this Section 2.8 by not later than September 15, 2006, which notice shall include notice of the Temporary Space Tenant intends to lease, Tenant shall be entitled to use temporary office space (the “Temporary Space”) as hereafter described commencing on November 1 (or such later date as Landlord may deliver the Temporary Space to Tenant) through the earlier of (a) the date Tenant yields up the Temporary Space (provided Tenant shall provide Landlord with prior written notice of such date) or (b) the date four (4) weeks after the Lease Commencement Date. The Temporary Space shall either be: (i) the space identified as the “Richards House” Space on Appendix I, or (ii) that certain space located at 99 Hayden Avenue and more particularly shown on Appendix I-1. Tenant acknowledges that the space located at 99 Hayden Avenue and more particularly shown on Appendix I-1 is currently occupied by a third party tenant, and if Tenant designates such space as the Temporary Space in its notice and Landlord, despite its good faith efforts, is unable to deliver such space to Tenant by November 15, 2006, then Tenant shall have the option, upon written notice to Landlord by not later than November 25, 2006 (but in any event prior to delivery of the Temporary Space to Tenant) to instead use the space identified as the “Richards House” Space on Appendix I. If the Temporary Space is located in the space identified as the “Richards House” Space on Appendix I-1, Tenant shall pay a pro rata share of Landlord’s Operating Expenses and Landlord’s Taxes each related to the “Richards House”, but shall not pay any Annual Fixed Rent for the Temporary Space and in no event shall its pro rata share of Landlord’s Operating Expenses and Landlord’s Taxes exceed $20.00 per RSF during the period of its occupancy of the Temporary Space. If that certain space located at 99 Hayden Avenue and more particularly shown on Appendix I-2 becomes available and Tenant elects to use such space instead of the “Richards House” space, Tenant shall pay Annual Fixed Rent at the rate of $20.00 per RSF during the period of its occupancy of the Temporary Space, but shall not be required to pay any share of Landlord’s Operating Expenses and Landlord’s Taxes. The Temporary Space shall be delivered to Tenant in “as is”, broom clean condition and shall be yielded up by Tenant not later than four (4) weeks after the Lease Commencement Date in the same condition required under Section 5.1.9 with respect to the yield up of the Premises.

2.9 Termination Right. Tenant shall have the right to terminate the Lease (the “Termination Right”) effective as of the end of the seventh (7th) Lease year (the “Termination Date”) provided Tenant has given unconditional written notice to Landlord exercising its Termination Right on or before the last day of the sixth (6th) Lease year. Notwithstanding the foregoing provision, Tenant’s exercise of its Termination Right hereunder shall, at Landlord’s election, be void if (i) Tenant is in default hereunder past any applicable cure period at the time Tenant elects to terminate the Lease or (ii) Tenant is in default hereunder past any applicable cure period at the time the Lease would be terminated pursuant to Tenant’s election to terminate. If Tenant exercises its Termination Right hereunder, Tenant shall peaceably surrender the Premises to Landlord on or before the Termination Date in accordance with Section 5.1.9. If Tenant fails timely to surrender the Premises, the provisions of Section 5.1.10 shall apply and Tenant shall be liable for any holdover rent and damages as set forth herein. If Tenant exercises the Termination Right then upon the effective Termination Date, Tenant shall pay a surrender fee equal to the unamortized portion of all reasonable transaction costs including, but not limited to, the Tenant Improvement Allowance, the Space Planning Allowance, the Stairwell Allowance and commissions, legal fees, free rent, space planning fees, Lease Liability Payments actually paid to Tenant or its representatives (collectively “Lease Expenses”), as amortized over the Initial Term at an interest rate of nine percent (9%) calculated on a monthly basis with payments made at the beginning of the month. In addition, Tenant shall pay an amount equal to six (6) months’ Fixed Rent based on a Fixed Rent rate of $28.35 per RSF (average fixed rent over the Initial Term) plus an amount equal to six (6) months’ Additional Rent due hereunder.

2.10 Existing Lease Liability. If (a) the Commencement Date has not occurred by May 1, 2007 (the “Double Rent Date”) provided that, to the extent Tenant is late in meeting the Tenant Deadlines or to the extent of other Tenant Delay (as such term is defined Appendix D), the Double Rent Date shall be extended on a day-for-day basis until such time as Tenant meets the Tenant Deadlines and for each day of Tenant Delay), (b) Tenant is not in default hereunder past any applicable notice and cure periods, and (c) Tenant is required to pay any base rent to its existing landlord under Sections 1.1, 2.5 and 8.18 of its existing lease (the “Existing Lease”) at 100 Hayden Avenue, Lexington, Massachusetts (a copy of which is attached hereto as Appendix O) as a result of a delay in the Commencement Date beyond the Double Rent Date (and such amount of base rent is referenced to herein as “Lease Liability Payments”), then, upon written request made by Tenant to Landlord prior to the Commencement Date, which request shall include evidence of payment by Tenant of the Lease Liability Payments, Landlord shall reimburse Tenant for such payment up to a maximum amount of $150,000.00, provided that no such payments shall relate to any holdover by Tenant occurring after the Commencement Date.

2.11 Surrender Right. Tenant shall have a one-time right to surrender (“Surrender Option”) up to twenty-five percent (25%) of the rentable area of the Premises, at any time after the end of the fifth (5th) Lease year, with twelve (12) months’ prior written notice (the “Surrender Notice”) to Landlord. The Surrender Notice shall identify the portion of the Premises to be surrendered (the “Surrendered Space”) and the date (the “Surrender Date”) upon which Tenant intends to surrender the Surrender Space. If Tenant exercises this Surrender Option, then upon the Surrender Date, Tenant shall pay a surrender fee equal to the unamortized Lease Expenses (as defined in Section 2.9) with respect to the Surrendered Space, as amortized over the Initial Term at an interest rate of nine percent (9%) calculated on a monthly basis with payments made at the beginning of the month. In addition, Tenant shall pay on the Surrender Date an amount equal to four (4) months’ Fixed Rent on the Surrendered Space based on a rate of $28.35 per RSF (average fixed rent over the Initial Term) plus an amount equal to four (4) months’ Additional Rent due hereunder. Annual Fixed Rent, Tenant’s Percentage Share and the number of parking spaces available for Tenant’s use shall be reduced in proportion to the area of the Surrendered Space. The Surrendered Space shall be contiguous to the extent located on any one floor (but may be located on more than one floor) and demised to allow re-leasing in Landlord’s reasonable judgment. Tenant shall pay fifty percent (50%) of all costs of demising the Surrendered Space and the remaining Premises and fifty percent (50%) of all costs of installing or modifying the electric meter or check-meter serving the Premises to conform to the modification of the Premises. On the Surrender Date, Tenant shall vacate and surrender the Surrendered Space in the condition required under Section 5.1.9.

ARTICLE III

Landlord’s Work and Tenant Work

3.1 Landlord’s Work.

3.1.1 General. Except as otherwise provided in Section 3.1.2.1 below, the Premises are being leased without representation or warranty by Landlord and, except for Landlord’s Work as set forth in Appendix D, Landlord shall not be required to perform any work in connection with Tenant’s initial occupancy of the Premises. The cost of Landlord’s Work shall be as specified in Appendix D.

3.1.2 Landlord’s Work. Landlord shall perform Landlord’s Work (which shall mean Landlord’s Base Building Work and the Initial Tenant Improvements, as defined on Appendix D) in accordance with the provisions of Appendix D in a good and workmanlike manner and in compliance with all legal requirements.

3.1.2.1 Construction Warranties. Landlord agrees that materials and equipment furnished in the performance of Landlord’s Work will be of good quality and new, and Landlord’s Work will be free from defects not inherent in the quality required or permitted under Appendix D and not relating to the design of Landlord’s Work (and the parties agree that any work performed or materials provided in conformance with the Construction Documents shall not be considered defective or in violation of Landlord’s warranty hereunder). Any portion of Landlord’s Work not conforming to the foregoing requirements, including substitutions not properly approved and authorized, may be considered defective. Landlord’s warranty also excludes remedy for damage or defect caused by abuse, modifications not made by Landlord, improper or insufficient maintenance or improper operation. Tenant shall give written notice to Landlord, within one (1) year of Substantial Completion of Landlord’s Work (the “Warranty Expiration Date”), time being of the essence, of any portion of Landlord’s Work not conforming to the foregoing requirements, setting forth with specificity the manner in which Tenant believes that Landlord has failed to comply with its obligations under this Section. Landlord agrees that it shall, without cost to Tenant, correct any portion of Landlord’s Work which is found not to be in accordance with the requirements of the warranties set forth in this Section, unless Tenant has previously given Landlord express written acceptance of such defective condition. Landlord shall correct any such defect within a reasonable time period (which period is agreed to be thirty (30) days after receipt of notice from Tenant specifying the defective condition unless such defect cannot be remedied within such thirty-day period, in which event Landlord shall have commenced repair of such defect within thirty (30) days and thereafter diligently pursued such repair to completion). If Landlord fails to correct any such portion of Landlord’s Work within such time period, Tenant may, after notice to Landlord and at its option without waiving any other remedies Tenant may have by reason of Landlord’s failure to perform such work, correct such defective condition, and Landlord agrees to reimburse Tenant for the cost of such work withing thirty (30) days after invoice. Upon the Warranty Expiration Date, Landlord shall at Tenant’s request assign to Tenant any and all construction and manufacturers’ warranties and guarantees with respect to Landlord’s Work and, to the extent that any such warranties and guarantees are not assignable, Landlord agrees to enforce the same for the benefit of Tenant, at Tenant’s sole cost and expense, paid in advance.

3.2 Tenant Work.

3.2.1 General. “Tenant Work” shall mean all work, including demolition, improvements, additions and alterations, in or to the Premises (other than Landlord’s Work). Without limiting the generality of the foregoing, Tenant Work shall specifically include all attached carpeting, all signs visible from the exterior of the Premises, and any change in the exterior appearance of the windows in the Premises (including shades, curtains and the like). All Tenant Work shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be arranged and paid for by Tenant as provided herein. Tenant shall not effect any Tenant Work (i) which might in any manner affect any structural component of the Building (including, without limitation, exterior walls, exterior windows, core walls, roofs, or floor slabs), (ii) which might in any respect be incompatible with the electrical or mechanical components or systems of the Building, (iii) which might affect in any respect other space in the Building other than the Premises, including the exterior of the Building), (iv) which might diminish the value of the Premises for any general purpose office use, (v) or which might require any unusual expense to re-adapt the Premises for any general purpose office use, provided that, notwithstanding the foregoing, Landlord consents to the installation of a data center and network operating center in the Premises consistent with that approved as part of Tenant’s Construction Documents. In addition, with respect to any floor not occupied entirely by Tenant, Tenant shall not effect any Tenant Work consisting of improvements, additions, or alterations to the entranceway to the Premises or any adjoining elevator lobby, corridor, or common area; and with respect to floors entirely occupied by Tenant, any such work will be in compliance with this Article III.

3.2.2 Construction Documents. No Tenant Work shall be effected except in accordance with complete, consistent, final construction drawings and specifications (“Construction Documents”) approved in advance by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed. The Construction Documents shall be prepared by an architect (“Tenant’s Architect”) experienced in the construction of tenant space improvements in buildings in the greater Boston area and approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall be solely responsible for the liabilities of and expenses of all architectural and engineering services relating to Tenant Work and for the adequacy, accuracy, and completeness of the Construction Documents approved by Landlord, even if Tenant’s Architect has been otherwise engaged by Landlord in connection with the Building. The Construction Documents shall set forth in detail the requirements for construction of the Tenant Work (including all architectural, mechanical, electrical and structural drawings and detailed specifications), shall be fully coordinated with one another and with field conditions as they exist in the Premises and elsewhere in the Building, and shall show all work necessary to complete the Tenant Work including all cutting, fitting, and patching and all connections to the mechanical and electrical systems and components of the Building. All Construction Documents submitted to Landlord for approval shall (i) comply with all applicable laws, regulations, building codes, and the highest design standards, (ii) not in any manner affect any structural component of the Building (including, without limitation, exterior walls, exterior windows, core walls, roofs or floor slabs), (iii) be in all respects compatible with the electrical and mechanical components and systems of the building, (iv) not affect any space in the Building other than the Premises (including the exterior of the Building), (v) conform to floor loading limits, (vi) and with respect to all materials, equipment and special designs, processes, or products, not infringe on any patent or other proprietary rights of others. Landlord’s approval of Construction Documents shall only signify Landlord’s consent to the Tenant Work shown thereon and shall not result in any responsibility of Landlord concerning compliance of the Tenant Work with laws, regulations, or codes, coordination of any aspect of the Tenant Work with any other aspect of the Tenant Work or any component or system of the Building, or the feasibility of constructing the Tenant Work without damage or harm to the Building, all of which shall be the sole responsibility of Tenant.

Notwithstanding the foregoing, Tenant may make alterations to the Premises without Landlord’s consent and without the need for Construction Documents, provided that (i) such alterations involve only non-structural work to the Premises (such as replacement of floor coverings or fixtures), (ii) the cost of such work shall not exceed, in the aggregate, $100,000.00 (unless the alterations are limited to cosmetic work, such as paint, wallpaper or replacement of floor coverings, which shall not be subject to any monetary cap), (iii) such work shall not affect the roof, Building structure or Building systems, or any Common Area, (iv) such work shall not include any non-standard office alterations or any changes for replacement of window coverings, (v) Tenant shall otherwise comply with this Article III with respect to the performance of any such alterations, including without limitation, the obligation to obtain all necessary permits, and (vi) Tenant shall provide Landlord with at least thirty (30) days’ notice of all alterations (including the nature of such alterations) requiring Landlord’s consent, and at lease ten (10) days’ notice of alterations (including the nature of such alterations) where Landlord’s consent is not required.

3.2.3 Performance of Tenant Work. The identity of any person or entity (including any employee or agent of Tenant) performing any Tenant Work (“Tenant Contractor”) shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Once any Tenant Contractor has been approved, then the same may thereafter be used by Tenant until Landlord notifies Tenant that such Tenant Contractor is no longer approved. Tenant shall procure all necessary governmental permits, licenses and approvals before undertaking any Tenant Work. Tenant shall perform all Tenant Work at Tenant’s risk in compliance with all applicable laws, codes and regulations and in a good and workmanlike manner employing new materials of good quality and producing a result at least equal in quality to the other parts of the Premises. When any Tenant Work is in progress, Tenant shall cause to be maintained (i) insurance as described in the Tenant Work Insurance Schedule attached hereto as Appendix C and such other insurance as may be reasonably required by Landlord covering any additional hazards due to such Work, and (ii) if such work, when taken together with any related Tenant Work, will cost in excess of $100,000.00, a statutory lien bond pursuant to M.G.L. c.254, §12 or any successor statute (or such other protection of Landlord’s interest in the Building against liens as Landlord may reasonably require), in each case for the benefit of Landlord. It shall be a condition of Landlord’s approval of any Tenant Work that certificates of such insurance and a lien bond in recordable form, both issued by responsible insurance companies qualified to do business in Massachusetts and reasonably approved by Landlord, shall have been deposited with Landlord, that Tenant has provided Tenant’s certification of the insurable value of the work in question for casualty insurance purposes, and that all of the other conditions of the Lease have been satisfied. Tenant shall reimburse Landlord’s reasonable out-of-pocket costs of reviewing proposed Tenant Work and inspecting installation of the same, provided such costs are not in excess of three percent (3%) of the cost of the project. At all times while performing Tenant Work, Tenant shall require any Tenant Contractor to comply with all applicable laws, regulations, permits and policies relating to such work of the Town of Lexington. In performing Tenant Work, each Tenant Contractor shall comply with Landlord’s requirements relating to the time and methods for such work, use of delivery elevators and other Building facilities (and shall use freight elevators only, and not passenger elevators); and each Tenant Contractor shall not interfere or disrupt any other tenant or other person using the Building. Each Tenant Contractor shall in all events work on the Premises without causing labor disharmony, coordination difficulties, or delay or impair any guaranties, warranties or obligations of any contractors of Landlord. If any Tenant Contractor uses any Building services or facilities, such Contractor, jointly and severally with Tenant, shall agree to reimburse Landlord for the cost thereof based on Landlord’s schedule of charges established from time to time (and if no such charges have been established, then based on Landlord’s reasonable charge established at the time). Each Tenant Contractor shall, by entry into the Building, be deemed to have agreed to indemnify and hold the Indemnitees harmless from any claim, loss or expense arising in whole or in part out of any act or neglect committed by such person while in the Building, to the same extent as Tenant has so agreed in this Lease, the indemnities of Tenant and Tenant Contractor to be joint and several.

3.2.4 Payment for Tenant Work. Tenant shall pay the cost of all Tenant Work, as and when due, so that the Premises shall always be free of liens for labor or materials. If any mechanic’s lien (which term shall include all similar liens relating to the furnishing of labor and materials) is filed against the Premises or the Building or any part thereof which is claimed to be attributable to Tenant, its agents, employees or contractors, Tenant shall promptly discharge the same by payment or filing any necessary bond within ten (10) days after Tenant has notice (from any source) of such mechanic’s lien. Notwithstanding the foregoing, if Tenant shall, in good faith, dispute the validity of any invoice for payment of any portion of the Tenant Work, Tenant shall be entitled to contest any such invoice and to withhold payment thereof pending resolution of any dispute so long as Tenant shall keep the Premises free of liens for labor and materials (provided such period of pendency shall not exceed sixty (60) days [unless Tenant shall file any necessary bond within such period, in which event such period of pendency shall be without limit] and shall not extend beyond the expiration or termination of this Lease).

ARTICLE IV

Rent

4.1 Annual Fixed Rent - Initial Term. Annual Fixed Rent during the Initial Term of this Lease shall be the amount per annum set forth in Section 1.1.

4.2 Annual Fixed Rent - Extension Term. If the Term is extended for the Extension Term, then Annual Fixed Rent will be as set forth in Section 1.1 and as follows:

The annual Fixed Rent for each Extension Term shall be the greater of (a) ninety-five percent (95%) of the annual Fair Market Rent of the Premises as of the commencement of the Extension Term, or (b) the rate of annual Fixed Rent in effect during the last twelve (12) months of the previous Term, as applicable.

The term “Fair Market Rent” for purposes of this Lease shall mean the annual amount per rentable square foot that a willing tenant would pay, and a willing landlord of the Building or a comparable office building in Lexington or Waltham would accept, at arms length, giving appropriate consideration to annual rental rates per rentable square foot, concessions to tenants such as abatement provisions reflecting free rent and improvement allowances (if any), brokerage commissions (if any) and the length of the lease term.

If Tenant exercises the extension option, Landlord and Tenant shall attempt to agree upon the Fair Market Rental using their best good-faith efforts. If Landlord and Tenant fail to reach an agreement within fifteen (15) days following Tenant’s exercise of such extension option (the “Outside Agreement Date”), then Tenant shall have the right to rescind Tenant’s exercise of the extension option by written notice to Landlord by not later than the last day of such fifteen-day period, time being of the essence, in which event the Lease shall terminate upon the end of the then current Term. If Tenant does not elect to rescind the extension option, then each party shall make a separate determination of the Fair Market Rental which shall be submitted to each other and to arbitration in accordance with the following items (i) through (vii):

(i) Landlord and Tenant shall each appoint, by not later than the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable properties in the Lexington and Waltham area, and who has been active in such field over the last five (5) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Market Rental is the closest to the actual Fair Market Rental as determined by the arbitrators.

(ii) The two arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.

(iii) The three arbitrators shall within ten (10) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Fair Market Rent, and shall notify Landlord and Tenant thereof.

(iv) The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

(v) If either Landlord or Tenant fails to appoint an arbitrator within ten (10) business days after the applicable Outside Agreement Date, then the other party may request the American Arbitration Association, Boston office, to designate such arbitrator.

(vi) If the two arbitrators fail to agree upon and appoint a third arbitrator, then either party may request the American Arbitration Association, Boston office, to designate such arbitrator.

(vii) Landlord shall pay for Landlord’s arbitrator, Tenant shall pay for Tenant’s arbitrator, and the cost of the third arbitrator shall be paid by Landlord and Tenant equally.

4.3 Annual Fixed Rent – First Offer Extension Term. If the Term is extended for the First Offer Extension Term, then Annual Fixed Rent will be as set forth in Section 2.6.

4.4 Method of Payment. Tenant covenants and agrees to pay the Annual Fixed Rent to Landlord in advance in equal monthly installments (or in the appropriate monthly installments for monthly periods during any Lease year, if and as referred to in Section 1.1) on the first day of each calendar month during the Term beginning on the Lease Commencement Date. “Lease year” shall mean the twelve (12) month period following the Lease Commencement Date (unless the Lease Commencement Date is other than the first day of a month, in which case “Lease year” shall mean the twelve (12) month period following the initial partial month). Tenant shall make ratable payment of Annual Fixed Rent for any portion of a Lease year (or month) in which the same accrues, all payments of Annual Fixed Rent and additional rent and other sums due hereunder to be paid in current U.S. exchange at the Original Address of Landlord or such other place as Landlord may by notice in writing to Tenant from time to time direct (or if requested by Landlord in the case of Annual Fixed Rent, by electronic fund transfer), without demand and without set-off or deduction except as expressly permitted in this Lease.

Without limiting the generality of the foregoing, Tenant’s obligation so to pay shall not be discharged or otherwise affected by reason of the application of any law or regulation now or hereafter applicable to the Premises, or any other restriction of or interference with the use thereof by Tenant, or (except as and to the extent expressly provided herein) any damage to or destruction of the Premises by casualty or taking, or on account of any failure by Landlord to perform hereunder or otherwise, or due to any other occurrence; nor (except as expressly provided herein) shall Tenant ever be entitled and Tenant hereby waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent. Tenant shall, however, have and maintain, subject to the provisions hereof, the right to seek and obtain from time to time judgments for direct money damages occasioned by Landlord’s breach of the covenants of this Lease.

4.5 Additional Rent - Landlord’s Taxes and Landlord’s Operating Expenses. Tenant covenants and agrees to pay to Landlord, as additional rent, Tenant’s Percentage Share of the excess of (x) the sum of Landlord’s Taxes (hereafter defined) for each calendar year, or ratable portion thereof, included in the Term plus Landlord’s Operating Expenses (hereinafter defined) for each calendar year, or ratable portion thereof, included in the Term over (y) Base Operating and Tax Charges, such excess to be payable in monthly installments on the first day of each month in amounts reasonably estimated from time to time by Landlord and with a final payment adjustment between the parties within thirty (30) days after Landlord provides Tenant a statement of Landlord’s Operating Expenses and Landlord’s Taxes for the most recent calendar year. Notwithstanding the foregoing provision of this Section 4.3.1, Controllable Operating Expenses in any calendar year during the Term shall not exceed the Controllable Operating Expenses for 2007 escalated at the rate of five percent (5%) per year, on a cumulative basis, through the calendar year in question. “Controllable Operating Expenses” shall mean the expenses described on Appendix P, attached hereto.

4.6 Landlord’s Taxes - Definition. “Landlord’s Taxes” shall mean all taxes, assessments, betterments, excises, user fees and all other governmental charges and fees of any kind or nature, or impositions or agreed payments in lieu thereof or voluntary payments made in connection with the provision of governmental services or improvements of benefit to, and imposed upon and allocable to, the Building, and all penalties and interest thereon (only if due to Tenant’s failure to make timely payments on account of Landlord’s taxes), assessed or imposed against the Premises or the property of which the Premises are a part (including without limitation any personal property taxes levied on such property or on fixtures or equipment used in connection therewith), or upon Landlord by virtue of its ownership thereof (“Landlord’s Taxes”). Notwithstanding anything to the contrary contained in this Lease, the following shall be excluded from Landlord’s Taxes and shall be paid solely by Landlord: inheritance, estate, succession, transfer, gift, franchise, or capital stock tax, or any income taxes arising out of or related to ownership and operation of income-producing real estate, and any linkage payments or other governmental impositions required as a result of any development or improvements constructed by Landlord. If during the Term the present system of ad valorem taxation of property shall be changed so that, in lieu of or in addition to the whole or any part of such ad valorem tax there shall be assessed, levied or imposed on such property or Premises or on Landlord any kind or nature of federal, state, county, municipal or other governmental capital levy, income, sales, franchise, excise or similar tax, assessment, levy, charge or fee (as distinct from the federal and state income tax in effect on the Lease Commencement Date) measured by or based in whole or in part upon Building valuation, mortgage valuation, rents or any other incidents, benefits or measures of real property or real property operations, then any and all of such taxes, assessments, levies, charges and fees shall be included within the term Landlord’s Taxes.

Landlord’s Taxes shall mean such amounts as shall be finally determined after deducting abatements, rebates or refunds, if any, less the costs and expenses of obtaining the same. For the purposes of determining payments due from Tenant to Landlord, Landlord’s Taxes shall be deemed to be the Taxes assessed for each calendar year until such time as an abatement, rebate or refund shall be made for such tax year, and if any such abatement, rebate or refund shall be made for any tax year, an appropriate adjustment or refund shall be made within thirty (30) days of receipt of the same by Landlord in the amount due from or paid by Tenant to Landlord on account of such Taxes dependent upon the amount of such abatement, rebate or refund less the cost and expense of obtaining the same. Landlord’s obligations pursuant to this Section 4.3.2 to rebate, refund or otherwise adjust any payment by Tenant of Additional Rent shall survive the expiration or earlier termination of this Lease.

Tenant may request that Landlord contest, through available legal remedies, the validity or the amount of the assessed valuation of the Building or Landlord’s Taxes. In the event Landlord shall decline so to contest, it shall promptly notify Tenant of its decisions not to contest and, if Tenant leases (including any and all space then leased by Permitted Transferees and space Tenant has sublet to third parties in accordance with the terms hereof) at least fifty percent (50%) of the Building and wishes to contest the Landlord’s Taxes, Tenant is authorized on behalf of Landlord, at Tenant’s expense, to contest the validity or the amount of any such assessed valuation or Taxes provided that Tenant shall first submit to Landlord, for approval, all filings or applications in connection therewith, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall cooperate with Tenant, and, if necessary, join with Tenant in such contest or proceedings at no out-of-pocket cost to Landlord and shall supply to Tenant, upon request, such information and supporting documents as may be reasonably requested by Tenant. In the event Tenant brings an action or proceeding to reduce Landlord’s Taxes, Tenant shall be reimbursed for its costs of bringing such action or proceeding from any refund or rebate of Landlord’s Taxes obtained by Tenant by an amount calculated by subtracting the product of Tenant’s proportionate share and the reasonable and actual out-of-pocket costs incurred by Tenant in bringing such action or proceeding (the “Contest Costs”) from the total amount of the Contest Costs.

4.7 Operating Expenses - Definition. “Operating Expenses” means all costs paid or incurred in servicing, operating, managing, maintaining, and repairing the Building and the land, facilities and appurtenances thereto, including without limitation the costs of the following: (i) supplies, materials and total wage and labor costs and all costs and expenses of independent contractors paid or incurred on account of all persons engaged in the operation, maintenance, security, cleaning and repair of the Building and the land, facilities and appurtenances thereto, including social security, unemployment compensation, pension, vacation, sick pay and other so-called “fringe benefits”; (ii) services furnished generally to tenants of the Building by Landlord; (iii) utilities consumed and expenses incurred in the operation of the Building and the land, facilities and appurtenances thereto; (iv) casualty, liability, workmen’s compensation and all other insurance expenses (and the amount of any deductible in the event of an insured loss), all insurance to be in such amounts and insuring against such risks as Landlord may, in its reasonable discretion from time to time decide; (v) snow removal, planting, landscaping, grounds and parking operation, maintenance and repair expenses; (vi) management fees which do not exceed those customarily paid with respect to buildings in the area which are similar to the

Building, but in no event greater than three percent (3%) of gross receivable rents for the Building and fees for required licenses or permits; (vii) rental or reasonable depreciation of equipment used in the operation of the Building and the land, facilities and appurtenances thereto, and personal property taxes assessed upon such equipment; (viii) expenses of periodic testing to assure that the Premises and surrounding land are free of hazardous materials, agents or substances, and to assure compliance with codes, regulations and laws; (ix) except as provided in clause (xx) below, all costs relating to the Building fitness center, provided that Tenant has approved the initial budget for such costs in accordance with the terms of Section 5.2.1.8 of this Lease and shall approve all new categories of costs thereafter added to the budget (and Landlord shall not be required to seek Tenant’s approval of price increases relating to previously approved categories of costs), (x) operating deficits incurred in the operation of the Building cafeteria (except as provided below), (xi) the cost of capital improvements (A) required by Legal Requirements enacted after the Lease Commencement Date, or (B) reasonably projected to reduce Operating Expenses, and (xii) the cost of remediation of minor releases of hazardous materials such as, for example, gas or oil spills in parking areas (“Minor Substances”) to the extent such costs are less than $10,000 per instance. For purposes of the preceding clause (xi), the cost of such capital improvements shall be amortized over their reasonable useful life in accordance with generally accepted accounting principals, together with interest at the rate then being charged by institutional first mortgagees for new permanent first mortgage loans on buildings in the area which are similar to the Building). Costs and expenses referred to in this Section shall be ascertained in accordance with generally accepted accounting principles, and allocated to appropriate fiscal periods on the accrual method of accounting. All assessments and premiums which are not specifically charged to Tenant because of what Tenant has done shall be paid by Landlord in the maximum number of installments permitted by law and shall not be included as Operating Expenses except in the year in which the assessment or premium installment is actually paid (including all interest charges relating thereto).

Notwithstanding anything to the contrary set forth in this Lease, Operating Expenses shall not include the following:

(i)	any ground or underlying lease rental;

(ii)	bad debt expenses and interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Building or the land;

(iii)	costs which may be considered capital improvements, capital repairs, capital changes or any other capital costs as determined under generally accepted accounting principles except for costs specified in clause (xi) above;

(iv)	costs incurred by Landlord to the extent that Landlord is reimbursed by insurance proceeds or is otherwise reimbursed;

(v)	depreciation, amortization and interest payments, except on equipment, materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;

(vi)	advertising or promotional expenditures;

(vii)	marketing costs, including leasing commissions, attorneys’ fees (in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

(viii)	costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or other occupants’ improvements or incurred in renovating or otherwise improving, decorating, painting or redecorating tenant space for other tenants or other occupants of the Building;

(ix)	expenses in connection with services or other benefits which are not available to Tenant or for which Tenant is charged for directly;

(x)	salaries and other benefits paid to the employees of Landlord above the grade of Building manager;

(xi)	amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceed the arms-length costs of such goods and/or services rendered;

(xii)	costs for sculpture, paintings or other objects of fine art (as distinguished from mere decorations);

(xiii)	costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants;

(xiv)	costs incurred due to the violation by Landlord of its obligations under this Lease or due to the negligence or willful misconduct of Landlord or its agents, employees or contractors;

(xv)	rent for any office space occupied by Building management personnel to the extent the size or rental rate for of such office space exceeds the size or fair market rental value of office space occupied by management personnel of comparable buildings in the vicinity of the Building;

(xvi)	costs arising from Landlord’s charitable or political contributions;

(xvii)	costs and expenses incurred in connection with the Common Area Work;

(xviii)	costs incurred in connection with upgrading the Building to comply with laws, rules regulations and codes in effect prior to the Commencement Date;

(xix)	costs and expenses incurred in connection with updating and modernizing the cafeteria and fitness room as contemplated in Section 2.2 hereof; and

(xx)	operating deficits for the cafeteria as long as VistaPrint employs at least 425 employees working full time at the Premises (provided that Tenant shall provide Landlord with notice each and every time the number of its employees either drop below 425 or increase to equal (or be above) 425).

4.8 Gross-Up of Operating Expenses and Taxes. If at any time during the Term, Landlord provides services only with respect to portions of the Building which do not include the Premises or incurs other Operating Expenses allocable to portions of the Building which include the Premises, then such Operating Expenses shall be charged entirely to those tenants, including or excluding Tenant, of such portions, notwithstanding the provisions hereof referring to Tenant’s Percentage Share. If, during any period for which Operating Expenses are being computed, less than all of the Building is occupied by tenants, or if Landlord is not supplying all tenants with the services being supplied hereunder, Landlord’s Base Operating Expenses and Base Taxes and Landlord’s Operating Expenses and Landlord’s Taxes for any applicable year shall be reasonably estimated and extrapolated by Landlord to determine Landlord’s Operating Expenses and Landlord’s Taxes that would have been incurred if the Building were fully occupied for such year and such services were being supplied to all tenants, and such estimated and extrapolated amount shall be deemed to be Operating Expenses and Landlord’s Taxes for such period.

4.9 Audit. Landlord shall keep, in the Landlord’s office or another location located within a thirty (30) mile radius of the Building, complete books and records regarding Operating Expenses. All records shall be retained for at least three (3) years. At the request of Tenant at any time within one hundred twenty (120) days after Landlord delivers Landlord’s Operating Expense statement to Tenant, Tenant (at Tenant’s expense) shall have the right to examine Landlord’s books and records applicable to Landlord’s Operating Expenses. Landlord shall reimburse Tenant for the cost of such audit if such audit reveals a discrepancy of more than five percent (5%) in Landlord’s Operating Expenses. Such right to examine the records shall be exercisable: (i) upon reasonable advance notice to Landlord and at reasonable times during Landlord’s business hours; (ii) only during the 180-day period following Tenant’s receipt of

Landlord’s Operating Expense statement for the applicable calendar year; and (iii) not more than once each calendar year. Tenant’s auditing firm shall not be compensated on a contingent fee basis. Notwithstanding the foregoing, Tenant’s request to audit Landlord’s books and records shall not extend the time within which Tenant is obligated to pay the amounts shown on Landlord’s Operating Expense statement, and Tenant may not make the request to audit Landlord’s books and records at any time Tenant is in default of such payments or otherwise in default beyond applicable notice and cure periods under this Lease. As a condition precedent to performing any such examination of Landlord’s books and records, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement in form reasonably acceptable to Landlord agreeing to keep confidential any information that they discover about Landlord or the Building in connection with such examination. Notwithstanding any prior approval of any examiners by Landlord, Landlord shall have the right to rescind such approval at any time if in Landlord’s reasonable judgment the examiners have breached any confidentiality undertaking to Landlord or cannot provide acceptable assurances and procedures to maintain confidentiality. Unless Landlord disputes the findings of Tenant’s audit (in which event the provisions of Article XI shall apply), if such audit reveals that Tenant’s Percentage Share of any Operating Expenses or Taxes has been overstated, then Landlord shall refund the overpayment within thirty (30) days plus interest at the Default Rate (as defined in Section 7.7).

ARTICLE V

Additional Covenants

5.1 Tenant’s Covenants. Tenant covenants that at all times during the Term and such further time as Tenant (or persons claiming by, through or under it) occupies the Premises or any part thereof, it shall perform and observe the following conditions, all at its sole cost and expense:

5.1.1 Utilities and Services. Except for payment by Tenant directly to Landlord for electricity for Tenant’s use in connection with lights, plugs and computer room cooling in the Premises, Tenant shall have no obligation to pay for gas, water, sewer, electricity, and other energy, utilities (other than overtime HVAC) and common services used or consumed on the Premises during the Term, all of which costs shall be included in Operating Expenses. Landlord, at Landlord’s cost, shall install a separate meter or check meters to measure the electricity consumed by Tenant for lights, plugs and computer room cooling in the Premises. Tenant shall be obligated to pay the cost of such electricity as consumed by Tenant in the Premises to Landlord on a monthly basis based on actual electrical consumption by Tenant as computed and billed by the electricity utility provider for the Building. It is understood and agreed that except as may be expressly provided elsewhere in this Lease, Landlord shall not be liable for (nor suffer any reduction in any rent on account of) any interruption or failure in the supply of such utilities. Tenant agrees Building temperatures shall never exceed 80° F or fall below 60° F.

If Tenant shall require heat or air conditioning services beyond Normal Business Hours (as defined below), Landlord shall furnish such service during such times upon advance notice from Tenant received by 2:30 p.m. of the business day for which overtime service is desired or by 2:30 p.m. of the business day prior to the non-business day on which such service is requested and Tenant shall pay to Landlord within thirty (30) days after Landlord’s demand therefor, ad Additional Rent hereunder, Landlord’s then established reasonable charges for providing such service. “Normal Business Hours” shall mean Monday through Friday, 8:00 a.m. to 6:00 p.m., and Saturday, 8:00 a.m. to 1:00 p.m., except for holidays commonly recognized in eastern Massachusetts.

5.1.2 Maintenance. To the extent not required to be maintained by Landlord pursuant to Section 5.2.1 below, Tenant shall maintain, repair and replace the Premises in first-class order, repair and condition, reasonable wear and tear, and damage by casualty and taking (to the extent provided in Article VI only) excepted. Without limiting the generality of the foregoing, Tenant shall keep all interior walls, floor surfaces and coverings, interior glass, interior windows, doors, partitions, all fixtures and equipment, utilities, pipes and drains and other installations which are located within and exclusively serve the Premises and all cabling associated with the Premises in such good order, repair and condition.

5.1.3 Use and Compliance with Law. Tenant shall use the Premises only for the Permitted Uses set forth in Section 1.1, and then only as permitted under laws, regulations and orders applicable from time to time, including without limitation municipal by-laws, land use and environmental laws and regulations, and shall procure all approvals, licenses and permits necessary therefor, in each case giving Landlord true and complete copies of the same and all applications therefor. Tenant shall promptly comply with all present and future laws applicable to Tenant’s use of the Premises or Tenant’s signs thereon, foreseen or unforeseen, and shall keep the Premises equipped with adequate safety appliances and comply with all requirements reasonable in light of the use Tenant is making of the Premises of insurance inspection or rating bureaus having jurisdiction. If Tenant’s particular use of the Premises results in any increase in the premium for any insurance carried by Landlord, then upon Landlord’s notice to Tenant of such increase Tenant shall pay the same to Landlord upon demand as additional rent. Tenant shall, in any event, indemnify and save Landlord harmless from all loss, claim, damage, cost or expense (including reasonable attorneys’ fees of counsel of Landlord’s choice against whom Tenant makes no reasonable objection) on account of Tenant’s failure so to comply with the obligations of this Section (paying the same to Landlord upon demand as additional rent). Except as otherwise expressly provided herein, Tenant shall bear the sole risk of all present or future laws affecting the Premises or appurtenances thereto, and Landlord shall not be liable for (nor suffer any reduction in any rent on account of) any interruption, impairment or prohibition affecting the Premises or Tenant’s use thereof resulting from the enforcement of laws. Tenant shall conform to all reasonable rules and regulations from time to time promulgated by Landlord for the operation, care and use of the common areas of the Building and appurtenant improvements and areas in which Tenant is granted rights of use by the terms of this Lease, including without limitation the rules and regulations attached hereto as Appendix F. Notwithstanding the foregoing or any other provision of this Lease, however, Tenant shall not be responsible for compliance with any such laws, regulations, or the like requiring (a) any structural repairs or modifications; (b) any repairs or modification of any condition existing in the Premises or the Building prior to the Lease Commencement Date; (c) repairs or modifications to any utility or any building service equipment; or (d) installation of new building service equipment, such as fire detection or suppression equipment, unless such repairs, modifications, or installations shall (i) be due to Tenant’s particular manner of use of the Premises (as opposed to office use generally), (ii) be as a result of Tenant Work or Tenant Improvements (as defined on Appendix D), or (iii) be due to the negligence or willful misconduct of Tenant or any agent, employee, invitee or contractor of Tenant.

5.1.4 Liens and Encumbrances. Tenant shall not create or suffer, shall keep Landlord’s property, the Premises and Tenant’s leasehold free of, and shall promptly remove and discharge or (in form reasonably acceptable to Landlord) bond, any lien, notice of contract, charge, security interest, mortgage or other encumbrance which arises for any reason, voluntarily or involuntarily, as a result of any act or omission by Tenant or persons claiming by, through or under Tenant, or any of their agents, employees or independent contractors, including without limitation liens which arise by reason of labor or materials furnished or claimed to have been furnished to Tenant or for the Premises.

5.1.5 Indemnity. Tenant shall assume exclusive control of all areas of the Premises, including all improvements, utilities, facilities and installations now or hereafter thereon, and all liabilities, including without limitation tort liabilities, incident thereto; and Tenant shall indemnify, save harmless and defend Landlord its partners, mortgagees, agents, employees, independent contractors, invitees and other persons acting under Landlord (collectively “Indemnitees”) from all liability, claim or cost (including reasonable attorneys’ fees of counsel of an Indemnitee’s choice against whom Tenant makes no reasonable objection) arising directly or indirectly, in whole or in part, out of any accident, injury, loss, theft or damage (except if such is due solely and directly to the negligence or willful misconduct of Landlord or its agents, employees or contractors) to any person or property while on or about the Premises, or in transit thereto or therefrom, or out of any condition within the Premises, or arising out of any breach of any Lease covenant, or from any act or omission of Tenant or persons claiming by, through or under Tenant, or any of their agents, employees, independent contractors, or invitees (paying the same to Landlord upon demand as additional rent), provided, however, in no event shall Tenant be obligated under this Section 5.1.5 to indemnify or save harmless Landlord to the extent of the negligence or willful misconduct of Landlord or Landlord’s directors, officers, agents, contractors or employees. The provisions of this Section shall survive the Term of this Lease.

5.1.6 Landlord’s Right to Enter. Landlord and its agents or employees may upon reasonable notice enter the Premises during business hours (and in case of emergency at any time) for the purpose of performing repairs or replacements, or exercising any of the rights reserved to Landlord herein, or securing or protecting Landlord’s property or the Premises, and similarly upon reasonable notice may show the Premises to prospective purchasers and lenders, and during the last twelve (12) months of the Term to prospective tenants, and may keep affixed in suitable places notices for letting and selling. Except in case of emergency, Landlord shall be subject in entering the Premises to reasonable security conditions, if any, set forth by Tenant in writing to Landlord.

5.1.7 Personal Property at Tenant’s Risk. All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description which, during the occupancy of the Premises by Tenant (or persons claiming by, through or under Tenant) may be on the Premises or elsewhere on Landlord’s property, shall be at the sole risk and hazard of

Tenant. Except to the extent such damage is caused by Landlord or its agents, contractors or employees, Landlord shall not be liable for, and Tenant expressly waives all claims against Landlord, its agents and employees, for damage to person or property sustained by Tenant, or any person claiming by, through or under Tenant, resulting from any accident or occurrence in or on the Premises or the property of which the Premises are a part, including but not limited to, claims for damage resulting from water, wind, ice, steam, explosion or otherwise, or from the rising of water or the leakage or bursting of water pipes, steam pipes, gas pipes, the sprinkler system or other pipes, or from theft, vandalism, lack of repair, defect, structural or non-structural failure, or from any other cause whatsoever, and except only to the extent provided above in this Section, no part of said loss or damage shall be charged to or borne by Landlord or Landlord’s agents or employees.

5.1.8 Overloading, Nuisance, Etc. Tenant shall not injure, overload, deface, damage or otherwise harm Landlord’s property, the Premises or any part or component thereof; commit any nuisance; permit the emission of any hazardous agents or substances; allow the release or other escape of any biologically or chemically active or other hazardous substances or materials so as to impregnate, impair or in any manner affect, even temporarily, any element or part of Landlord’s property or the Premises, or allow the storage or use of such substances or materials in any manner not sanctioned by law nor shall Tenant bring onto the Premises any such materials or substances except to use in the ordinary course of Tenant’s business, and then only in full compliance with all applicable laws and regulations; permit the occurrence of objectionable noise or odors; or make, allow or suffer any waste whatsoever to Landlord’s property or the Premises. Upon request, Tenant shall provide Landlord with a written list of any such materials or substances used in the ordinary course of Tenant’s business on the Premises (other than ordinary office and cleaning supplies used by Tenant in ordinary amounts for first-class business offices). A list of all such substances and materials, if any, used by Tenant in the business it contemplates operating on the Premises, as of the date hereof, is attached hereto as Appendix B. Landlord may inspect the Premises from time to time, and Tenant will cooperate with such inspections. Without limitation, hazardous substances shall include such substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq. and the regulations adopted thereunder, and hazardous materials shall include such materials described in the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; in the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. Chapter 21C, and the Massachusetts Oil and Hazardous Material Release Prevention Act, as amended, M.G.L. Chapter 21E, and the regulations adopted under these acts. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s reasonable request concerning Tenant’s best knowledge and belief regarding the presence or absence of hazardous materials on the Premises or land pertaining thereto. In all events, Tenant shall indemnify Landlord and mortgagees in the manner elsewhere provided from any release of hazardous materials released by Tenant or its agents, contractors, employees or invitees on the Premises or the Building occurring while Tenant is in possession.

5.1.9 Yield Up. Tenant shall be the owner of all of the Initial Tenant Improvements (as defined on Appendix D) and Tenant’s Work from time to time constructed, installed, or otherwise placed on the Premises (collectively, the “TI Work”). All articles of personal property and all business and trade fixtures, machinery and equipment, owned by

Tenant or installed by Tenant in the Premises including, without limitation, furniture, furnishings and movable partitions, all signs and signage, cabinetry, computers and data processing machinery, telecommunication or electrical conduits, switches or wiring, cabling, business machines and equipment, and communications equipment (collectively, “Tenant’s Property”) shall remain the property of Tenant, and may be removed by Tenant at any time during the Term. At the expiration or earlier termination of this Lease, Tenant (and all persons claiming by, through or under it) shall, without the necessity of any notice, surrender the Premises (including all TI Work and all replacements thereof [except such TI Work as has been identified for removal by Landlord in a Landlord Removal Notice, as hereafter defined], which shall be removed by Tenant and the portion of the Premises which was subject of such TI Work shall be restored to their pre-existing condition) and all keys to the Premises, remove all Tenant’s Property and all Tenant’s signs wherever located, in each case repairing damage to the Premises which results in the course of such removal (including the filling of all floor holes, the removal of all disconnected wiring back to junction boxes and the replacement of all damaged ceiling tiles), provided that, notwithstanding the foregoing (a) with respect to the Initial Tenant Improvements only, Tenant shall not be required to remove (i) any of the Initial Tenant Improvements except for any non-standard office improvements that Landlord identifies in a Landlord Removal Notice (non-standard office improvements include, for example, for purposes of illustration only, internal staircases [except as provided in clause (ii)], other alterations requiring penetrations in the floors or ceilings and raised floors), or (ii) the two (2) internal staircases to be constructed by Landlord as part of Tenant’s Improvements, and (b) with respect to all other TI Work, prior to the installation of any such TI Work in connection with Landlord’s review and approval of the plans for such TI Work, Landlord will provide Tenant with notice of improvements that it requires removed at the time of Landlord’s approval of Tenant’s plans (a “Landlord Removal Notice”). Tenant shall yield up the Premises broom-clean and in good order, repair and condition, reasonable wear and tear and damage by casualty and taking (to the extent provided in Article VI only) excepted. Any property not so removed within thirty (30) days after the expiration or termination of the Lease shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine, and Tenant shall pay to Landlord the reasonable cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs to the Premises.

5.1.10 Holding Over. If Tenant (or anyone claiming by, through or under Tenant) shall remain in possession of the Premises or any part thereof after the expiration or earlier termination of this Lease with respect to any portion of the Premises without any agreement in writing executed with Landlord, the person remaining in possession shall be deemed a tenant at sufferance, Tenant shall thereafter pay for its monthly use and occupancy at one hundred fifty percent (150%) of the rate of monthly Fixed Rent and additional rent payable during the twelve (12) month period immediately preceding such expiration or termination and with all covenants of Tenant in force as otherwise herein provided, and Tenant shall be liable to Landlord for all direct damages if Tenant holds over for more than three (3) months provided in no event shall Tenant be liable for any consequential or punitive damages in connection with such holdover. Payments by Tenant during the period of holdover shall be deemed made on account of amounts due for use and occupancy and on account of Landlord’s damages. Acceptance by Landlord of such payments shall not be deemed an acceptance by Landlord of a continued tenancy or the creation of a new tenancy nor shall Landlord be deemed to have relinquished any claims for damages.

5.1.11 Assignment, Subletting. Tenant shall not assign this Lease, or sublet or license the Premises or any portion thereof, or permit the occupancy of all or any portion of the Premises by anybody other than Tenant (all of the foregoing actions are sometimes collectively referred to as a “transfer”) without obtaining, on each occasion, the prior consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. So long as Tenant remains liable under this Lease, the financial condition of the proposed transferee shall not be a factor in granting the consent regarding a proposed transfer. A transfer shall include, without limitation, any transfer of Tenant’s interest in this Lease by operation of law, merger or consolidation of Tenant into any other firm or corporation, the transfer or sale of a controlling interest in Tenant whether by sale of its capital stock or otherwise or any liquidation of Tenant or a substantial part of Tenant’s assets. Notwithstanding the foregoing, Tenant shall have the right to sublease all or any portion of the Premises, or assign all of the Premises, and all of Tenant’s rights under this Lease, including, without limitation, the Right of First Offer, the Right of First Refusal, the option to extend, and all parking and signage rights, to any subsidiary affiliate, or parent of Tenant or any successor entity or person by merger, consolidation, or to any entity or person in connection with the sale to such entity or person of all or substantially all of the assets or stock of Tenant (each, a “Permitted Transferee”), whether or not there may be a change in Tenant’s name, without having to secure Landlord’s approval therefore (each, a “Permitted Transfer”). In the case of an assignment to any of the foregoing types of entities, the assignee must have a net worth equal to or greater than Tenant’s net worth at the time of execution of this Lease. Tenant shall not offer to make or enter into negotiations with respect to a transfer to any tenant (or any affiliate of such tenant) in the Building or in Ledgemont Center unless Landlord does not have comparable space available within Ledgemont Center; (ii) any party with whom, to Tenant’s knowledge, Landlord is then negotiating with respect to space in the Building or elsewhere in Ledgemont Center unless Landlord does not have comparable space available within Ledgemont Center; or (iii) any party which would be of such type, character or condition as to be inappropriate as a tenant for a first class office building. Other than Permitted Transfers, if Tenant proposes a transfer of this Lease or a sub-letting of more than 50% of the Premises for the remaining Term, Landlord may elect by written notice to Tenant to terminate this Lease with respect to the portion of the Premises proposed to be subleased, or to terminate the Lease in its entirety in the event of a proposed assignment, in which event this Lease shall terminate as to the affected space as of the date set forth in Landlord’s notice, which date shall be no sooner than ninety (90) days nor later than one hundred eighty (180) days after the date of such notice. If Tenant does transfer with Landlord’s consent, and if the consideration, rent, or other charges payable to Tenant under such transfer exceed the rent and other charges to be paid hereunder (prorated based on floor area in the case of a subletting, license or other occupancy of less than the entire floor area of the Premises in question and after deducting the costs associated with the transfer, as more particularly described hereafter), then Tenant shall pay to Landlord, as additional rent, fifty percent (50%) of the amount of such excess when and as received. In calculating any excess rent payable by Tenant to Landlord pursuant to this provision, Tenant shall first be entitled to deduct (a) improvement allowances or other economic concessions granted by Tenant to the assignee or sublessee; (b) all reasonable costs incurred by Tenant to advertise the subject portion of the Premises for assignment or sublease; (c) reasonable brokerage commissions and/or legal fees paid by Tenant in connection with the assignment or sublease; and (d) all other reasonable costs incurred by Tenant in connection with the assignment or sublease.

Notwithstanding any transfer of this Lease, Tenant’s liability to Landlord shall in all events remain direct and primary. In the case of any requested consent to a transfer, Tenant shall deliver to Landlord at the time thereof (i) a true and complete copy of the proposed instrument containing all of the terms and conditions of such transfer, and (ii) a written agreement of the assignee, sub-tenant or licensee, in recordable form reasonably approved by Landlord, agreeing with Landlord to perform and observe all of the terms, covenants and conditions of this Lease. Tenant shall pay to Landlord, as additional rent, Landlord’s reasonable out-of-pocket attorneys’ fees in reviewing any transfer contemplated by this Section, whether or not Landlord consents to the same. Any transferee of all or a substantial part of Tenant’s interest in the Premises shall be deemed to have agreed directly with Landlord to be jointly and severally liable with Tenant for the performance of all of Tenant’s covenants under this Lease; and such assignee shall upon request execute and deliver such instruments as Landlord reasonably requests in confirmation thereof (and agrees that its failure to do so shall be subject to the default provisions). At any time Tenant is in default, Landlord may collect rent and other charges from such transferee (and upon notice such transferee shall pay directly to Landlord) and apply the net amount collected to the rent and other charges herein reserved, but no transfer shall be deemed a waiver of the provisions of this Section, or the acceptance of the transferee as a tenant, or a release of Tenant or any guarantor from direct and primary liability for the performance of all of the covenants of this Lease. The consent by Landlord to any transfer shall not relieve Tenant from the obligation of obtaining the express consent of Landlord to any modification of such transfer or a further assignment, subletting, license or occupancy; nor shall Landlord’s consent alter in any manner whatsoever the terms of this Lease, to which any transfer at all times shall be subject and subordinate.

5.2 Landlord’s Covenants. Landlord covenants that at all times during the Term, Landlord shall perform and observe the following covenants and conditions, all at its sole cost and expense (but subject to reimbursement as Operating Expenses to the extent permitted under Section 4.7):

5.2.1 Building Services. Landlord shall furnish the services and utilities hereafter described. Landlord shall operate and maintain the Building in a first-class manner and condition and in accordance with the standards of maintenance and operation as are customary for comparable first-class suburban office buildings in the greater Boston area. Tenant may obtain additional services and utilities from time to time if the same are obtainable by Landlord upon reasonable advance request, provided Tenant shall pay for the same at reasonable rates from time to time established by Landlord upon demand as additional rent. Landlord’s obligation shall be subject to the other provisions of this Lease, reasonable wear and tear and damage caused by or resulting from the acts or omissions of Tenant or its transferees (or their agents, employees, invitees and independent contractors), fire, casualty or eminent domain takings.

5.2.1.1 Landlord’s Maintenance. Landlord shall repair, replace and maintain in good condition (i) the foundations, roof, exterior walls, structural floors, elevators and all other structural aspects of the Building, Common Area and the Premises; (ii) all nonstructural aspects of the Building which relate to more than one tenant’s premises, and Common Areas including the Building lobby and common stairways; (iii) all common systems and facilities necessary for the operation of the Building and the provision of services and utilities as required herein; (iv) the electrical, mechanical, plumbing, lighting, life safety, fire, sprinkler, heating, ventilating and air conditioning (“HVAC”) and security systems, fixtures and equipment located outside of the Premises, but which serve the Premises; and (v) the exterior walkways, sidewalks, driveways and parking areas referred to in Section 2.1; and, in addition Landlord shall be obligated to repair all exterior glass, and windows of the Premises. All repairs and replacements to be performed by Landlord hereunder shall commence as soon as reasonably possible, subject, however, to excusable delays (as provided in Section 8.4). If, during the making of any repairs or alterations herein required to be made by Landlord, Tenant is deprived of the uninterrupted use of a material portion of the Premises for a period longer than five (5) consecutive business days for reasons within Landlord’s control, the Fixed Rent and other charges payable by Tenant hereunder shall be equitably abated. The foregoing sentence shall be Tenant’s sole and exclusive remedy on account of Landlord’s performance of the foregoing actions and shall not apply to casualty or condemnation, which shall be covered elsewhere in this Lease.

5.2.1.2 Utilities. Landlord shall (using third-party providers) provide gas, water, sewer, electricity (except for Tenant’s usage in the Premises as hereinafter provided) and other energy and services used or consumed by tenants in the Building. In addition, Landlord shall cause the electrical services to the Premises to be either separately metered or check-metered. Tenant shall pay the cost of such electricity as billed by the Landlord for such usage (provided Landlord will attach a copy of the invoice of the electric utility provider). Landlord shall pay the cost of separately metering or check-metering the Premises.

5.2.1.3 Signage. Landlord shall provide standard directory signage for Tenant in the Building lobby and floor signage on each floor of the Premises in the Building standard graphics, at Landlord’s cost and expense. For so long as Tenant leases at least fifty percent (50%) of the Building (including any and all space then leased by Permitted Transferees or space Tenant has sublet to third parties pursuant to the terms hereof, provided such space leased by third parties shall not equal more than fifty percent (50%) of the Premises), Landlord grants Tenant the exclusive right to erect, maintain, operate and replace signage from time to time on, above, upon and in the Premises and exclusive rights to signage on the exterior of the Building (except that Landlord may add a sign with the Building address on the Building) and exclusive rights to erect a monument sign at the entrance to the Building (provided such signage shall not prevent Landlord from installing a directory sign for Building tenants along the driveway on Hayden Avenue), at Tenant’s cost and expense, but if Tenant leases at least fifty percent (50%) of the Building and subleases at least fifty percent (50%) of the Premises to third parties, Landlord shall be entitled to erect and maintain one other sign on the Building and Tenant’s rights shall no longer be exclusive. All exterior signs and signs visible from the Building exterior (and changes thereto) shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed. The exterior signage and the monument signage shall be in locations mutually agreed by Landlord and Tenant. Landlord may also erect a building directory sign including Tenant’s signage, along the driveway approaching the Building, at Landlord’s expense. For so long as Tenant leases at least fifty percent (50%) of the Building (including any and all space then leased by Permitted Transferees), Tenant’s name shall be more prominent than the other tenants, and shall be at the top of the directory.

5.2.1.4 Grounds Maintenance. Landlord shall landscape and maintain the grounds adjacent to the Building and the walkways, driveways and parking areas referred to in Section 2.1 in good condition. Landlord shall remove snow and ice from all walkways, driveways and parking areas.

5.2.1.5 Janitorial Services. Landlord shall provide cleaning services in accordance with Appendix J attached hereto.

5.2.1.6 Security. Landlord shall provide security in accordance with Appendix K attached hereto.

5.2.1.7 Cafeteria. For so long as Tenant leases at least fifty percent (50%) of the original Premises (including any and all space then leased by Permitted Transferees and space Tenant has sublet to third parties in accordance with the terms hereof), Landlord shall operate, or cause a third-party vendor to operate, a cafeteria in the space shown on Appendix M. Landlord and Tenant shall work cooperatively to establish food service in the cafeteria at the Building by a third-party vendor using existing equipment. For so long as Tenant leases at least fifty percent (50%) of the original Premises (including any and all space then leased by Permitted Transferees and space Tenant has sublet to third parties in accordance with the terms hereof), Landlord and Tenant will agree on all material aspects related to operating the cafeteria, including without limitation hours of operation, pricing and any necessary Landlord subsidy (which shall be treated as an operating deficit for purposes of calculating Operating Expenses pursuant to Section 4.7), menu selection and the like. Any expense incurred by Landlord in connection with the operation of the cafeteria shall be included in Operating Expenses (subject to the provisions of Section 4.7). If Landlord operates the cafeteria directly (as opposed to using a vendor), all revenues from the operation of the cafeteria will be credited to Operating Expenses.

5.2.1.8 Fitness Center. For so long as Tenant leases at least fifty percent (50%) of the original Premises (including any and all space then leased by Permitted Transferees and space Tenant has sublet to third parties in accordance with the terms hereof), Landlord shall operate, or cause a third-party vendor to operate, a fitness center in the space shown on Appendix M. Landlord and Tenant shall cooperate to establish a health and wellness service at the existing fitness center in the Building by a third-party vendor using existing equipment (or substantially equivalent equipment). For so long as Tenant leases at least fifty percent (50%) of the original Premises (including any and all space then leased by Permitted Transferees and space Tenant has sublet to third parties in accordance with the terms hereof), Landlord and Tenant shall mutually agree on all material aspects related to operating the fitness center, including without limitation hours of operation and services to be provided. Any expense incurred by Landlord in connection with the operation of the fitness center shall be included in Operating Expenses (subject to the provisions of Section 4.7). If Landlord operates the fitness center directly (as opposed to using a vendor), all revenues from the operation of the fitness center will be credited to Operating Expenses.

5.3 Interruptions. Except as expressly provided herein, Landlord shall not be liable to Tenant in damages or by reduction of rent or otherwise by reason of inconvenience or annoyance or for loss of business arising from Landlord or its agents or employees entering the Premises for any of the purposes authorized in this Lease or for repairing, altering or improving the Building in a manner reasonable in light of the circumstances. In case Landlord is prevented or delayed from making any repairs or replacements or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part by reason of any cause reasonably beyond Landlord’s control, Landlord shall not be liable to Tenant therefor, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises. Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall give Tenant such notice as is practicable under the circumstances of the expected duration of such stoppage and will exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

Notwithstanding anything in this Lease to the contrary, if Tenant shall give Landlord notice (“Abatement Notice”) of an Abatement Event (as that term is defined below), and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Fixed Rent and Tenant’s other monetary obligations to Landlord shall be abated entirely or proportionately reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a substantial portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. The term “Eligibility Period” shall mean a period of five (5) consecutive days after Landlord’s receipt of any Abatement Notice(s). An “Abatement Event” shall be defined as an event or circumstance (other than those addressed in Article VI) that is within Landlord’s control and prevents Tenant from using the Premises or a substantial portion thereof, as a result of any failure by Landlord to provide services or access to the Premises. In addition, if an Abatement Event prevents Tenant from using all or substantially all of the Premises and continues for one hundred eighty (180) consecutive days after any Abatement Notice, Tenant may terminate this Lease by written notice to Landlord at any time prior to the date such Abatement Event is cured by Landlord. The foregoing paragraph shall be Tenant’s sole and exclusive remedy on account of an Abatement Event (except that Tenant shall have additional remedies to the extent of Landlord’s gross negligence or willful misconduct) and shall not apply to casualty or condemnation, which shall be covered elsewhere in this Lease.

5.4 Landlord’s Indemnity. Landlord shall indemnify and save harmless Tenant, and the directors, officers, agents, and employees of Tenant, against and from all claims, expenses, or liabilities of whatever nature (including reasonable attorney’s fees of counsel of Tenant’s choice against whom Landlord makes no reasonable objection) arising directly or indirectly, in whole or in part, from any accident, injury, loss, theft, or damage to any person or property occurring outside the Premises but within the Building or on the land, to the extent such accident, injury, or damage results, or is claimed to have resulted, from any negligence or willful misconduct on the part of Landlord, or Landlord’s contractors, licensees, agents, employees, or anyone claiming by or through Landlord; provided, however, that in no event shall Landlord be obligated under this Section 5.4 to indemnify or save harmless Tenant, or the directors, officers, agents, employees of Tenant, to the extent such claim, expense, or liability results from any omission, fault, negligence, or other misconduct of Tenant or the directors, officers, agents, contractors or employees of Tenant. The provisions of this Section shall survive the Term of this Lease.

5.5 Landlord Insurance. Throughout the Term, Landlord shall maintain full force from the date upon which Tenant first enters the Premises for any reason a policy of insurance upon the Building insuring against all risks of physical loss or damage under an All Risk coverage endorsement in an amount at least equal to the full replacement value of the property insured, with an Agreed Amount endorsement to satisfy co-insurance requirements, as well as insurance against breakdown of boilers and other machinery as customarily insured against. Landlord shall supply to Tenant from time to time upon request of Tenant, but not more often than one (1) time in any calendar year, certificates of all such insurance issued by or on behalf of the insurers named therein by a duly authorized agent. All policies of insurance maintained by Landlord shall contain the same waiver of subrogation provisions for the benefit of Tenant as Tenant is required to obtain in its insurance policies for the benefit of Landlord.

5.6 Hazardous Materials. Prior to execution of this Lease, Tenant acknowledges that Landlord has delivered to Tenant a copy of a Phase I environmental report relating to the Building and Landlord represents and warrants that, as of the date hereof, to Landlord’s knowledge (without investigation) (a) except as described in such report no other hazardous materials are present at the Building in violation of law, (b) there are no claims by any third parties relating to the presence of hazardous materials in the property of which the Premises are a part. Landlord covenants that it will not itself introduce hazardous materials in the Building other than customary amounts used in connection with the operation, repair and maintenance of the Building in compliance with applicable environmental laws. In the event of any release of hazardous materials on, under, or about the Premises or common areas of the Building that requires remediation under applicable environmental laws, or in the event that any hazardous materials are discovered on, under, or about the Premises or common areas of the Building that requires remediation under applicable environmental laws, in either case, that materially and adversely affects Tenant’s use and occupancy of the Premises and to the extent that such release is not caused by Tenant, its agents, officers, employees, contractors or affiliates, or anyone claiming by, through or under them, Landlord shall, without charge to Tenant (other than Minor Substances, as described in Section 4.7), remediate or cause to be remediated such release as required by applicable environmental laws, to the extent the cost of such remediation is reimbursed by the environmental insurance currently maintained by Landlord, which insurance Landlord agrees to maintain for so long as the same is available at commercially reasonable rates. Landlord hereby agrees to indemnify and defend, with counsel reasonably acceptable to Tenant (including attorneys’ fees of counsel of Tenant’s choice against which Landlord makes no reasonable objection), Tenant and Tenant’s officers, agents, and employees any liability, claims, and costs, including without limitation, reasonable attorneys’ fees, arising from any breach by Landlord of its obligations under this paragraph. This hold harmless and indemnity shall survive the expiration of the Term.

5.7 Representations. Landlord warrants and represents that (a) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Landlord has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Landlord is in compliance with all laws and orders of public authorities applicable to Landlord that could reasonably be expected to affect its compliance with the terms of this Lease; (d) Landlord has duly executed and delivered this Lease; (e) the execution, delivery and performance by Landlord of this Lease (i) are within the powers of Landlord, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Landlord’s property, except by the provisions of this Lease; and (f) the Lease is a valid and binding obligation of Landlord in accordance with its terms. These warranties and representations shall survive the termination of the Term.

ARTICLE VI

Insurance; Casualty; Taking

6.1 Public Liability Insurance. Tenant shall obtain and maintain throughout the Term comprehensive public liability insurance against all claims and demands for any injury to persons or property which may be claimed to have occurred on or in connection with the Premises, naming Landlord and, if requested, Landlord’s mortgagees and other persons designated by Landlord as additional insureds, in an amount which shall, at the beginning of the Term, be at least equal to the amount set forth in Section 1.1, and from time to time during the Term shall be for such higher amount, if any, as directed by Landlord based on amounts customarily carried in the Boston metropolitan area with respect to property similar to and used for similar purposes as Tenant then is using the Premises. Such insurance shall provide that it will not be subject to cancellation, termination or change except after at least thirty (30) days prior written notice to Landlord (and Landlord’s mortgagees and such additional insureds). The policy or policies, or a duly executed certificate or certificates for the same, shall be deposited with Landlord at the beginning of the Term, and renewals of such policies shall be so deposited not less than thirty (30) days prior to the expiration of coverage.

6.2 Insurance By Landlord. In the event Tenant breaches any covenant or fails to observe any condition set forth above in this Article VI, then without limiting any other right or remedy, and notwithstanding any other provision herein concerning notice and cure of defaults, Landlord may immediately and without notice to Tenant obtain such insurance, and Tenant shall pay the cost thereof and Landlord’s expenses related thereto upon demand as additional rent.

6.3 Waivers of Subrogation. Any insurance carried by either Landlord or Tenant with respect to the Premises or property therein or occurrences thereon shall include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured hereunder prior to occurrence of injury or loss. Without limiting any other provisions of this Lease, each party hereby waives any rights of recovery against the other for injury or loss due to hazards covered by such insurance, to the extent only of the indemnification received thereunder.

6.4 Damage or Destruction of Premises. If the Premises or any part thereof shall be damaged by fire or other insured casualty, then, subject to the following provisions of this Section, Landlord shall proceed with diligence, subject to then applicable statutes, building codes, zoning ordinances and other laws and regulations of any governmental authority, and at the expense of Landlord (but only to the extent of insurance proceeds received and made available to Landlord by any mortgagee) to repair or cause to be repaired such damage, excluding any items installed or paid for by Tenant which Tenant is permitted to remove upon expiration, (which items shall be Tenant’s responsibility to repair.) If (i) all or any substantial part (meaning more than fifty percent (50%) of floor area or of insurable value) of the Premises are materially damaged by fire or other casualty (whether or not insured) or (ii) the Building (whether or not including any portion of the Premises) is so damaged by fire or other casualty (whether or not insured) that substantial alteration, reconstruction or demolition of the Building shall in Landlord’s sole discretion be appropriate, or (iii) if any casualty occurs to the Premises during the last year of the Term and its repair will reasonably cost more than $100,000.00, then in any such case, this Lease and the Term hereof may be terminated at the election of Landlord by a notice in writing of its election so to terminate given to Tenant within ninety (90) days following the occurrence of such casualty, the effective termination date being not less than thirty (30) nor more than sixty (60) days thereafter.

Within sixty (60) days after any casualty, Landlord shall deliver to Tenant a certificate from Landlord’s architect or engineer specifying the time it shall take Landlord to complete Landlord’s Restoration Obligations (the “Repair Notice”). “Landlord’s Restoration Obligations” shall mean the obligation of Landlord to restore the Premises as set forth in this Section 6.3. If Landlord’s Restoration Obligations cannot be completed within nine (9) months following the date of the Repair Notice, Tenant may, within sixty (60) days after receipt of Landlord’s notice, terminate this Lease by delivering written notice thereof to Landlord. In the event that Landlord fails to complete Landlord’s Restoration Obligations within nine (9) months after the date of the Repair Notice, Tenant shall have the right to terminate this Lease by delivering notice thereof to Landlord and this Lease shall terminate on the thirtieth (30th) day after Landlord’s receipt of such notice; provided, however, if Landlord completes Landlord’s Restoration Obligations prior to the end of such thirty (30) day period, Tenant’s election to terminate this Lease shall be null and void and this Lease shall continue in full force and effect. Notwithstanding the foregoing, if a fire or other casualty occurs destroying a substantial part of the Premises during the last year of the Term, then Tenant shall have the right to terminate this Lease upon written notice to Landlord within sixty (60) days of the casualty.

Tenant shall be entitled to a just abatement of Annual Fixed Rent and additional rent on account of Landlord’s Taxes and Operating Expenses during the period of impaired use of the Premises. If any mortgagee refuses without fault by Tenant to permit insurance proceeds to be applied to replacement of the Premises, and neither Landlord nor such mortgagee has commenced such replacement within six (6) months following adjustment of such casualty loss with the insurer, then Tenant may, until any such replacement commences, terminate this Lease by giving at least thirty (30) days prior written notice thereof to Landlord. Except as provided in this paragraph, Tenant’s obligation to pay all rent and to perform and observe all other covenants and conditions of this Lease shall not be affected by any casualty, and the Term of this Lease and rent hereunder shall continue nonetheless.

6.5 Eminent Domain. In the event that (i) all or any substantial part of the Premises or the Building (meaning in either case more than twenty-five percent (25%) of floor area) or (ii) more than twenty-five percent (25%) of the Parking Spaces to which Tenant is entitled or (iii) any portion of the driveways or frontage (such that Tenant’s access to the Building is denied) of the Building are taken (other than for temporary use, hereafter described) by public authority under power of eminent domain (or by conveyance in lieu thereof), then by notice given within three (3) months following the recording of such taking (or conveyance) in the appropriate registry of deeds, this Lease may be terminated at Landlord’s election or Tenant’s election by written notice given to the other party within thirty (30) days after such notice, and rent shall be apportioned as of the date of termination. If this Lease is not terminated as aforesaid, Landlord shall within a reasonable time thereafter, diligently restore what may remain of the Premises (excluding any items installed or paid for by Tenant which Tenant is permitted or may be required to remove upon expiration) to a tenantable condition. In the event some portion of rentable floor area is taken (other than for temporary use) and this Lease is not terminated, Annual Fixed Rent, Tenant’s Proportionate Share and other Rent due hereunder shall be proportionally abated for the remainder of the Term. In the event of any taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby but rent shall equitably abate for such period as Tenant is unable to use the Premises, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, then Tenant shall pay to Landlord a sum equal to the reasonable cost of performing Tenant’s obligations hereunder with respect to surrender of the Premises and upon such payment shall be excused from such obligations.

So long as Tenant is not then in breach of any covenant or condition of this Lease, any specific damages which are expressly awarded to Tenant on account of its relocation expenses and Tenant’s property, and specifically so designated, shall belong to Tenant. Except as provided in the preceding sentences of this paragraph, Landlord reserves to itself, and Tenant releases and assigns to Landlord, all rights to damages accruing on account of any taking or by reason of any act of any public authority for which damages are payable. Tenant agrees to execute such further instruments of assignment as may be reasonably requested by Landlord, and to turn over to Landlord any damages that may be recovered in any proceeding or otherwise.

ARTICLE VII

Default

7.1 Events of Default. (a) If Tenant fails to pay Annual Fixed Rent or any additional rent or other sum or charge hereunder and such default continues for ten (10) days after written notice; or (b) if more than two written notices of default are properly given in any twelve (12) month period, or (c) if any assignment shall be made by Tenant (or any assignee or guarantor of

Tenant) for the benefit of creditors, or (d) if Tenant’s leasehold interest shall be taken on execution or by other process of law, or (e) if a petition is filed by Tenant (or any assignee or guarantor of Tenant) for adjudication as a bankrupt, or for reorganization or an arrangement under any provision of any bankruptcy act then in force and effect, or (f) if a petition under the provisions of any bankruptcy act is filed against Tenant (or any assignee or guarantor of Tenant) and such petition is not dismissed within ninety (90) days thereafter, or (g) if Tenant (or any assignee or guarantor of Tenant) shall be declared bankrupt or insolvent according to law, or (h) if a receiver, trustee or assignee shall be petitioned for and not contested by Tenant for the whole or any part of Tenant’s property, or if a receiver, trustee or assignee shall be appointed over Tenant’s (or such other person’s) objection and not be removed within ninety (90) days thereafter, or (i) if Tenant fails to perform any other covenant, agreement or condition hereunder and such default continues for thirty (30) days after notice (provided, however, that such thirty (30) day period shall be reasonably extended in the case of non-monetary default if the matter complained of can be cured, but the cure cannot be completed within such period and Tenant begins promptly to cure within such period and thereafter diligently completes the cure; if such matters cannot be cured then there shall be no cure period), then, and in any such case, Landlord and its agents and employees lawfully may, in addition to and not in derogation of any remedies for any preceding breach, immediately or at any time thereafter, without demand or notice and with or without process of law, enter into and upon the Premises or any part thereof in the name of the whole, or mail or deliver a notice of termination of the Term addressed to Tenant at the Premises or at any other address herein provided, and thereby terminate this Lease and repossess the same as of Landlord’s former estate. At Landlord’s election, such notice of termination may be included in any notice of default. Upon such entry or mailing or delivery, as the case may be, the Term shall terminate, all executory rights of Tenant and all obligations of Landlord under this Lease shall immediately cease, and Landlord may expel Tenant and all persons claiming by, through or under Tenant and remove its and their effects (forcibly if necessary) without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenants; and Tenant hereby waives all statutory and equitable rights to its leasehold (including, without limitation, rights in the nature of further cure or of redemption, if any). Landlord may, without notice, store Tenant’s effects (and those of any person claiming by, through or under Tenant) at the expense and risk of Tenant and, if Landlord so elects, may sell such effects at public auction or auctions or at private sale or sales after seven (7) days notice to Tenant (which notice Tenant agrees is reasonable) and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant. If Tenant fails to pay any amounts due hereunder and such default continues for five (5) days after written notice, then Landlord may, at its option, in addition to all other remedies hereunder, impose a late charge on Tenant equal to five percent (5%) of the amount in question, which late charge will be due upon demand as additional rent; provided, however, Landlord may impose said late charge without any notice during any twelve (12) month period in which Landlord has already provided Tenant notice of payment delinquencies on two (2) or more occasions.

Rent forgivenesses, allowances for and/or Landlord expenses in designing and constructing initial finish work and leasehold improvements to ready the Premises for Tenant’s occupancy and the like (collectively “Tenant Inducements”), if any, have been agreed to by

Landlord as inducements for Tenant faithfully to perform all of its obligations contained in this Lease. For all purposes under this Lease, upon the occurrence of any default and the lapse of the applicable cure period, if any, any Tenant Inducements shall be amortized over the initial Term of this Lease and any unamortized amounts (or value) thereof will be deemed to be additional rent then immediately due and payable. Calculations of amounts due hereunder, damages and the like shall for all purposes be determined accordingly. The foregoing shall occur automatically without the requirement of any further notice or action by Landlord not specifically required by Section 7.1, whether or not this Lease is then or thereafter terminated and whether or not Tenant thereafter corrects or cures any such default.

7.2 Remedies for Default.

(a) Reletting Expenses Damages. If this Lease is terminated for default, then Tenant covenants, as an additional cumulative obligation after such termination, to pay all of Landlord’s reasonable costs and expenses related thereto or in collecting amounts due hereunder, including attorneys fees, and all of Landlord’s reasonable expenses in connection with such reletting, including without limitation, tenant inducements, brokerage commissions, fees for legal services, expenses of preparing the Premises for reletting and the like (“Reletting Expenses”). It is agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term, and may grant such tenant inducements as Landlord in its sole judgment considers advisable, and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole discretion considers advisable, and no action of Landlord in accordance with the foregoing nor any failure to relet or to collect rent under any reletting shall operate or be construed to release or reduce Tenant’s liability. If this Lease is terminated due to a Tenant default, Landlord agrees to use reasonable efforts to relet the Premises, subject to and in accordance with the terms and provisions contained in this Section. Marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control in the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” as aforesaid. Further, in no event shall “reasonable efforts” as used in this Section require Landlord to (i) solicit or entertain negotiations with any other prospective tenants or occupants for the Premises until Landlord obtains full and complete possession of the Premises, (ii) give preference to reletting the Premises over leasing other vacant space in the Building, (iii) lease the Premises if, in Landlord’s bona fide business judgment, the proposed rent is less than the then current fair market rental value of the Premises, (iv) lease the Premises to any proposed tenant who does not have a net worth, creditworthiness and business reputation which meets Landlord’s then-current leasing criteria, or (v) lease the Premises for any use other than general office uses, or to any tenant whose occupancy could reasonably be expected to increase the rate of any insurance policy maintained by Landlord with respect to the Building or void any such insurance policy. Landlord’s Reletting Expenses together with all sums otherwise provided for in this Lease, whether incurred prior to or after such termination, shall be due and payable immediately from time to time upon notice from Landlord.

(b) Termination Damages. If this Lease is terminated for default, then unless and until Landlord elects lump sum liquidated damages described in (c) below Tenant covenants,

as an additional cumulative obligation after any such termination, to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the preceding sentence Tenant shall be credited with the net proceeds of any rent then actually received by Landlord from a reletting of the Premises after deducting all sums provided for in this Lease to be paid by Tenant and not then paid.

(c) Lump Sum Liquidated Damages. If this Lease is terminated for default, then Tenant covenants, as an additional cumulative obligation after termination, to pay forthwith to Landlord at Landlord’s election made by written notice to Tenant at any time after termination, as liquidated damages a single lump sum payment equal to the sum of (i) all sums provided for in this Lease to be paid by Tenant and not then paid at the time of such election, plus (ii) the present value (applying a discount note equal to the comparable US Treasury Obligation of comparable duration as the remainder of the Term) of the excess of all of the rent reserved for the residue of the Term over all of the rent actually received (or which rent Tenant proves should be received), on account of the Premises during such period, which rent from reletting shall be reduced by reasonable projections of vacancies and by Landlord’s Reletting Expenses described above to the extent not theretofore paid to Landlord.

7.3 Remedies Cumulative. Any and all rights and remedies Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law. Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when and governing the proceedings in which the damages are to be proved, whether such amount be greater, equal to, or less than the amount of the loss or damages referred to in the preceding Section.

7.4 Effect of Waivers of Default. Any consent or permission by Landlord or Tenant to any act or omission which otherwise would be a breach of any covenant or condition, or any waiver by Landlord or Tenant of the breach of any covenant or condition, shall not in any way be held or construed to operate so as to impair the continuing obligation of such covenant or condition, or otherwise operate to permit other similar acts or omissions. No breach shall be deemed to have been waived unless and until such waiver be in writing and signed by Landlord or Tenant, as the case may be. The failure of Landlord or Tenant to seek redress for violation of or insist upon the strict performance of any covenant or condition of this Lease, or the receipt by Landlord of rent with knowledge of any violation, shall not be deemed a consent to or waiver of such violation, nor shall it prevent a subsequent act, which would otherwise constitute a violation, from in fact being a violation.

7.5 No Accord and Satisfaction; No Surrender. No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, additional rent or any other sum or charge then due shall be deemed to be other than on account of the earliest installment of such rent, sum or charge due; nor shall any endorsement or statement on any check or in any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other right or remedy available to it. The delivery of keys (or any similar act) to Landlord or any agent or employee of Landlord shall not operate as a termination of this Lease or an acceptance of a surrender of the Premises.

7.6 Waiver of Jury. Landlord and Tenant hereby waive trial by jury in any summary proceeding in any emergency or other statutory remedy, or in any action based, in whole or in part, on non-payment of rent.

7.7 Landlord’s Curing and Enforcement. If Tenant shall neglect or fail to perform or observe any covenant or condition of this Lease and shall not cure such default within the applicable cure period, Landlord may, at its option, without waiving any claim for breach, at any time thereafter cure such default for the account of Tenant, and any amount paid or any liability incurred by Landlord in so doing shall be deemed paid or incurred for the account of Tenant, and Tenant shall reimburse Landlord therefor on demand as additional rent; and Tenant shall further indemnify and save Landlord harmless in the manner elsewhere provided in this Lease in connection with all of Landlord’s actions in effecting any such cure. Notwithstanding any other provision herein concerning cure periods, Landlord may cure any default for the account of Tenant after such notice to Tenant, if any, as is reasonable under the circumstances (including telephone notice) if the curing of such default prior to the expiration of the applicable cure period is reasonably necessary to prevent likely damage to the Premises or other improvements or possible injury to persons, or to protect Landlord’s interest in its property or the Premises. Tenant shall pay to Landlord on demand as additional rent all of the costs and expenses of Landlord, including such administrative charge and reasonable attorneys’ fees, incurred in enforcing any covenant or condition of this Lease. Without limiting any of its other rights or remedies, any sum due under this Section 7.7 shall, in addition, bear interest from the date due at the greater of (the “Default Rate”) (i) one and one-half (1 1/2%) per cent for each month (or ratable portion thereof) the same remains unpaid, or (ii) three (3%) per cent per annum (or ratable portion thereof) above the so-called base or prime lending rate charged by State Street Bank and Trust Company of Boston from time to time on ninety (90) day loans to its most credit-worthy borrowers; provided that interest shall never exceed the maximum rate permitted under applicable law.

7.8 Landlord’s Default and Tenant’s Right to Cure.

7.8.1 In no event shall Landlord be in default unless notice thereof has been given to Landlord and all mortgagees of which Tenant has notice specifying the manner in which Landlord has failed to perform any such obligations and Landlord (or any such mortgagee at its sole discretion) fails to perform within 30 days (provided, however, that such 30 day period shall be reasonably extended if such performance reasonably requires more than thirty (30) days and begins within such period and thereafter is diligently pursued, or if such mortgagee notifies Tenant within such period that it intends to cure on behalf of Landlord and thereafter begins and diligently pursues curing with reasonable promptness).

7.8.2 Notwithstanding anything contained in Section 7.8.1 and in addition to Tenant’s other available remedies under this Lease, so long as Tenant leases at least fifty percent (50%) of the original Premises (including any and all space then leased by Permitted Transferees), if Landlord is in default in the performance of any of its obligations hereunder beyond applicable notice and cure periods and such default relates to an essential service provided by Landlord, without which Tenant shall be unable to operate its business in the Premises (but in no event with respect to a casualty or condemnation or space leased by another tenant in the Building or the performance of the Landlord’s Work or any of Landlord’s obligations for which remedies are otherwise provided under Sections 2.2 and 2.3), then Tenant shall provide Landlord and all mortgagees of which Tenant has notice with a second written notice stating Tenant’s intention to exercise its right to cure under this Section 7.8.2 with respect to the Landlord default in question (the “Right to Cure Notice”), and if Landlord fails to cure or substantially commence cure of such default within ten (10) days after the Right to Cure Notice, Tenant shall have the right to remedy such default on Landlord’s behalf (provided that Tenant uses reasonable efforts to avoid violating or render void any warranties maintained by Landlord of which Tenant has prior written notice, including without limitation any warranties referenced in this Lease), in which event Landlord shall reimburse Tenant within thirty (30) days after invoice for all reasonable costs and expenses incurred by Tenant in connection therewith, and if not so paid then Tenant shall have the right to recover the same (plus interest at the Default Rate on such amounts accruing from the date Landlord receives Tenants invoice for the same) by an abatement of Fixed Rent, provided that such abatement shall cease at such time as and to the extent that payment in full, including interest, is tendered to Tenant. Notwithstanding the foregoing, the amount abated in any one month shall not exceed twenty five percent (25%) of the Annual Fixed Rent for such month and the excess amount of the abatement shall be carried forward to the following month or months. The provisions of this Section 7.8(b) are personal to Tenant, any Permitted Transferee and any assignee of all of Tenant’s rights under this Lease, and may not be exercised by any subtenants against Landlord.

7.9 Security Deposit. Within fifteen (15) days after the execution of this Lease, Tenant shall pay to Landlord as a security deposit for the performance of the obligations of Tenant hereunder any amount specified therefor in Section 1.1. Said security deposit may be mingled with other funds of Landlord and no fiduciary relationship shall be created with respect to such deposit, nor shall Landlord be liable to pay Tenant interest thereon. If Tenant shall fail to perform any of its obligations under this Lease, Landlord may, but shall not be obliged to, apply the security deposit to the extent necessary to cure the default, and Tenant shall be obliged to reinstate such security deposit to the original amount thereof upon demand. Within thirty (30) days after the expiration or sooner termination of the Term the security deposit, to the extent not applied, shall be returned to the Tenant, without interest. In lieu of a cash security deposit, Tenant may provide Landlord with an irrevocable, unconditional standby letter of credit from Silicon Valley Bank or any other Boston clearinghouse bank in the amount of the security deposit and otherwise in form reasonably acceptable to Landlord. It shall be an immediate Event of Default under this Lease if Tenant fails to replace any expiring letter of credit at least thirty (30) days prior to its expiration with either a cash security deposit or a replacement letter of credit. If Landlord transfers fee title to the Building, it shall assign any security deposit (to the extent not previously applied pursuant hereto) to its transferee.

ARTICLE VIII

Miscellaneous Provisions

8.1 Notice from One Party to the Other. All notices required or permitted hereunder shall be in writing and shall be deemed duly served if mailed by certified mail, postage prepaid, addressed, if to Tenant, at the Original Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Original Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. If requested, Tenant shall send copies of all such notices in like manner to Landlord’s mortgagees and any other persons having an interest in the Premises and designated by Landlord. Any notice so addressed shall be deemed duly served on the second (2nd) business day following the day of mailing if so mailed by registered or certified mail, return receipt requested, whether or not accepted.

8.2 Quiet Enjoyment. Landlord agrees that upon Tenant’s paying all rent and performing and observing all covenants, conditions and other provisions on its part to be performed and observed, Tenant may peaceably and quietly have, hold and enjoy the Premises during the Term without disturbance by Landlord or anyone claiming by, through or under it, subject always to the terms of this Lease, provisions of law, and rights or interests of record to which this Lease may be or become subject and subordinate.

8.3 Limitation of Landlord’s Liability. Landlord shall be liable only for breaches of Landlord’s obligations occurring while Landlord is owner of the fee of which the Premises are a part (provided, however, that if Landlord shall ever sell and lease-back such fee, or the ground thereof or the improvements thereon, then “fee” shall, in such event, be deemed to mean Landlord’s leasehold interest). Tenant (and all persons claiming by, through or under Tenant) agrees to look solely to Landlord’s interest from time to time in the fee of which the Premises are a part (including, without limitation, Landlord’s interest in any and all income from the fee) for satisfaction of any claim or recovery of any judgment from Landlord; it being agreed that neither Landlord nor any trustee, beneficiary, partner, agent or employee of Landlord shall ever be personally or individually liable for any claim or judgment, or otherwise, to Tenant (or such persons). In no event shall Landlord or Tenant ever be liable to the other (or such persons) for indirect or consequential damages; nor shall Landlord ever be answerable or liable in any equitable judicial proceeding or order beyond the extent of its interest in the fee of which the Premises are a part (which interest shall include Landlord’s interest in the rents and income therefrom, as well as Landlord’s interest in any sale, taking, and insurance proceeds arising from the same).

8.4 Excusable Delay. In any case where either party hereto is required to do any act (other than the payment of Annual Fixed Rent, additional rent or any other sum or charge, including without limitation ascertaining the dates when such rental payments are payable), delays caused by or resulting from war, civil commotion, fire, flood or other casualty, labor difficulties, shortages or other unavailability of labor, materials, equipment, energy or utility services, unusually severe weather, or other like causes beyond such party’s reasonable control shall not be counted in determining the time during which such act shall be completed, whether such time be a fixed date, a fixed time or “a reasonable time,” and such time shall be deemed to be extended by the period of such delay.

8.5 Applicable Law and Construction. This Lease may be executed in counterpart copies and shall be governed by and construed as a sealed instrument in accordance with the laws of The Commonwealth of Massachusetts. If any provision shall to any extent be invalid, the remainder of this Lease shall not be affected. Other than contemporaneous instruments executed and delivered of even date, if any, this Lease contains all of the agreements between Landlord and Tenant with respect to the Premises and supersedes all prior dealings between them with respect thereto. There are no oral agreements between Landlord and Tenant affecting this Lease. This Lease may be amended only by an instrument in writing executed by Landlord and Tenant. The enumeration of specific examples of a general provision shall not be construed as a limitation of the general provision. Unless a party’s approval or consent is required by its terms not to be unreasonably withheld, conditioned or delayed, such approval or consent may be withheld in the party’s sole discretion. If Tenant is granted any extension or other option, time always shall be of the essence with respect to any such options. This Lease and all consents, notices and other related instruments may be reproduced by any party by photographic, microfilm, microfiche or other reproduction process and the originals thereof may be destroyed; and each party agrees that reproductions will be admissible in evidence to the same extent as the original itself in and judicial or administrative proceeding (whether or not the original is in existence and whether or not reproduction was made in the regular course of business), and further reproduction will likewise be admissible. The titles of the several Articles and Sections are for convenience only, and shall not be considered a part hereof. The submission of a form of this Lease or any summary of its terms shall not constitute an offer by Landlord to Tenant; but a leasehold shall only be created and the parties bound when this Lease is executed and delivered by both Landlord and Tenant.

8.6 Successors and Assigns. Except as herein provided otherwise, the agreements and conditions in this Lease contained on the part of Landlord to be performed and observed shall be binding upon Landlord and its legal representatives, successors and assigns, and shall inure to the benefit of Tenant and its legal representatives, successors and assigns; and the agreements and conditions on the part of Tenant to be performed and observed shall be binding upon Tenant (and any guarantor of Tenant) and Tenant’s legal representatives, successors and assigns and shall inure to the benefit of Landlord and its legal representatives, successors and assigns.

8.7 Relationship of the Parties. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers; it being understood and agreed that neither the manner of fixing rent, nor any other provision of this Lease, nor any act of the parties, shall ever be deemed to create any relationship between them other than the relationship of landlord and tenant.

8.8 Estoppel Certificate. Within fifteen (15) days of either party’s request, Landlord and Tenant agree, in favor of the other, to execute, acknowledge and deliver a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications), and the amount and dates to which the Annual Fixed Rent (and additional rent and all other charges) have been paid and any other information reasonably requested. Both parties intend and agree that any such statement may be relied upon by any prospective purchaser, mortgagee, or other person to whom the same is delivered.

8.9 Notice of Lease. Neither party shall record this Lease, but simultaneously with the execution of this Lease each party will execute a recordable notice of lease in the form attached hereto as Appendix H and, upon termination for whatever reason, a like notice of termination of lease.

8.10 Construction on Adjacent Premises. Landlord shall have the right, in connection with any development within or adjacent to the Building, to grant easements through the Building for access and egress to and from such development and for the installation, maintenance, repair, replacement or relocation of utilities serving such development and/or the Premises and for the installation, removal, maintenance, repair and replacement of windows and walkways related to such development. Such right shall include the right to grant such easements through the Premises, provided that installations, replacements or relocations of utilities in the Premises shall, as far as practicable, be placed above ceiling surfaces, below floor surfaces or within perimeter walls. This Lease shall be subject and subordinate to any easements so granted. (Such subordination shall be self-operative, but in confirmation thereof Tenant shall execute and deliver whatever instruments may be required to acknowledge such subordination in recordable form. Landlord and its agents, employees, licensees and contractors shall also have the right during any construction period for any such development to enter the Premises to undertake work pursuant to any easement granted pursuant to the above paragraph; to shore up the foundations and/or walls of the Premises and Building; to erect scaffolding and protective barricades around the Premises or in other locations within or adjacent to the Building; and to do any other act necessary for the safety of the Premises or Building or the expeditious completion of such construction. Except as expressly provided herein and subject to Landlord’s obligations in Section 2.1, Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business resulting from any act by Landlord pursuant to this Section. Landlord shall use reasonable efforts so as not to unreasonably interfere with the conduct of Tenant’s business and to minimize the extent and duration of any inconvenience, annoyance or disturbance to Tenant resulting from any work pursuant to this Section in or about the Premises or Building, consistent with accepted construction practice. It is not intended that the exercise of such rights will result in any substantial permanent reduction in the floor area of the Premises, but if any act by Landlord pursuant to this Section results in a permanent reduction in the floor area of the Premises, Tenant shall be entitled to a proportional abatement of Annual Fixed Rent, Tenant’s Percentage Share and other rents due hereunder. In the exercise of its rights under this Section, Landlord shall use commercially reasonable efforts to (A) minimize the disruption of Tenant’s business in the Premises, (B) minimize material adverse impacts on (i) Tenant’s access to and from the Premises, (ii) Tenant’s views from the Premises, and (iii) Tenant’s ability to conduct its business without interruption. If, as a result of the performance of any of the foregoing actions, Tenant is deprived of the uninterrupted use of any material portion of the Premises due to circumstances within Landlord’s control such that Tenant is unable to conduct its business therein for a period longer than five (5) consecutive business days, the Fixed Rent and other charges payable by Tenant hereunder shall be equitably adjusted. The foregoing sentence shall be Tenant’s sole and exclusive remedy on account of Landlord’s performance of the foregoing actions and shall not apply to casualty or condemnation, which shall be covered elsewhere in this Lease.

8.11 Tenant as Business Entity. Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Tenant is in compliance with all laws and orders of public authorities applicable to Tenant that could reasonably be expected to affect its compliance with the terms of this Lease; (d) Tenant has duly executed and delivered this Lease; (e) the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, or (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Lease; and (f) the Lease is a valid and binding obligation of Tenant in accordance with its terms. Tenant, if a business entity, agrees that breach of the foregoing warranty and representation shall at Landlord’s election be a default under this Lease for which there shall be no cure. This warranty and representation shall survive the termination of the Term.

ARTICLE IX

Brokers

9.1 Brokers. Tenant represents and warrants to Landlord that it has not dealt with any broker (other than the company identified as the Broker in Section 1.1, if any) in connection with this Lease or the Premises and agrees to indemnify and save Landlord harmless from all loss, claim, damage, cost or expense (including reasonable attorneys’ fees of counsel of Landlord’s choice against whom Tenant makes no reasonable objection) arising from any breach of this representation and warranty. This warranty and representation shall survive the term or any early termination of this Lease. The fees of Landlord’s Agent and any Broker named in Section 1.1 will be paid by Landlord.

ARTICLE X

Landlord’s Financing

10.1 Subordination and Superiority of Lease. Tenant agrees that this Lease and the rights of Tenant hereunder will be subject and subordinate to the present or future lien of any first mortgage, (and at Landlord’s election, to the lien of any subordinate mortgage or mortgages) and to the rights of any lessor under any ground or improvements lease of the Premises (collectively referred to in this Lease as a “mortgage” and the holder or lessor thereof from time to time as a “mortgagee”), and to all advances and interest thereunder and all modifications, renewals, extensions and consolidations thereof; provided however, that the holder of any mortgage now existing or hereafter granted executes and delivers to Tenant an agreement in such mortgagee’s standard form in which the mortgagee agrees that Tenant shall not be named a party in any foreclosure action by such mortgagee and Tenant shall not be disturbed in its possession of the

Premises or any of Tenant’s rights under this Lease upon Tenant’s attornment to such mortgagee as Landlord and performance of its Lease covenants (both of which conditions Tenant agrees with all mortgagees to perform). Tenant agrees that any mortgagee may at its option unilaterally elect to subordinate, in whole or in part and by instrument in form and substance satisfactory to such mortgagee alone, the lien of its mortgage (or the priority of its ground lease) to some or all provisions of this Lease.

Tenant agrees that this Lease shall survive the merger of estates of ground (or improvements) lessor and lessee. Until a mortgagee (either superior or subordinate to this Lease) forecloses Landlord’s equity of redemption (or terminates in the case of a ground or improvements lease), no mortgagee shall be liable for failure to perform any of Landlord’s obligations (and such mortgagee shall thereafter be liable only after it succeeds to and holds Landlord’s interest and then only as limited herein). No mortgagee shall be bound by any payment of rent more than one (1) month in advance. Tenant shall, if requested by Landlord or any mortgagee, give notice of any alleged non-performance on the part of Landlord to any such mortgagee; and Tenant agrees that except as provided in Section 7.8.2 (as to which mortgagee shall have a cure period coterminous with Landlord provided that notice is sent to mortgagee simultaneously to the notice sent to Landlord) such mortgagee shall have a separate, consecutive reasonable cure period of no less than thirty (30) days (to be reasonably extended in the same manner Landlord’s thirty (30) day cure period is to be extended) following Landlord’s cure period during which such mortgagee may, but need not, cure any non-performance by Landlord. The agreements in this Lease with respect to the rights and powers of a mortgagee constitute a continuing offer to any person which may be accepted by taking a mortgage (or entering into a ground or improvements lease) of the Premises.

10.2 Rent Assignment. If from time to time Landlord assigns this Lease or the rents payable hereunder to any person, whether such assignment is conditional in nature or otherwise, such assignment shall not be deemed an assumption by the assignee of any obligations of Landlord; but the assignee shall be responsible only for non-performance of Landlord’s obligations which occur after it succeeds to and only while it holds Landlord’s interest in the Premises.

10.3 Other Instruments. The provisions of this Article shall be self-operative; nevertheless, Tenant agrees to execute, acknowledge and deliver any subordination, attornment or priority agreements or other instruments conforming to the provisions of this Article (and being otherwise commercially reasonable) from time to time requested by Landlord or any mortgagee in furtherance of the foregoing, and further agrees that its failure to do so within ten (10) days after written demand shall be subject to the monetary default provisions of this Lease.

ARTICLE XI

Arbitration

11.1 Scope and Definitions. The parties will resolve any controversy or claim arising out of or relating to this Lease, other than Tenant’s failure to pay Annual Fixed Rent or additional rent or any other amount payable by Tenant under this Lease (other than disputes as a result of

Tenant’s audit of Operating Expenses), except that Landlord shall have the right to pursue proceedings to terminate this Lease (or to determine if this Lease has been terminated) and, in the event of the expiration or earlier termination of this Lease, to evict Tenant in any court of competent jurisdiction; provided, however, that no such proceedings shall be commenced or prosecuted until the parties have submitted their claims (other than Tenant’s failure to pay Annual Fixed Rent or additional rent or any other amount payable by Tenant under this Lease, other than disputes as a result of Tenant’s audit of Operating Expenses) relating to the termination of the lease to Arbitration as described in this Article and decision has been reached (the “Arbitration Decision”). If either party shall commence an Arbitration proceeding, all defenses to the controversy or claim which is the subject of such Arbitration proceeding shall be raised and resolved in such Arbitration proceeding. The arbitrator in any Arbitration proceeding pursuant to this Article shall have the power to determine arbitrability.

11.2 Arbitration. Either party may initiate, by written notice delivered to the other party, binding arbitration for matters other than payment of Annual Rent, Taxes, or any other amount payable by Tenant (other than disputes as a result of Tenant’s audit of Operating Expenses)by Arbitration in accordance with the Rules of the American Arbitration Association as then in effect. Any conflicts between said Rules and this Section shall be resolved in favor of this Section. The arbitrator will get a schedule for proceedings in accordance with the time periods set forth in this Section 11.2 which schedule will supersede any time schedule set forth in such Rules.

11.2.1 Selection of Arbitrator. Within ten (10) days after the initiation of arbitration, the parties shall seek to identify one mutually acceptable impartial third party to serve as sole arbitrator. Any such arbitrator shall (1) be a partner (or comparable officer) in a law firm in Boston, Massachusetts having more than 75 lawyers or a retired judge with at least ten (10) years of experience in resolving commercial real property disputes in Massachusetts, (2) have been active for more than 20 years in the practice of commercial real estate law involving major facility ownership, leasing and financing, (3) be active in such practice at the time the dispute is noticed or otherwise active as an arbitrator of similar disputes and (4) agree in writing to adhere to the time periods specified in this Section 11.2.1 for proceedings and decision. If the parties are unable or fail to agree upon the arbitrator within ten (10) days, the arbitrator shall be selected by the AAA or any successor entity. If neither the AAA nor any successor entity exists at the time of the dispute, the arbitrator shall be selected by the President of the Massachusetts Bar Association.

11.2.2 Proceedings. The arbitration shall take place in Boston, Massachusetts, and shall be governed by, and conducted in accordance with, the Federal Arbitration Act, 9 U.S.C. §1 et seq. Such act shall also govern any appeal rights of the parties following such arbitration. No arbitration conducted pursuant to this Section shall be consolidated with any other proceeding. Attendance at the arbitration proceedings shall be limited to the parties and their counsel and any witnesses. The arbitration hearing shall not last more than five (5) days and shall conclude within forty-five (45) days after the selection of the arbitrator, unless both parties agree otherwise. All information exchanged or presented to the arbitrator in these proceedings, whether in oral, written or other form, and the results of the proceedings, shall be confidential and except as required by law shall not be disclosed to any person or entity without prior written permission from both parties to these proceedings. Either party may, without first obtaining the other party’s consent, file dispositive motions to resolve the dispute prior to a factual hearing, including but not limited to motions to dismiss, motions to strike, motions for judgment on the pleadings, and motions for summary judgment. A party offering evidence or information in this arbitration shall not be precluded thereby from offering that evidence or information in any other proceeding.

11.2.3 Award. The arbitrator shall issue a written decision, stating the reasons for the decision, within twenty-one (21) days of the termination of the arbitration proceedings. Any such award shall be final, binding and conclusive, and either party shall have the right to apply to a court of competent jurisdiction for a decree, judgment or order upon such award. The arbitrator shall award reasonable attorneys’ fees and costs associated with the arbitration proceeding to the party determined by the arbitrator to be the prevailing party. The nonprevailing party also shall be responsible for all fees and costs of the arbitrator. The arbitrator shall not be empowered to modify any rights or obligations of Landlord or Tenant under this Lease.

11.3 Costs. Following the arbitrator’s award pursuant to Section 11.2.3, the nonprevailing party immediately shall pay the prevailing party for all attorneys’ fees and costs the prevailing party incurred in connection with the arbitration. Fees and costs of the arbitrator and of the arbitration which must be paid prior to the award shall be paid equally by the parties until the award at which time the nonprevailing party shall reimburse the prevailing party for all such expenditures. If an arbitral award is issued and the non-prevailing party does not comply with its terms within thirty (30) days after the date of the Arbitration Decision or if the non-prevailing party in the arbitration unsuccessfully challenges the award in court, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in connection with the enforcement and/or challenge of the award.

11.4 Interim Relief. In any dispute covered by this Article, either party may, notwithstanding the other provisions of this Article, request at any time pending a final decision under this Article, a temporary restraining order, preliminary injunction or other interim relief from any court of competent jurisdiction without thereby waiving its other rights under this Article.

11.5 Indemnification. Except as otherwise provided in this Lease, the parties shall rely solely on the procedures set forth in this Article to resolve any dispute subject to this Article. If either party files an action in court, or proceeds with litigation that has already been filed, in violation of this Lease, that party shall indemnify the other party for its costs and attorneys’ fees incurred as a result of such violation.

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WITNESS the execution hereof under seal as of the date first set forth above.

TENANT:

VISTAPRINT USA, INCORPORATED

By:	/s/ Robert S. Keane
Name:	Robert S. Keane
Title:	(Vice) President

By:	/s/ Michael Giannetto
Name:	Michael Giannetto
Title:	(Assistant) Treasurer

LANDLORD:

LEDGEMONT RESEARCH PARK ASSOCIATES II LIMITED PARTNERSHIP

By:	Beal Ledgemont II LLC, its general partner

By:	/s/ Robert Beal
Name:
Title:

Appendix A

[DIAGRAM]

Appendix B

Hazardous Materials or Substances

None.

Appendix C

Tenant Work Insurance Schedule

Tenant shall, at its own expense, maintain and keep in force, or cause to be maintained and kept in force by any general contractors, sub-contractors or other third party entities where required by contract, throughout any period of alterations to the Premises or the Building by Tenant, the following insurance coverages:

(1) Property Insurance. “All-Risk” or “Special” Form property insurance, and/or Builders Risk coverage for major renovation projects, including, without limitation, coverage for fire, earthquake and flood; boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief coverage on all equipment, furniture, fixtures, fittings, tenants work, improvements and betterments, business income, extra expense, merchandise, inventory/stock, contents, and personal property located on or in the Premises. Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO “All-Risk” or “Special” form, when such coverage is supplemented with the coverages required above. Property policy shall also include coverage for Plate Glass, where required by written contract.

Builders Risk insurance coverage may be provided by the general contractor on a blanket builders risk policy with limits adequate for the project, and evidencing the additional insureds as required in the Lease.

(2) Liability Insurance. General Liability, Umbrella/Excess Liability, Workers Compensation and Auto Liability coverage as follows:

(a)	General Liability	$1,000,000 per occurrence
$1,000,000 personal & advertising injury
$2,000,000 products/completed operations agg
$2,000,000 general aggregate

The General Contractor is required to maintain, during the construction period and up to 3 years after project completion, a General Liability insurance policy, covering bodily injury, personal injury, property damage, completed operations, with limits to include a $1,000,000 limit for blanket contractual liability coverage and adding Landlord as additional insured as respects the project during construction and for completed operations up to 3 years after the end of the project. Landlord requires a copy of the ISO 20 10 11 85 Additional Insured endorsement, showing Landlord as an additional insured to the GC’s policy.

(b)	Auto Liability	$1,000,000 combined single limit

(Any Auto) for bodily injury and property damage, hired and non-owned cover.

(c)	Workers Compensation Statutory Limits
	Employers Liability	$1,000,000 each accident
$1,000,000 each employee
$1,000,000 policy limit

General Contractor shall ensure that any and all sub-contractors shall maintain equal limits of coverage for Workers Compensation/EL and collect insurance certificates verifying same.

(d)	Umbrella/Excess Liability	$3,000,000 per occurrence
$3,000,000 aggregate

Contractors’ commercial general liability/umbrella insurance policy(ies) shall include Landlord and Landlord’s designees as additional insureds’, and shall include a primary non-contributory provision. Liability policy shall contain a clause that the insurer may not cancel or materially change coverage without first giving Landlord thirty (30) days prior written notice, except cancellation for non-payment of premium, in which ten (10) days prior written notice shall be required.

(3) Deductibles. If any of the above insurances have deductibles or self insured retentions, the Tenant and/or contractor (policy Named Insured) shall be responsible for the deductible amount.

All of the insurance policies required in this Appendix C shall be written by insurance companies which are licensed to do business in the State where the property is located, or obtained through a duly authorized surplus lines insurance agent or otherwise in conformity with the laws of such state, with an A.M. Best rating of at least A- and a financial size category of not less than VII. Tenant shall provide Landlord with certificates of insurance upon request, prior to commencement of the Tenant/contractor work, or within 30 days of coverage inception and subsequent renewals or rewrites/replacements of any cancelled/non-renewed policies.

Appendix D

Work Letter

This Work Letter is attached to and made part of the Lease Agreement dated October 4, 2006 between Vista Print USA, Incorporated (“Tenant”) and Ledgemont Research Park Associates II Limited Partnership (‘Landlord”)

1. Definitions. All capitalized terms used in this Work Letter shall have the meanings set forth for such terms in the Lease (including this Appendix D).

2 Representatives. Each party hereby designates its exclusive representative to act on its behalf with respect to all matters pertaining to this Appendix D or such substitute as may be made by either party, in writing, to the other.

Tenant’s Representative:	Anne Drapeau
Landlord’s Representative:	William Byrne

3. Work Schedule. Attached hereto, Schedule No. 1, is the Work Schedule, setting forth a timetable for completing the Initial Tenant Improvements (as defined in Paragraph 4 below) described herein. Landlord and Tenant shall each be obligated to use diligent efforts to perform their respective obligations within the time periods set forth in the Work Schedule and elsewhere in this Appendix D.

4. Initial Tenant Improvements. The “Initial Tenant Improvements” shall mean the initial leasehold improvement work described in the Construction Documents (as defined in Section 3.2.2 of the Lease) to be prepared by Tenant and approved by Landlord in accordance with this Appendix D. Landlord shall construct the Initial Tenant Improvements pursuant to Section 3.1.2 of the Lease and this Appendix D. The Initial Tenant Improvements do not include upgrading of the existing Cafeteria and Fitness Center pursuant to Lease Appendix M or the Common Area Work pursuant to Lease Appendix N, both of which Landlord shall undertake at its own cost and expense (“Landlord’s Base Building Work,” and together with the Initial Tenant Improvements, “Landlord’s Work”).

5. Project Cost. The term “Project Cost” shall mean the following in connection with the construction of the Initial Tenant Improvements: (a) the total amount due pursuant to the general construction contract entered into by Landlord to construct the Initial Tenant Improvements, including costs for any and all building code compliance; (b) the cost of all governmental approvals required as a condition to the construction of the Initial Tenant Improvements in connection with the issuance of a building permit; (c) all utility connection or use fees; (d) fees of architects or engineers for services rendered in connection with the design and construction of the Initial Tenant Improvements; (e) the cost of payment and performance bonds (if any) obtained by Landlord or Contractor to assure completion of the Initial Tenant Improvements, (f) the Oversight Fee, and (g) any costs relating to Tenant Delays.

6. Tenant Improvement Allowance. The Tenant Improvement Allowance, which Landlord shall apply toward the Project Cost is $48.00 per rentable square foot of the Premises (the “Work Allowance”) plus an additional $200,000.00 for building two (2) inter-floor stairway connections within the Premises (the Stairway Allowance”). Landlord has previously provided Tenant with a $0.13 per rentable square foot design allowance to be applied toward Tenant’s design costs.

If the entire Work Allowance is not used for Initial Tenant Improvements (other than the two (2) inter-floor stairway connections) said Allowance will be made available to Tenant as a credit against Rent at the beginning of the Term. No other remaining amounts of either the Work Allowance or the Stairway Allowance may be used by Tenant for any other purpose.

7. Program Information. Landlord has delivered to Tenant, and Tenant acknowledges receipt of, copies of available drawings for the building to allow Tenant to prepare the Design Development Plans and the Construction Documents.

Landlord approves of Spagnola Gisness & Associates as Tenant’s design architect for Initial Tenant Improvements. Prior to commencing plan preparation, Tenant shall submit to Landlord, for Landlord’s approval, which approval shall not be unreasonably withheld or delayed, the names of its proposed engineering consultants (structural, mechanical, fire protection, electrical and plumbing).

8. Selection of Contractor. The Initial Tenant Improvements will be constructed by a general contractor engaged by Landlord and approved by Tenant (the “Contractor”). Tenant acknowledges that Landlord submitted to Tenant the names of four (4) contractors it proposes to be the Contractor (the “Contractor List”). Tenant shall have the right to interview each of the Contractors on the Contractor List to determine, among other matters, each Contractor’s proposed overhead, “general conditions” and fee structure, and within five (5) business days after receipt of the Contractor List from Landlord Tenant shall either approve the contractors on the Contractor List or submit to Landlord the names and contact information of alternate contractors to be included on the Contractor List, provided such alternate contractors are at least as qualified as the contractors on Landlord’s original Contractor List, as reasonably determined by Landlord. If Tenant submits alternate contractors to be included on the Contractor List, Landlord shall have the right to interview such alternate contractors within five (5) business days after receipt of the names and contact information of such alternate contractors from Tenant. The parties agree that they shall mutually agree on a Contractor from the Contractor List by not later than the date that is five (5) business days following delivery of the Design Development Plan, provided that the Contractor, at a minimum, shall: (a) have experience with similar projects of similar size and scope in the vicinity of the Building, (b) have the ability to meet the deadlines for construction of the Initial Tenant Improvements as set forth in the Lease and this Appendix D, (c) have the ability to make an unconditional commitment that all necessary resources of the Contractor will be fully engaged to guaranty that the timely completion of the Initial Tenant Improvements, (d) have the reasonable ability to provide reasonable profit margins and overhead costs, and (e) have the ability to bond its work, if requested.

9. Design Development Plans. Not later than August 25, 2006, Tenant shall submit to Landlord its Design Development Plans for Initial Tenant Improvements proposed to be undertaken in the Premises. Such Design Development Plans shall include, but not be limited to, interior partitions, doors, ceilings, floor coverings, wall finishes, electrical (including lighting, switching and convenience outlets), plumbing, heating, sprinklers and air conditioning and all details pertaining to the two (2) interior stairways. Within ten (10) business days following receipt, Landlord shall communicate to Tenant either its approval or disapproval of such Design Development Plans and, based upon the scope and complexity of the design content, advise Tenant as to modifications, if any, which will need to be made to the Work Schedule. In case of Landlord’s disapproval, Landlord shall indicate its specific reasons and Tenant shall, within five (5) business days, revise and resubmit its revised Design Development Plans to Landlord for further review and approval.

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The Contractor will work with Tenant’s architect and engineer to advise on pricing. If Tenant is not satisfied with pricing after the Design Development Plans have been approved by Landlord, it may have Tenant’s Design Development Plans modified and resubmitted to Landlord for approval, provided that any resulting delay in the Work Schedule shall be considered a Tenant Delay.

10. Construction Documents. On or before September 29, 2006, Tenant shall prepare the Construction Documents pursuant to the first paragraph of Section 3.2.2 of the Lease and submit same to Landlord for approval. The Construction Documents shall be complete in all respects to allow Landlord to submit a building permit application for the Initial Tenant Improvements to the Town of Lexington. Not later than ten (10) business days following receipt of such documents, Landlord shall either give Tenant its written approval of the Construction Documents or notify Tenant in writing of how the submitted Construction Documents are inconsistent with either the approved Design Development Plans or with the requirements for Construction Documents provided in the first paragraph of Section 3.2.2 of the Lease. In case Landlord provides Tenant with a list of Construction Document inconsistencies, Tenant shall, within five (5) business days, correct the Construction Documents appropriately and re-submit to Landlord for approval as above.

11. Landlord’s Cost Proposal. Twenty (20) business days following Landlord’s written approval of Tenant’s Construction Documents, Landlord shall deliver its Project Cost Proposal to Tenant. The Project Cost Proposal shall list every item of work required to construct Tenant’s Work within the Premises, all overhead, so-called “general conditions” and fee amounts along with a Schedule of the Work (within the parameters of Schedule No. 1) and an allocation of the Tenant Improvement Allowance amounts to be applied toward the Project Cost Proposal amount. In addition, the Project Cost Proposal shall include a payment to Landlord of an oversight fee equal to one percent (1%) of the hard cost components of the Project Cost Proposal, which shall be subject to adjustment based on Tenant Change Orders (the “Oversight Fee”). Within ten (10) business days of Landlord’s delivery of same, but in any event by not later than November 15, 2006, Tenant may either approve the Project Cost Proposal or specifically modify such by eliminating or revising one or more scope-of-work items included in the Construction Documents – in all cases providing Landlord with its instructions in writing – and Landlord shall cause to be obtained a revised Project Cost Proposal. In the event that Tenant timely and properly requests such revised Project Cost Proposal, Tenant may request that changes be made to the final Construction Documents (subject to Landlord’s approval which shall not be unreasonably withheld or delayed) for the purpose of lowering the total Project Cost and Landlord shall resubmit the Construction Documents to the Contractor for purposes of preparing a revised Project Cost Proposal within ten (10) business days, provided that any delay in the Work Schedule (of more than five (5) business days, in total) that results from such changes and reworking of the Project Cost Proposal shall be considered a Tenant Delay. If Tenant fails to deliver either its written approval of, or its written modifications to, any Project Cost Proposal within five (5) business days following delivery by Landlord, Tenant shall be deemed to have approved the Project Cost Proposal in its entirety. Once Landlord and Tenant have approved the Project Cost Proposal, the parties shall execute an instrument confirming the amount of the final Project Cost Proposal, which shall include without limitation the Oversight Fee (the “Final Project Cost Proposal”).

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12. Building Permit. Promptly after the final Construction Documents have been submitted to Landlord (including without limitation ready-to-build sprinkler plans wet-stamped by Tenant’s approved engineer), Landlord shall apply for a building permit for the Initial Tenant Improvements, and shall diligently prosecute to completion such approval process.

13. Commencement of Construction. Within five (5) business days following acceptance (or deemed acceptance) of the Project Cost Proposal by Tenant, Landlord shall order the Contractor to commence work on the Initial Tenant Improvements.

14. Construction. Upon receipt of Tenant’s approval, or deemed approval, of the Final Project Cost Proposal, Landlord shall cause its Contractor to commence construction of the Initial Tenant Improvements in accordance with the Construction Documents as such may have been modified herein and shall proceed diligently to Substantially Complete the Initial Tenant Improvements by the due date set forth in the Work Schedule, subject to Tenant Delays. Landlord shall cause all work to be done by the Contractor in a good and workmanlike manner and using first class materials. During the construction of the Initial Tenant Improvements, (i) no charges shall be imposed by Landlord for the use by Tenant or the Contractor of any utilities, loading docks and passenger and freight elevators, and (ii) Landlord, at Landlord’s expense, shall pad all of the freight and passenger elevators, to the extent required.

15. Substantial Completion. The terms “Substantial Completion” and “Substantially Complete” shall have the meaning set forth in Section 2.2 of the Lease.

16. Inspection. Tenant shall have the right, but shall not be obligated, to inspect Landlord’s Work from time to time throughout the course of construction in order to determine whether or not such work complies with the approved Construction Documents and other requirements of this Appendix D, provided that Tenant shall not interfere with Landlord’s completion of the Landlord’s Work. Landlord shall promptly correct any material deviations from the Construction Documents of which Tenant gives Landlord notice, subject to the other terms and conditions of this Work Letter.

17. Change Orders. Tenant may request changes in the final Construction Documents from time to time during construction of the Initial Tenant Improvements by submitting a written request describing any proposed change to Landlord (a “Tenant Change Proposal”). Any Tenant Change Proposal must be approved by Landlord, which approval shall not be unreasonably withheld or delayed. Any increase or decrease in the Project Cost which results from a Tenant Change Proposal, if implemented, shall be added to or subtracted from Tenant’s Contribution to the Project Cost, as the case may be. Landlord shall give notice back to Tenant responding to the Tenant Change Proposal within ten (10) business days after Landlord’s receipt thereof, specifying the increase or decrease, if any, in the Project Cost and the date of Substantial Completion (as defined above), whichever is or are applicable, which would result from the subject Tenant Change Proposal, as determined by Landlord reasonably and in good faith based on cost and time estimation methods customarily utilized in the construction industry (the “Landlord’s Proposed Pricing/Timing Adjustment”). Tenant shall give notice back to Landlord approving or disapproving Landlord’s Proposed Pricing/Timing Adjustment within five (5) days after Tenant’s receipt thereof. If Tenant approves Landlord’s Proposed Pricing/Timing Adjustment, the subject Tenant Change Proposal shall become a change order and be incorporated into the final Construction Documents executed in the construction of the Initial Tenant Improvements (a “Tenant Change Order”), and the Project Cost, Scheduled Commencement Date and/or Outside Date, as applicable, shall be adjusted as set forth in the Landlord’s Proposed Pricing/Timing Adjustment. If Tenant disapproves or does not timely respond to the Landlord’s Proposed

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Pricing/Timing Adjustment, then the final Construction Documents shall not be modified, the Initial Tenant Improvements shall be constructed without regard to the Tenant Change Proposal and the aforesaid cost estimates, contributions and completion dates shall all remain unmodified (provided that any delay beyond the deadlines set forth in the Work Schedule as a result of such Tenant Change Proposal shall be deemed a Tenant Delay). Landlord shall not be authorized to make any changes in the final Construction Documents.

18. Delays in Completing the Work. Section 1.1 of the Lease provides that the Lease Commencement Date shall occur when the Initial Tenant Improvements are Substantially Complete and a temporary or permanent certificate of occupancy is issued by the Town of Lexington. However, if there is a delay in the Lease Commencement Date due to any delay in the Substantial Completion of the Initial Tenant Improvements in connection with any of the causes identified below (each, a “Tenant Delay”), the Lease Commencement Date shall be deemed to be the date on which the Lease Commencement Date would have occurred but for such Tenant Delay, as reasonably determined by Landlord. Tenant Delay shall include the following:

(a)	Unavailability of Tenant’s Representative, after two (2) business days prior written notice, to act on any matter contained within this Appendix D;

(b)	A Tenant Change Order to the final Construction Documents pursuant to Paragraph 17 of this Appendix D;

(c)	Inclusion in the approved Construction Documents of materials, finishes or installations requiring unusually long time durations;

d)	Tenant’s failure to promptly provide reviews or approval for durations in excess of those provided within this Appendix D;

e)	Tenant delay in providing requested supplemental information needed to maintain the progress of the work, to the extent not expressly provided for in this Appendix D;

f)	Tenant delay in making Tenant’s Contribution payments;

g)	Any errors or defects in the Construction Documents;

h)	Failure by Tenant to meet Tenant deadlines provided in the Work Schedule attached as Schedule 1;

i)	Any delay in the Work Schedule that results from Tenant’s resubmittal to Landlord of the Design Development Plans or Construction Documents as provided in Paragraphs 9 and 11 hereof; and

j)	Any other act or omission by Tenant or Tenant’s agents, employees or contractors that causes a material delay in the Substantial Completion of the Initial Tenant Improvements.

With respect to the Tenant Delays described in clauses (b), (c), (e), (g) or (j) only, Landlord shall provide Tenant with written notice of such delay within a reasonable period of time following the occurrence of such delay.

In the event that Substantial Completion of the Initial Tenant Improvements is delayed due to any of the foregoing Tenant Delays, Landlord shall certify the date upon which Substantial Completion would have been achieved but for the Tenant Delay, which certified date shall suffice for Lease Commencement Date purposes (provided that if Tenant disagrees with such

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determination by Landlord, then Tenant shall provide written notice to Landlord within ten (10) days indicating that Tenant elects to arbitrate such matter in accordance with the terms of the Lease, and failure to timely provided such notice shall be deemed to be Tenant’s acceptance of such determination by Landlord). In addition, the Rent Commencement Date in the Lease shall be the date on which the Rent Commencement Date would have occurred, but for such Tenant Delays and all of the deadlines for delivery of the Premises by Landlord to Tenant provided in the Lease will likewise be so adjusted. In the event of any Tenant Delays, all Landlord obligations to meet its deadlines set forth in this Appendix D shall be delayed on a day for day basis for each day of Tenant Delay.

19. Payment of Project Cost. Landlord and Tenant shall each have the following obligations with respect to the payment of the Project Cost:

(a)	Subject to adjustment per subclauses (ii) and (iii) below, Landlord shall be obligated to pay an amount equal to the Tenant Improvement Allowance as provided for in Paragraph 6 of this Appendix D and Tenant shall be obligated to pay the difference between the Final Project Cost Proposal and the Tenant Improvement Allowance (“Tenant’s Contribution”) as set forth in this Paragraph 19:

(i)	Prior to commencing construction of the Initial Tenant Improvements, based upon the Final Project Cost Proposal (plus any costs relating to Tenant Delays), Landlord shall provide Tenant with a written statement of the amount of Tenant’s Contribution.

(ii)	Tenant shall pay such Tenant’s Contribution to Landlord as construction of the Initial Tenant Improvements progresses, in proportion to the amount such estimated Tenant’s Contribution bears to the entire Final Project Cost Proposal (as adjusted for any Tenant Change Orders pursuant to Paragraph 17 and increased by the cost of any Tenant Delays, from time to time), within twenty (20) days of receipt of Landlord’s statement. On a monthly frequency, Landlord shall submit to Tenant its detailed Payment Requisition for all costs incurred by it and its Contractor to construct the Initial Tenant Improvements pursuant to the approved Construction Documents as such are modified by approved Tenant Change Orders or Tenant Delays. Such requisition shall be prepared in the AIA G702 and G703 format, and shall indicate the allocation between the Tenant Improvement Allowance amount and Tenant’s Contribution. Tenant shall pay to Landlord Tenant’s Contribution component of each monthly Payment Requisition within five (5) business days of the delivery date of each Payment Requisition to Tenant.

(iii)	In the event that the actual Project Cost is greater than the approved Final Project Cost Proposal (provided such Final Project Cost Proposal is adjusted for any Tenant Change Orders pursuant to Paragraph 17 and for Landlord’s Oversight Fee pursuant to Paragraph 11, and increased by the cost of any Tenant Delays) (any such overrun, “Excess Project Cost”), whether caused by increased cost of work, delays other than Tenant Delays, or change orders other than Tenant Change Orders, then, all such Excess Project Cost shall be paid by Landlord. Notwithstanding the foregoing, to the extent that any Excess Project Cost is caused by Tenant Delays or Tenant Change Orders, the portion of Excess Project Cost so caused shall be borne and paid for in full by Tenant.

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(iv)	At the time the final accounting is rendered by Landlord pursuant to Subparagraph 19(c) hereof, there shall be an adjustment between Landlord and Tenant such that each shall only be required to contribute to the payment of the Project Cost in accordance with the obligations set forth in this Paragraph 19, which adjustment shall be made within ten (10) business days after Landlord notifies Tenant of the required adjustment. In the event that the actual Project Cost is less than the Final Project Cost Proposal (as adjusted as provided in subclauses (ii) and (iii) above), the amount of Tenant’s Contribution shall be reduced pro rata. In the event Tenant’s audit (as described in subparagraph (c) below) discloses that an overpayment or underpayment was made by Tenant, unless disputed by Landlord, there shall be an adjustment between Landlord and Tenant as soon as reasonably practicable such that each shall only be required to contribute to the payment of costs in accordance with the obligations set forth in this Paragraph 19.

(b)	If Tenant fails to pay any amount when due pursuant to this Paragraph 19, then (i) Landlord may (but without the obligation to do so) advance such funds on Tenant’s behalf, and Tenant shall be obligated to reimburse Landlord for the amount of funds so advanced on its behalf; and (ii) Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same will be considered Rent.

(c)	Landlord shall keep full and detailed accounts and shall exercise such controls as may be necessary for the proper financial management of the Initial Tenant Improvements. Within sixty (60) days following the date on which the Initial Tenant Improvements are completed, Landlord shall submit to Tenant a final and detailed accounting of all actual Project Costs paid by Landlord. Tenant shall have the right to audit the books, records, and supporting documents of Landlord to the extent necessary to determine the accuracy of such accounting during normal business hours after giving Landlord at least two (2) business days prior written notice. Tenant shall bear the cost of such audit, unless such audit discloses that Landlord has overstated the total of such costs by more than five percent (5%) of the actual amount of such costs, in which event Landlord shall pay the cost of Tenant’s audit. Any such audit must be conducted, if at all, within sixty (60) days after Landlord delivers such accounting to Tenant

20. Delivery of Possession, Punch List and Acceptance Agreement. As soon as the Initial Tenant Improvements are Substantially Completed, the Contractor and Tenant’s architect shall together walk through the Premises and inspect all Initial Tenant Improvements so completed, using reasonable efforts to discover all uncompleted or defective construction in the Initial Tenant Improvements. After such inspection has been completed, each party shall sign an acceptance agreement which shall (a) include a list of all “punch list” items which the parties agree are to be corrected by Landlord within thirty (30) days (but in any event within a reasonable time thereafter) after executing the acceptance agreement.

21. Effect of Agreement. In the event of any inconsistency between this Appendix D and the Lease, the terms of this Appendix D shall prevail.

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Schedule No. 1

Work Schedule

Tenant submits Design Development Plans to Landlord	25 August 2006

Landlord approves Design Development Plans	Ten (10) Business Days following receipt of Design Development Plans

Landlord and Tenant approve Contractor	Ten (10) Business Days following receipt of Design Development Plans

Tenant submits Construction Documents to Landlord	29 September 2006

Landlord approves Construction Documents	Ten (10) Business Days following receipt of Construction Documents

Landlord submits Project Cost Proposal to Tenant	Twenty (20) Business Days following Landlord approval of Construction Documents

Tenant approves Project Cost Proposal	Ten (10) Business Days following receipt of Cost Proposal, provided such date will not be later than November 15, 2006

Landlord commences Initial Tenant Improvements	November 22, 2006

Landlord substantially completes Initial Tenant Improvements	22 March 2007

Appendix E

RULES AND REGULATIONS

FOR DESIGN AND CONSTRUCTION OF TENANT WORK

1.	DEFINITIONS

1.1 Building:	95 Hayden Ave, Ledgemont II

1.2 Property	Todd Greenfield, Manager or such other individual as landlord may designate, from time to time.

1.5 Consultant:	Any architectural, engineering or design consultant engaged by a Tenant in connection with Tenant Work.

1.6 Contractor:	Any Contractor engaged by Tenant of the Building for the performance of any Tenant Work, and any Subcontractor employed by any such Contractor.

1.7 Plans:	All architectural, electrical and mechanical construction drawings and specifications required for the proper construction of the Tenant Work.

1.8 Regular Business Hours:	Monday through Friday, 8:00 a.m. through 6:00 p.m., holidays and weekends excluded.

1.7 Tenant:	Any occupant of the Building.

1.8 Tenant Work:	Any alterations, improvements, additions, repairs or installations on the building performed by or on behalf of any Tenant.

1.9 Tradeperson:	Any employee (including without limitation, any mechanic laborer, or Tradeperson) employed by a Contractor performing Tenant Work.

2.	GENERAL

2.1	All Tenant Work shall be performed in accordance with these Rules and Regulations and the applicable provisions of the Lease and to current local and state code.

2.2	The provisions of these Rules and Regulations shall be incorporated in all agreements governing the performance of all Tenant Work, including, without limitation, any agreements governing services to be rendered by each Contractor and Consultant.

2.3	Except as otherwise provided in these Rules and Regulations, all inquires, submissions and approvals in connection with any Tenant Work shall be processed through the Property Manager.

4.	RECONSTRUCTION NOTIFICATION AND APPROVALS

4.1	Approval to Commence Work:

A)	Tenant shall submit to Property Manager, for the approval of the Landlord, the names of all prospective Contractors and Certificates of Insurance, prior to issuing any bid packages to such Contractors.

B)	No Tenant Work shall be undertaken by any Contractor or Tradeperson unless and until all the matters set forth in Section 4.2 below have been received for the Tenant Work in question and unless the Property Manager has approved the matters set forth in Section 4.2 below.

4.2	No Tenant Work shall be performed unless, at least two weeks before any Tenant Work is to begin, all of the following have been provided to the Property Manager and approved. In the event that Tenant proposes to change any of the following, the Property Manager shall be immediately notified of such change and such change shall be subject to the approval of the Property Manager:

A)	Schedule for the work, indication start and completion dates, any phasing and special working hours, and also a list of anticipated shutdowns of building systems.

B)	List of all Contractors and Subcontractors, including addresses, telephone numbers, emergency (after hours) telephone numbers, trades employed, and the union affiliation, if any, of each Contractor and Subcontractor.

C)	Names and telephone numbers of the supervisors of the work.

D)	Copies of all necessary governmental permits, licenses and approvals.

E)	Proof of current insurance, to the limits set out in Exhibit A to these Rules and Regulations, naming Landlord (Ledgemont Research Park Associates II, Limited Partnership) as additional insured parties.

F)	Notice of the involvement of any Contractor in any ongoing threatened labor dispute.

G)	Payment, Performance and Lien Bonds from sureties acceptable to Landlord, in form acceptable to Landlord, naming Landlord as an additional obligee.

H)	Evidence that Tenant has made provision for either written waivers of lien from all Contractors and suppliers of material, or other appropriate protective measures approved by Landlord.

I)	A pre-existing condition survey as specified in Section 7.2(C).

4.3	Reporting Incidents:

All accidents, disturbances, labor disputes or threats thereof, and other noteworthy events pertaining to the Building or the Tenant’s property shall be reported immediately to the Property Manager. A written report must follow within 24 hours.

5.	CONSTRUCTION SCHEDULE

5.1	Coordination:

A)	All Tenant Work shall be carried out expeditiously and with minimum disturbance and disruption to the operation of the Building and without causing discomfort, inconvenience, or annoyance to any of the other tenants or occupants of the Building or the public at large.

B)	All schedules for the performance of construction, including materials deliveries, must be coordinated through the Property Manager. The Property Manager shall have the right, without incurring any liability to any Tenant, to stop activities and/or to require rescheduling of Tenant Work based upon adverse impact on the tenants or occupants of the Building or on the maintenance or operation of the Building.

C)	If any Tenant Work requires the shutdown of risers and mains for electrical, mechanical, sprinkler, and plumbing work, such work shall be supervised by a representative of Landlord, the cost of which shall be charged directly to the tenant at the prevailing building rate. No Tenant Work will be performed in the Building’s mechanical or electrical equipment rooms without both Landlord’s prior approval and the supervision of a representative of Landlord, the cost of which shall be reimbursed by the Tenant to the Landlord. Tenant shall provide the Property Manager with at least one week to schedule such work.

5.2	Time Restrictions:

A)	Subject to Section 5.1 of these Rules and Regulations, general construction work will generally be permitted at all times, unless such work affects other tenants or occupants of the building or poses a safety concern at which time it will need be scheduled during non-business hours.

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B)	Tenant shall provide the Property Manager with at least forty eight (48) hours notice before proceeding with Special Work, as hereinafter defined, and such Special Work will be permitted only at times agreed to by the Property Manager during periods outside of Regular Business Hours.”Special Work” shall be defined as the following operations:

1.	All utility disruptions, shutoffs and turnovers.

2.	Activities involving high levels of noise, including demolition, coring, drilling and ramsetting.

3.	Activities resulting in excessive dust or odors, including demolition, staining and spray painting.

4.	All construction work which will require access to multi-tenant areas or other tenant areas.

C)	The delivery of construction materials to the Building, their distribution within the Building, and the removal of waste materials shall also be confined to periods outside Regular Business Hours, unless otherwise specifically permitted in writing by the Property Manager. Costs for use of the freight elevator after Regular Business Hours shall be billed directly to such tenant at the then prevailing rate.

D)	If coordination, labor disputes or other circumstances require, the Property Manager may change the hours during which regular construction work can be scheduled and/or restrict or refuse entry to and exit from the Building by any Contractor.

6.	CONTRACTOR PERSONNEL

6.1	Work in History:

A)	All Contractors shall be responsible for employing skilled and competent personnel and suppliers who shall abide by the rules and regulations herein set forth as amended from time to time by Landlord.

B)	No Tenant shall at any time, either directly or indirectly, employ, permit the employment, or continue the employment of any contractor if such employment or continued employment will or does interfere or cause any labor disharmony, coordination difficulty, delay or conflict with any other contractors engaged in construction work in or about the Building or the complex in which the Building is located.

C)	Should a work stoppage or other action occur anywhere in or about the Building as a result of the presence, anywhere in the Building, or a Contractor engaged directly or indirectly by a Tenant, or should such Contractor be deemed by Landlord to have violated any applicable rules or regulations, then upon twelve hours written notice, Landlord may, without incurring any liability to Tenant or said contractor, require any such Contractor to vacate the premises demised by such Tenant and the Building, and to cease all further construction work therein.

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6.2	Conduct:

A)	While in or about the Building, all Tradepersons shall perform in a dignified, quiet, courteous, and professional manner at all times. Tradepersons shall wear clothing suitable for their work and shall remain full attired at all times. All Contractors will be responsible for their Tradepersons’ proper behavior and conduct.

B)	The Property Manager reserves the right to remove any one who, or any contractor which; is causing a disturbance to any tenant or occupant of the Building or any other person using or servicing the Building; is interfering with the work of others; or is in any other way displaying conduct or performance not compatible with the Landlord’s standards.

6.3	Access:

A)	All Contractors and Tradepersons shall contact the Property Manager prior to commencing work, to confirm work location and Building access, including elevator usage and times of operation. Access to the Building before and after Regular Business Hours or any other hours designated from time to time by the Property Manager and all day on weekends and holidays will only be provided when forty eight (48) hours advanced notice is given to the Property Manager.

B)	No Contractor or Tradepersons will be permitted to enter any private or public space in the Building, other than the common areas of the Building necessary to give direct access to the premises of Tenant for which he has been employed, without the prior approval of the Property Manager.

C)	All Contractors and Tradepersons must obtain permission from the Property Manager prior to undertaking work in any space outside of the Tenant’s premises. This requirement specifically includes ceiling spaces below the premises where any work required must be undertaken at the convenience of the affected Tenant and outside of Regular Business Hours. Contractors undertaking such work shall ensure that all work, including work required to reinstate removed items and cleaning, be completed prior to opening of the next business day. Any cleaning or repairs costs incurred by Landlord, as a result of work outside the construction area shall be charged to the Tenant.

D)	Contractors shall ensure that all furniture, equipment and accessories in areas potentially affected by any Tenant Work shall be adequately protected by means of drop cloths or other appropriate measures. In addition, all Contractors shall be responsible for maintaining security to the extent required by the Property Manager.

E)	Temporary access doors for tenant construction areas connecting with a public corridor will be building standards, i.e., door, frame, hardware and lockset. A copy of the key will be furnished to the Property Manager.

6.4	Safety:

A)	All Contractors shall police ongoing construction operations and activities at all times, keeping the premises orderly, maintaining cleanliness in and about the premises, and ensuring safety and protection of all areas, including truck docks, elevators, lobbies, and all other public areas which are used for access to the premises.

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B)	All Contractors shall appoint a supervisor who shall be responsible for all safety measures, as well as for compliance with all applicable government laws, ordinances, rules and regulations such as, for example, “OSHA” and “Right-to-Know” legislation.

C)	Any damage caused by Tradepersons or other Contractor employees shall be the responsibility of the Tenant employing the Contractor. Costs for repairing such damage shall be charged directly to such Tenant.

6.5	Parking:

A)	No parking of contractor or sub-contractor vehicles will be provided in the truck dock, handicapped or fire access lanes, or any private ways in or surrounding the property. Vehicles so parked will be towed at the expense of the Tenant who has engaged the Contractor for whom the owner of such vehicle is employed.

B)	Garage parking is available on-site.

7.	BUILDING MATERIALS

7.1	Delivery:

A)	All deliveries of construction materials shall be made at the predetermined times approved by the Property Manager and shall be effected safely and expeditiously only at the location determined by the Property Manager.

7.2	Transportation in Building:

A)	Distribution of materials from delivery point to the work area in the Building shall be accomplished with the least disruption to the operation of the Building possible. Elevators will be assigned for material delivery and will be controlled by the Building Management.

B)	Contractors shall provide adequate protection to all carpets, wall surfaces, doors and trim in all public areas through which materials are transported. Contractors shall continuously clean all such areas. Protective measures shall include runners over carpet, padding in elevators and any other measures determined by the Property Manager.

C)	Any damage caused to the Building through the movement of construction materials or otherwise shall be the responsibility of Tenant who has engaged the Contractor involved. Charges for such damage will be submitted by the Landlord directly to the Tenant. Prior to the commencement of tenant work, a pre-existing condition survey shall be submitted to the Property Manager. Such survey shall be used at the completion of the project to determine, if any, the extent of damage to the building systems or finishes.

7.3	Storage and Placement:

A)	All construction materials shall be stored only in the premises where they are to be installed. No storage of materials will be permitted in any public areas, loading docks or corridors leading to the premises.

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B)	No flammable, toxic, or otherwise hazardous materials may be brought in or about the Building unless all of the following are met: (i) authorized by the Property Manager, (ii) all applicable laws, ordinances, rules and regulations are complied with, and (iii) all necessary permits have been obtained. All necessary precautions shall be taken by the contractor handling such materials against damage or injury caused by such materials.

C)	All materials required for the construction of the premises must comply with Building Standards, must conform with the plans and specifications approved by Landlord, and must be installed in the locations shown on the drawings approved by the Landlord.

D)	All work shall be subject to supervision and inspection by Landlord’s Representative.

E)	No alterations to approved plans will be made without prior knowledge and approval of the Property Manager. Such changes shall be documented on the as-build drawings required to be delivered to Landlord pursuant to Paragraph 10 of the rules and regulations.

F)	All protective devices (e.g., temporary enclosures and partitions) and materials, as well as their placement, must be approved by the Property Manager.

G)	It is the responsibility of Contractors to ensure that the temporary placement of materials does not impose a hazard to the Building or its occupants, either through overloading, or interference with Building systems, access, egress or in any other manner whatsoever.

H)	All existing and/or new openings made through the floor slab for piping, cabling, etc. must be sealed per code. All holes in the floor slab at abandoned floor outlets, etc. need to be filled with solid concrete.

7.4	Salvage and Waste Removal:

A)	All rubbish, waste and debris shall be neatly and cleanly removed from the Building by Contractors daily unless otherwise approved by the Property Manager. The Building’s trash compactor shall not be used for construction or other debris. For any demolition and debris, each Contractor must make arrangements with the Property Manager for the scheduling and location of an additional dumpster to be supplied at the cost of the Tenant engaging such Contractor. Where, in the opinion of the Property Manager, such arrangements are not practical, such Contractors will make alternative arrangements for removal at the cost of the Tenant engaging such Contractors.

B)	Toxic or flammable materials are to be properly removed daily and disposed of in full accordance with all applicable laws, ordinances, rules and regulations.

C)	Contractors shall, prior to removing any item (including, without limitation, building standard doors, frames and hardware, light fixtures, ceiling diffusers, ceiling exhaust fans, sprinkler heads, fire horns, ceiling speakers and smoke detectors) from the Building, notify the Property Manager that it intends to remove such item. At the election of Property Manager, Contractors shall deliver any such items to the Property Manager. Such items will be delivered, without cost, to an area designated by the Property Manager which area shall be within the Building or the complex in which the Building is located.

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8.	PAYMENT OF CONTRACTORS

Tenant shall promptly pay the cost of all Tenant Work so that Tenant’s premises and the Building shall be free of liens for labor or materials. If any mechanic’s lien is filed against the Building or any part thereof which is claimed to be attributable to the Tenant, its agents, employees or contractors, Tenant shall give immediate notice of such lien to the Landlord and shall promptly discharge the same by payment or filing any necessary bond within 10 days after Tenant has first notice of such mechanic’s lien.

9.	CONFLICT BETWEEN RULES AND REGULATIONS AND LEASE

In the event of any conflict between the Lease and these Rules and Regulations, the terms of the Lease shall control.

10.	GENERAL

10.1. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Building. Landlord may waive any one or more of these Rules and Regulations for the benefit of any tenant or tenants, and any such waiver by Landlord shall not be construed as a waiver of such Rules and Regulations for any or all tenants.

10.2. Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order in and about the Building. Tenant agrees to abide by all such rules and regulations herein stated and any additional rules and regulations which are adopted. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

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EXHIBIT A

TO

RULES AND REGULATIONS

FOR DESIGN AND CONSTRUCTION OF TENANT WORK

Ledgemont Center

BASE BUILDING CHARGES

Contractors desiring to work on the Building Systems must coordinate all work with the Management Office at 781-861-7786.

All work must be scheduled a minimum of one week prior to the start of work. A work order will be issued listing the system affected and the time of shutdown. No work will commence until the work order has been signed by an authorized representative of the construction company.

Contractors must obtain credit approval from the Management Office prior to any work authorization.

	Fire Alarm Shutdown
Base Charges	Shutdown	Reconnect
8:00 a.m to 5:00 p.m.	$125.00	N/C
5:00 p.m. to 8:00 a.m.	$175.00	$175.00
Saturday	$225.00	$225.00
Sunday	$250.00	$250.00

Additional Charges

Labor charge (per person) for Fire Alarm Watch or Sprinkler System Shutdown (required when servicing or testing any life safety device)

8:00 a.m to 5:00 p.m.	$40.00 per hour
5:00 p.m. to 8:00 a.m.	$60.00 per hour
Saturday	$60.00 per hour
Sunday	$80.00 per hour

Contractor may not proceed with any work until authorization to begin work has been obtained from the Management Office. A separate request is to be issued for each day in which the Life Safety work is being performed.

Contractor will be fined $1,500.00 for each and every false alarm caused by contractors employees or their actions. Contractor will be fined $500.00 for every smoke detector covered by the contractor or their subcontractors.

Elevator Charges

$30.00	Per Hr ( 3 Hr Min ) Contractors must pay $1,500.00 to repair the elevator cabs if damaged.

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EXHIBIT B

TO

RULES AND REGULATIONS

FOR DESIGN AND CONSTRUCTION OF TENANT WORK

INSTALLATION OF CABLES

1.1	Computer and Telephone Cables

1.1.1	Layout

    A layout of cables must be submitted to the Property Manager for approval prior to installation.

1.1.2	Installation

A)	Cables installed above the ceiling must be Teflon coated or encased in metal conduit.

B)	Cables must be tagged every 15’ and color coded.

C)	Cables must be properly affixed to the framing above the duct work so that they are self-supporting. Do not fasten to light fixtures.

D)	Cables must not sag and will be installed in the shortest possible runs.

E)	Connections (connectors, splices, etc.) must be securely installed so that they will not pull apart if cable is accidentally touched or pulled.

1.2	Electrical Floor Outlet Cables

1.2.1	Layout

    A layout of cables must be submitted to the Property Manager for approval prior to installation.

1.2.2	Installation

A)	Cables must be tagged every 15’and color coded.

B)	Runs will be as short and as free of slack as possible secured per code requirements.

C)	Cables are to be installed in tenant’s own ceiling then down partitions into the ceiling of the tenant below.

D)	Cables must be properly secured so that they are self supporting.

E)	All connections (connectors, splices, etc.) must be located in the tenant’s own space to avoid damage from below.

F)	Cables must be secured with clamps where they pass through the floor to prevent connections from separating.

G)	Where feasible, install cables above duct work and other materials in the ceiling.

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1.3	Electrical Work

1.3.1	All power wiring in Mechanical Rooms, Electric Rooms and Telephone rooms must be in EMT.

1.4	Security System

1.4.1	Layout

    A layout of the security system wiring must be submitted to the Property Manager for approval prior to installation.

1.4.2	Installation

A)	All wiring for the security system will be tagged every 15’.

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EXHIBIT C

TO

RULES AND REGULATIONS

FOR DESIGN AND CONSTRUCTION OF TENANT WORK

1.	WELDING AND HEAT CUTTING WORK

1.1	Definition

Welding and heat cutting activities as well as soldering and brazing shall be included in “Special Work” category as defines in section 5.2 (B). They require the tenant to provide the Property Manager with at least forty eight (48) hours notice before proceeding and must be performed during periods outside of regular business hours.

1.2	Permitting

The Contractor must obtain a permit from the Lexington Fire Department before commencing work.

1.3	Precautions

Because welding and other hot work is a fire hazard, the Contractor must observe the following precautions and procedures (when possible, work should be done in a non-combustible area):

A)	No sprinkler impairments are allowed during “Special Work” and while the fire watch is in place. The sprinkler impairment restriction is for the floor the “Special Work” is taking place on and the floor above and the floor below.

B)	Smoke Detectors in the work area should be de-activated by the Building Manager for the duration of the work. The Property Manager will re-activate smoke detectors when the work is complete.

C)	Combustible materials shall be located at least 50 feet from hot work operations and shall be covered with non-combustible materials.

D)	All flammable liquids and other hazards must be removed.

E)	All floor and wall openings must be covered with non-combustible material.

F)	Containers, tanks, ducts, etc. must be cleaned and purged of flammable vapors, liquids, dusts etc.

G)	A minimum of one multipurpose ABC rated portable fire extinguisher must be provided within 10 feet of the work area. The extinguisher should be fully charged and have been properly serviced within the last year. It is the responsibility of the contractor to provide fire extinguishers. Building extinguishers should not be used. A standpipe hose should also be readily available.

H)	A fire watch should be maintained on the floor levels where the work was conducted plus the next two floors below for at least one hour after welding or burning has ceased. The fire watch shall consist of a member of the Lexington Fire Department. If there is a chance that slag could enter into a utility or elevator shaft, then the fire watch should cover the base of the shaft as well as the intermediate floors.

I)	If determined, a member of the Lexington Fire Department shall be on site, at Tenant cost, for any “Special Work” .

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Appendix F

RULES AND REGULATIONS

A)	If Tenant requires telephone, data, burglar alarm or similar service, the cost of purchasing, installing and maintaining such service shall be borne solely by Tenant. No boring or cutting for wires will be allowed without the prior written consent of Landlord. Landlord shall direct electricians as to where and how telephone, data, and electrical wires are to be introduced or installed. The location of burglar alarms, telephones, call boxes or other office equipment affixed to the Premises shall be subject to the prior written approval of Landlord

B)	Tenant shall not place a load upon any floor of its Premises, including mezzanine area, if any, which exceeds the load per square foot that such floor was designed to carry and that is allowed by law. Heavy objects shall stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

C)	Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Building without Landlord’s prior written consent which consent shall be in Landlord’s sole discretion.

D)	Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork, plaster or drywall (except for pictures and general office uses) or in any way deface the Premises or any part thereof. Tenant shall not affix any floor covering to the floor of the Premises or paint or seal any floors in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

E)	No cooking shall be done or permitted on the Premises, except that Underwriters’ Laboratory approved microwave ovens or equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations.

F)	All trash and refuse shall be contained in suitable receptacles at locations approved by Landlord. Tenant shall not place in the trash receptacles any personal trash or material that cannot be disposed of in the ordinary and customary manner of removing such trash without violation of any law or ordinance governing such disposal.

G)	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governing authority.

H)	Tenant assumes all responsibility for securing and protecting its Premises and its contents including keeping doors locked and other means of entry to the Premises closed.

I)	Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord without Landlord’s prior written consent.

J)	No person shall go on the roof without Landlord’s permission.

K)	Canvassing, soliciting, distribution of handbills or any other written material in the Building or Project Area is prohibited and each tenant shall cooperate to prevent the same. No tenant shall solicit business from other tenants or permit the sale of any goods or merchandise in the Building or Project Area without the written consent of Landlord.

L)	Any equipment belonging to Tenant which causes noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate the noise or vibration.

M)	Driveways, sidewalks, halls, passages, exits, entrances and stairways (“Access Areas”) shall not be obstructed by tenants or used by tenants for any purpose other than for ingress to and egress from their respective premises. Access areas are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgement of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building or its tenants.

N)	Landlord reserves the right to designate the use of parking areas and spaces. Tenant shall not park in visitor, reserved, or unauthorized parking areas. Tenant and Tenant’s guests shall park between designated parking lines only and shall not park motor vehicles in those areas designated by Landlord for loading and unloading. Vehicles in violation of the above shall be subject to being towed at the vehicle owner’s expense. Vehicles parked overnight without prior written consent of the Landlord shall be deemed abandoned and shall be subject to being towed at vehicle owner’s expense. Tenant will from time to time, upon the request of Landlord, supply Landlord with a list of license plate numbers of vehicles owned or operated by its employees or agents.

O)	No trucks, tractors or similar vehicles can be parked anywhere other than in Tenant’s own truck dock area. Tractor-trailers which must be unhooked or parked with dolly wheels beyond the concrete loading areas must use steel plates or wood blocks under the dolly wheels to prevent damage to the paving surfaces. No parking or storing of such trailers will be permitted in the parking areas or on streets adjacent thereto.

P)	No sign, placard, picture, advertisement, name or notice (collectively referred to as “Signs”) shall be installed or displayed on any part of the outside of the Building without the prior written consent of the Landlord which consent shall be in Landlord’s sole discretion. All approved Signs shall be printed, painted, affixed or inscribed at Tenant’s expense by a person or vendor approved by Landlord and shall be removed by Tenant at Tenant’s expense upon vacating the Premises. Landlord shall have the right to remove any Sign installed or displayed in violation of this rule at Tenant’s expense and without notice. Subject to approval by Landlord and by the Town of Lexington, Tenant will have the right to signage similar to that of other tenants of the Building. All such signage will be installed, maintained, and, at the end of the Term, removed by Tenant at its sole expense, with Tenant repairing any damage caused by same.

Q)	During periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow and loading and unloading areas of other tenants. All products, materials or goods must be stored within the Tenant’s Premises and not in any exterior areas, including, but not limited to, exterior dock platforms, against the exterior of the Building, parking areas and driveway areas. Tenant agrees to keep the exterior of the Premises clean and free of nails, wood, pallets, packing materials, barrels and any other debris produced from their operation.

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R)	Tenant shall not permit any motor vehicles to be washed or mechanical work or maintenance of motor vehicles to be performed on any portion of the Premises or parking lot.

S)	Tenant shall not permit smoking or carrying of lighted cigarettes or cigars in areas reasonably designated by Landlord or any applicable governmental agencies as non-smoking areas.

T)	Canvassing, soliciting, distribution of handbills or any other written material in the Building or Project Area is prohibited and each tenant shall cooperate to prevent the same. No tenant shall solicit business from other tenants or permit the sale of any goods or merchandise in the Building or Project Area without the written consent of Landlord.

U)	Tenant shall not permit any animals, other than seeing-eye dogs, to be brought or kept in or about the Premises or any common area of the property.

V)	Tenant shall not alter any lock or other access device or install a new or additional lock or access device or bolt on any door of its Premises without the prior written consent of Landlord. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys or other means of access to all doors.

W)	These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Building. Landlord may waive any one or more of these Rules and Regulations for the benefit of any tenant or tenants, and any such waiver by Landlord shall not be construed as a waiver of such Rules and Regulations for any or all tenants.

X)	Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order in and about the Building. Tenant agrees to abide by all such rules and regulations herein stated and any additional rules and regulations which are adopted. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

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Appendix G

STANDBY LETTER OF CREDIT DRAFT

IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF

DATE: OCTOBER __, 2006

BENEFICIARY:

LEDGEMONT RESEARCH PARK ASSOCIATES II LIMITED PARTNERSHIP

C/O THE BEAL COMPANIES

177 MILK STREET

BOSTON, MA 02109

APPLICANT:

VISTAPRINT USA, INC.

100 HAYDEN AVENUE

LEXINGTON, MA 02421

AMOUNT: US$1,092,500.00 (ONE MILLION NINETY TWO THOUSAND FIVE HUNDRED AND 00/100 U.S. DOLLARS)

EXPIRATION DATE:                     , 2007 (ONE YEAR FROM ISSUE DATE)

LOCATION: AT OUR COUNTERS IN SANTA CLARA, CALIFORNIA

DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF            IN YOUR FAVOR AVAILABLE BY YOUR DRAFT DRAWN ON US AT SIGHT IN THE FORM OF EXHIBIT “A” ATTACHED AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1. THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY.

2. A DATED CERTIFICATION FROM THE BENEFICIARY , PURPORTEDLY SIGNED BY AN AUTHORIZED OFFICER , FOLLOWED BY HIS/HER DESIGNATED TITLE, STATING THE FOLLOWING:

(A)	“WE HEREBY CERTIFY THAT BENEFICIARY IS ENTITLED TO DRAW ON SILICON VALLEY BANK STANDBY LETTER OF CREDIT NO. SVBSF IN THE AMOUNT OF THE DRAFT SUBMITTED HEREWITH PURSUANT TO THE LEASE (THE “LEASE “) DATED , BY AND BETWEEN BENEFICIARY , AS LANDLORD, AND APPLICANT, AS TENANT WITH RESPECT TO CERTAIN PREMISES LOCATED AT 95 HAYDEN AVENUE, LEXINGTON, MA.”

OR

(B)	“WE HEREBY CERTIFY THAT WE HAVE RECEIVED NOTICE FROM SILICON VALLEY BANK THAT LETTER OF CREDIT NO. SVBSF WILL NOT BE EXTENDED, AND THAT WE HAVE NOT RECEIVED A REPLACEMENT OF THIS LETTER OF CREDIT FROM APPLICANT SATISFACTORY TO US AT LEAST THIRTY (30) DAYS PRIOR TO THE EXPIRATION DATE OF THIS LETTER OF CREDIT.”

THE LEASE AGREEMENT MENTIONED ABOVE IS FOR IDENTIFICATION PURPOSES ONLY AND IT IS NOT INTENDED THAT SAID LEASE AGREEMENT BE INCORPORATED HEREIN OR FORM PART OF THIS LETTER OF CREDIT.

PARTIAL AND MULTIPLE DRAWINGS ARE ALLOWED. THIS LETTER OF CREDIT MUST ACCOMPANY ANY DRAWINGS HEREUNDER FOR ENDORSEMENT OF THE DRAWING AMOUNT AND WILL BE RETURNED TO THE BENEFICIARY UNLESS IT IS FULLY UTILIZED.

DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF CREDIT.

L/C DRAFT LANGUAGE APPROVED FOR ISSUANCE BY:
(Authorized Signature)
DATE:

IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF

DATED OCTOBER     , 2006

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT AND/OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE NOTIFY YOU BY OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESS THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND                 , 20     [INSERT A FINAL EXPIRATION DATE] WHICH SHALL BE THE FINAL EXPIRATION DATE OF THIS LETTER OF CREDIT.

THIS LETTER OF CREDIT IS TRANSFERABLE BY THE ISSUING BANK AT THE REQUEST OF BENEFICIARY ONE OR MORE TIMES BUT IN EACH INSTANCE TO A SINGLE BENEFICIARY AND ONLY IN ITS ENTIRETY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF ANY NOMINATED TRANSFEREE ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATIONS, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U.S. DEPARTMENT OF TREASURY AND U.S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S), IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR LETTER OF TRANSFER DOCUMENTATION (IN THE FORM OF EXHIBIT “B” ATTACHED HERETO). OUR TRANSFER FEE OF  1/4 OF 1% OF THE TRANSFER AMOUNT (MINIMUM $250.00) WILL BE PAID BY THE APPLICANT. ANY TRANSFER OF THIS LETTER OF CREDIT MAY NOT CHANGE THE PLACE OF EXPIRATION OF THE LETTER OF CREDIT FROM OUR ABOVE-SPECIFIED OFFICE. EACH TRANSFER SHALL BE EVIDENCED BY OUR ENDORSEMENT ON THE REVERSE OF THE ORIGINAL LETTER OF CREDIT AND WE SHALL FORWARD THE ORIGINAL LETTER OF CREDIT TO THE TRANSFEREE.

ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF THE ORIGINAL APPROPRIATE DOCUMENTS ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT: SILICON VALLEY BANK, 3003 TASMAN DRIVE, SANTA CLARA, CA 95054, ATTENTION: STANDBY LETTER OF CREDIT NEGOTIATION SECTION OR BY FACSIMILE TRANSMISSION AT: (408) 654-6211 OR (408) 496-2418; AND SIMULTANEOUSLY UNDER TELEPHONE ADVICE TO: (408) 654-7120 OR (408) 654-6349, ATTENTION: STANDBY LETTER OF CREDIT NEGOTIATION SECTION WITH ORIGINALS TO FOLLOW BY OVERNIGHT COURIER SERVICE; PROVIDED, HOWEVER, THE BANK WILL DETERMINE HONOR OR DISHONOR ON THE BASIS OF PRESENTATION BY FACSIMILE ALONE, AND WILL NOT EXAMINE THE ORIGINALS.

WE HEREBY AGREE WITH THE DRAWERS, ENDORSERS AND BONA FIDE HOLDERS THAT THE DRAFTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO THE DRAWEE, IF NEGOTIATED ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT.

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

EXCEPT AS OTHERWISE PROVIDED HEREIN, THIS LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICES FOR DOCUMENTARY CREDITS, (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500.

SILICON VALLEY BANK

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

L/C DRAFT LANGUAGE APPROVED FOR ISSUANCE BY:
(Authorized Signature)
DATE:

EXHIBIT “A”

DATE:	REF. NO.

AT SIGHT OF THIS DRAFT

PAY	TO THE ORDER OF US$

USDOLLARS

DRAWN UNDER SILICON VALLEY BANK, SANTA CLARA, CALIFORNIA, STANDBY LETTER OF CREDIT NUMBER NO.                      DATED

TO: SILICON VALLEY BANK
3003 TASMAN DRIVE
SANTA CLARA, CA 95054	(BENEFICIARY’S NAME)

Authorized Signature

GUIDELINES TO PREPARE THE DRAFT

1.	DATE: ISSUANCE DATE OF DRAFT.

2.	REF. NO.: BENEFICIARY’S REFERENCE NUMBER, IF ANY.

3.	PAY TO THE ORDER OF: NAME OF BENEFICIARY AS INDICATED IN THE L/C (MAKE SURE BENEFICIARY ENDORSES IT ON THE REVERSE SIDE).

4.	US$: AMOUNT OF DRAWING IN FIGURES.

5.	USDOLLARS: AMOUNT OF DRAWING IN WORDS.

6.	LETTER OF CREDIT NUMBER: SILICON VALLEY BANK’S STANDBY L/C NUMBER THAT PERTAINS TO THE DRAWING.

7.	DATED: ISSUANCE DATE OF THE STANDBY L/C.

8.	BENEFICIARY’S NAME: NAME OF BENEFICIARY AS INDICATED IN THE L/C.

9.	AUTHORIZED SIGNATURE: SIGNED BY AN AUTHORIZED SIGNER OF BENEFICIARY.

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS DRAFT, PLEASE CALL OUR L/C PAYMENT SECTION AND ASK FOR:

ALICE DA LUZ: 408-654-7120

EFRAIN TUVILLA: 408-654-6349

L/C DRAFT LANGUAGE APPROVED FOR ISSUANCE BY:
(Authorized Signature)
DATE:

EXHIBIT “B”

DATE:

TO: SILICON VALLEY BANK
3003 TASMAN DRIVE	RE: IRREVOCABLE STANDBY LETTER OF CREDIT
SANTA CLARA, CA 95054	NO. ISSUED BY
ATTN: INTERNATIONAL DIVISION.	SILICON VALLEY BANK, SANTA CLARA
STANDBY LETTERS OF CREDIT	L/C AMOUNT:

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,	SIGNATURE AUTHENTICATED

(BENEFICIARY’S NAME) (SIGNATURE OF BENEFICIARY) (NAME AND TITLE)

The name(s), title(s), and signature(s) conform to that/those on file with us for the company and the signature(s) is/are authorized to execute this instrument.

We further confirm that the company has been identified applying the appropriate due diligence and enhanced due diligence as required by BSA and all its subsequent amendments.

(Name of Bank) (Address of Bank) (City, State, ZIP Code) (Authorized Name and Title) (Authorized Signature) (Telephone number)

L/C DRAFT LANGUAGE APPROVED FOR ISSUANCE BY:
(Authorized Signature)
DATE:

Appendix H

NOTICE OF LEASE

Pursuant to Massachusetts General Laws, Ch. 183, Section 4, notice is hereby given of the following lease (the “Lease”):

Landlord:	Ledgemont Research Park Associates II Limited Partnership

Tenant:	VistaPrint USA, Incorporated

Date of Execution:	October 4, 2006

Lease Commencement Date:	The date upon which Landlord delivers the Premises to Tenant with the Initial Tenant Improvements (as defined on Appendix D to the Lease) Substantially Complete (as defined in Section 2.2 of the Lease), together with issuance of a temporary or permanent Certificate of Occupancy by the Town of Lexington.

Premises:	The space shown on the plan attached hereto as Exhibit A and containing 163,365 rentable square feet of space located on the second, third and fourth floors of the building located at 95 Hayden Avenue, Lexington, Massachusetts. Tenant has the right to surrender up to twenty five percent (25%) of the rentable area of the Premises at any time after the fifth (5th) Lease Year, as such right is more particularly described in Section 2.11 of the Lease. Title to the land and building is held by Landlord pursuant to a deed dated , and recorded with Middlesex (South) County Registry of Deeds in Book , Page . The legal description of the land and building are attached hereto as Exhibit B.

Term:	The period commencing on the Lease Commencement Date and expiring on the date that is one (1) day prior to the tenth (10th) anniversary of the Lease Commencement Date, subject to Tenant’s right to terminate the Lease effective as of the end of the seventh (7th) Lease Year, as such right is more particularly provided in Section 2.9 of the Lease. Tenant will have access to the Premises for certain construction and other purposes prior to the Lease Commencement Date pursuant to the terms of the lease.

Extension Option:	Tenant has two (2) options to extend the term of the lease for two (2) additional periods of five (5) years each, as more particularly described in Section 2.5 of the Lease.

Right of First Offer:	Tenant has a “Right of First Offer” to lease any and all space in the building (other than the Premises or any portion thereof relinquished by Tenant or otherwise recaptured by Landlord), as such right is more particularly described in Section 2.6 of the Lease.

Right of First Refusal:	In addition to the Right of First Offer, Tenant has a “Right of First Refusal”, until such time as all of the space in the building shall be leased to new third-party tenants, to lease any and all space in the building that has not been so leased to new third-party tenants, as such right is more particularly described in Section 2.7 of the Lease.

[REMINDER OF PAGE INTENTIONALLY BLANK]

2

This instrument is executed as a notice of the aforesaid Lease and is not intended, nor shall it be deemed to vary or govern the interpretation of the terms and conditions thereof.

LANDLORD:

LEDGEMONT RESEARCH PARK ASSOCIATES II LIMITED PARTNERSHIP

By:
Name:
Title:

TENANT:

VISTAPRINT USA, INCORPORATED

By:
Name:
Title:	(Vice) President

By:
Name:
Title:	(Assistant) Treasurer

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COMMONWEALTH OF MASSACHUSETTS

,	ss

On this                      day of                         , 2006, before me, the undersigned notary public, personally appeared                             , proved to me through satisfactory evidence of identification, which was                         , to be the person whose name is signed on the preceding document and acknowledged to me that he signed it voluntarily in his capacity as                              of Ledgemont Research Park Associates II Limited Partnership.

Notary Public
Print Name:
My Commission expires:
Affix seal:

4

COMMONWEALTH OF MASSACHUSETTS

,	ss

On this                      day of                 , 2006, before me, the undersigned notary public, personally appeared                                 , proved to me through satisfactory evidence of identification, which was                                 , to be the person whose name is signed on the preceding document and acknowledged to me that he signed it voluntarily in his capacity as                                      of VistaPrint USA, Incorporated.

Notary Public
Print Name:
My Commission expires:
Affix seal:

COMMONWEALTH OF MASSACHUSETTS

,	ss

On this                  day of                     , 2006, before me, the undersigned notary public, personally appeared                                 , proved to me through satisfactory evidence of identification, which was                                         , to be the person whose name is signed on the preceding document and acknowledged to me that he signed it voluntarily in his capacity as                                      of VistaPrint USA, Incorporated.

Notary Public
Print Name:
My Commission expires:
Affix seal:

5

EXHIBIT A

PLAN OF PREMISES

EXHIBIT B

LEGAL DESCRIPTION

Appendix I-1

[DIAGRAM]

Appendix I-2

[DIAGRAM]

Appendix J

JANITORIAL CLEANING SPECIFICATIONS

Janitorial services will cover the specifications as follows and it is expected that all building areas will be maintained and the necessary spot cleanings performed to ensure the continued satisfaction of the tenant base. Services shall include, but not be limited to, the following:

1)	OFFICE AREAS (All Floors)

a)	Nightly Services (Five (5) nights per week)

i)	Empty all waste receptacles. Clean, and reline when needed. Remove material to designated areas.

ii)	Remove recycling material when container is full (see weekly)

iii)	Vacuum all carpeted areas, including conference rooms, reception areas, interior stairwells, hallways and corridors with the exception of individual offices (see weekly). Spot vacuum/clean all others areas as needed.

iv)	Damp mop spillage in uncarpeted office areas.

v)	Spot clean carpets to remove light spillage. Report large spills and stains to supervisor.

vi)	Assure all designated locked doors are closed after area has been cleaned.

vii)	Activate all alarm systems as instructed by occupant (if applicable).

viii)	Arrange chairs at desk and conference room tables and turn off lights upon exiting.

ix)	Clean conference room tables and remove any remaining food items.

x)	Clean and sweep all lunchroom/eating areas. Wash and wipe tables and counter tops and clean sinks.

xi)	Remove scuff marks on floor as needed.

b)	Weekly Services

i)	Remove recycling material when container is full.

ii)	Dust and wipe clean with damp or treated cloth all office furniture, files, and cubicle partition tops, (DO NOT MOVE PAPERS).

iii)	Remove all finger marks and smudges from all vertical surfaces, including doors, door frames, around light switches, private entrance glass, and partitions.

iv)	Damp wipe and polish all glass furniture tops.

v)	Damp mop hard surfaced floors and/or uncarpeted surface floors.

vi)	Sweep uncarpeted floors employing dust control techniques with exception of lunchroom (which is to be performed nightly)

c)	Monthly Services

i)	Dust and wipe clean, cubicle shelves, window sills, ledges and all other horizontal surfaces as needed to maintain clean appearance (DO NOT MOVE PAPERS).

ii)	Edge vacuum all carpeted areas, as needed.

2)	RESTROOMS

a)	Nightly services (Five (5) nights per week)

i)	Clean and sanitize all mirrors, brightwork, countertops and enameled surfaces.

ii)	Wash and disinfect all basins, urinals, bowls (cleaning underside of rim) and fixtures using scouring powder to remove stains.

iii)	Wash both sides of all toilet seats with soap and/or disinfectant.

iv)	Clean flushometers, piping, toilet seat hinges, and other metal.

v)	Empty, clean, and damp wipe all waste receptacles.

vi)	Sweep, wet mop, and sanitize entire floor, including around toilet seats and under urinals.

vii)	Damp wipe all walls, partitions, doors, and outside surfaces of all dispensers, as needed.

viii)	Fill toilet paper, soap, towels, and sanitary napkin dispensers (if applicable).

ix)	Wash and disinfect all showers including shower walls, floors, brightwork and doors (if applicable).

x)	Replace trash liner.

b)	Weekly Services

i)	Flush water through P-traps weekly to ensure elimination of odor.

c)	Monthly Services

i)	Machine scrub vct floors.

3)	LOBBY, ELEVATOR, CORRIDOR, INTERIOR STAIRWAYS (EXCLUDING EMERGENCY EXIT STAIRWAYS) AND ENTRANCE AREAS

a)	Nightly Service (Five (5) nights per week)

i)	Sweep and spot mop all stone, vinyl or composition lobby floors.

ii)	Vacuum and spot clean all carpeted floor and mats.

iii)	Dust and polish all brightwork, including mirrors and elevator call buttons.

iv)	Dust and polish all metal surfaces in elevators, including tracks, and elevator doors.

v)	Vacuum and spot clean all carpet in elevators.

vi)	Clean and polish all trash receptacles

vii)	Dust all fire extinguisher cabinets and/or units.

viii)	Spot clean all doors.

ix)	All furniture should be cleaned as necessary (including directories)

x)	Wash, disinfect and dry polish water coolers (if applicable).

xi)	Clean glass entrance doors, adjacent glass panels and tracks.

xii)	Spot sweep and/or spot vacuum all interior stairways to include emergency exit stairways and landings.

xiii)	Maintain lobby floor as recommended by manufacturer.

b)	Weekly Services

i)	Wet mop all stone, vinyl or composition lobby floors (daily spot mopping may satisfy this need)

ii)	Sweep and/or vacuum all interior stairways (excluding emergency exit stairways) and landings.

4)	JANITORIAL ITEMS/AREAS

a)	Nightly Services (Five (5) nights per week)

i)	Keep janitorial rooms in a clean, neat and orderly condition.

ii)	Maintain all janitorial carts and equipment in safe and clean condition.

5)	FITNESS CENTER (If applicable) (Please break out cost as separate bid)

a)	Nightly Service

i)	Vacuum all exposed carpeted floors.

ii)	Spot clean all mirrors and walls.

iii)	Spray and disinfect fitness center equipment nightly

b)	Weekly Services

i)	Edge vacuum all carpeted areas, as needed.

ii)	Dust all ledges, as needed

iii)	Clean mirrors completely.

iv)	Stocking supplies and towels

6)	LOCKER ROOMS (If applicable)

a)	Nightly Services (Five (5) nights per week)

i)	Perform complete building restroom cleaning specifications to restroom and locker room areas.

ii)	Clean and disinfect showers completely, including walls, doors, floors, and floor drains.

7)	LOADING DOCK, VAN PARKING AREAS, TRASH RECYCLING AREAS

a)	Nightly Services (Five (5) nights per week)

i)	Empty and reline all waste receptacles.

ii)	Sweep ramps, loading bays and parking areas for trash and cigarette butts.

8)	GENERAL BUILDING COMMON AREA SERVICES

a)	Nightly Service(Five (5) nights per week)

i)	Spot clean and restock, as needed all janitorial service closets.

ii)	Pick up and compact all recycle trash, including boxes in accordance with tenants recycle specifications.

iii)	Vacuum all garage lobbies and elevator carpets

Appendix K

Ledgemont Security Specification

Building Security. Security for the Building is currently provided 24 hours per day, seven days per week. The Landlord reserves the right to utilize the security officer on a roaming patrol of the office park during non-business hours, weekends and holidays.. In the event Tenant requires additional security or a different type of security above and beyond the standard that is customarily provided in equivalent first-class suburban office buildings in the same geographical area as the Building, then Landlord at Tenant’s sole cost and expense shall cooperate with Tenant in establishing and implementing the required above-standard security coverage and procedures. Any security enhancements made by Tenant above and beyond that which exists as of the execution date of this Lease Agreement will be solely maintained and administered by Tenant.

APPENDIX L

[DIAGRAM]

Appendix “M”

Plan of the Cafeteria and Fitness Center

VistaPrint

Fitness Center

Landlord to maintain an unmanned fitness center in its existing location in the Building. Landlord to provide and maintain fitness center comprising of (5) cardiovascular machines to include treadmills, bikes, stairclimber; (1) multi-station universal machine, (1) bench, and 5lb-50lb free weight dumbbells.

Cafeteria

Landlord to replace existing dining room tables and chairs, paint ceiling and install carpet floor in the seating area.

[DIAGRAM]

Appendix “N”

Plans to Renovate Building Common Areas and Main Entrance

VistaPrint

Pages 1 and 2 of 4

Note: The parties acknowledge that the actual finishes, furniture and materials may be substantially similar to the finishes, furniture and materials described in this Appendix “N” and may be subject to change as mutually agreed by the parties.

DESIGN BOARD- FINISHES

1.	Sherwin Williams. 7046 Anonymous – Accent Paint Color on walls surrounding Elevator shafts.

2.	Sherwin Williams. 6224 Mountain Air – General Wall Paint Color.

3.	Bently Cpt. Blinding Lite #8BL3006301, Bad Chemistry 888754 – General Carpet for all Lobby carpeted areas

4.	Knoll Cavalier #K217-50 Blue Moon – Suggested Upholstery fabric. Locations to be determined.

5.	Designtex Kalahari #2486-102 Agate Suggested Upholstery fabric. Locations to be determined.

6.	Stone Source Winneway Flamed – Shown for reference only to match existing granite flooring.

7.	Brentano Vapor First Snow #3903-01 Suggested Upholstery fabric. Locations to be determined.

8.	Knoll Bank Shot #K134-36 Heather Suggested Upholstery fabric. Locations to be determined.

9.	Pollack Champagne #5045-05 Black Pearl Suggested Upholstery fabric. Locations to be determined.

10.	Milliken Oxygen Runway #227 – First Floor Cafeteria carpet tile.

11.	Sherwin Williams #7008 Alabaster - First Floor Cafeteria wall paint.

12.	3 Form Light Blue Crush Patent Front – First Floor Cafeteria. Re-glaze existing window wall into Lobby. Extent to be determined.

13.	ICF Imax chair Polyurethane Finish #E12-Azul – First Floor Cafeteria chair finish.

14.	3 Form Varia Belgo Mezzo Electric Blue Patina – Ground Floor privacy screens at casual conference areas along circulation.

15.	Shep Brown Pietra Etrusca Sovana – Floor tile on Ground and First Floors.

16.	Martin Brattrud #A4 Medium Cherry on Maple – Ground and First Floor seating areas wood finish for coffee and sofa tables.

DESIGN BOARD- FURNITURE

1.	a. Martin Brattrud Lounge Chair #630-02 – 6 total in Ground and First Floor seating areas.

b. Martin Brattrud Coffee Table #632-33TB – 3 total in Ground and First Floor seating areas.

2.	Martin Brattrud One Arm Sofa with table 631-99 Series – 3 total in Ground and First Floor seating areas.

3.	Flos Stylos Floor Lamp – 3 total in Ground and First Floor Seating areas.

4.	Versteel Tuscany Base, Plain top – 25 total round and 23 total rectangular in First Floor Cafeteria. Dimensions vary.

5.	ICF Imax Chair – 180 total in First Floor Cafeteria.

6.	Zaneen Jazz #D8-1019 – Style of pendants light fixtures for Lobby. Quantities and Locations to be determined.

7.	Knoll Pensi Toledo Chair Amat 3 – 20 total in Ground Floor Seating areas.

8.	Knoll Pensi Table Amat 3 – 5 total in Ground Floor Seating areas.

9.	Davis Webb media chair/glides #WB-9020 – 6 Total in along Ground Floor Circulation/casual conference areas. NOTE: 3 Total low tables between chairs to be determined.

[DIAGRAM]

Appendix O

100 HAYDEN AVENUE

LEXINGTON, MASSACHUSETTS

LEASE DATED April 24, 2003

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in a certain building (the “Building”) known as, and with an address at, 100 Hayden Avenue, Lexington, Massachusetts.

The parties to this Indenture of Lease hereby agree with each other as follows:

ARTICLE I

REFERENCE DATA

1.1	SUBJECTS REFERRED TO:

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

LANDLORD:

Mortimer B. Zuckerman and Edward H. Linde, Trustees of 92 Hayden Avenue Trust under Declaration of Trust dated August 18, 1983, recorded with the Middlesex South District Registry of Deeds in Book 15218, Page 425 as amended by instrument dated October 30, 1997 recorded with said Registry in Book 27863, Page 347, but not individually.

LANDLORD’S ORIGINAL ADDRESS:	c/o Boston Properties Limited Partnership 111 Huntington Avenue, Suite 300 Boston, Massachusetts 02199-7610

LANDLORD’S CONSTRUCTION REPRESENTATIVE:	Mark Denman

TENANT:	Vistaprint USA, Incorporated, a Delaware corporation.

TENANT’S ORIGINAL ADDRESS:	204 Second Avenue Waltham, Massachusetts 02451

TENANT’S CONSTRUCTION REPRESENTATIVE:	Veronica French

COMMENCEMENT DATE:	May 1, 2003

TERM (SOMETIMES CALLED THE “ORIGINAL TERM”):	Forty-eight (48) calendar months (plus the partial month, if any, immediately following the Commencement Date), unless extended or sooner terminated as provided in this Lease.

EXTENSION OPTION:	One (1) period of three (3) years as provided in and on the terms set forth in Section 8.20 hereof.

THE SITE:	That certain parcel of land known as and numbered 92-100 Hayden Avenue, Lexington, Middlesex County, Massachusetts, being more particularly described in Exhibit A attached hereto.

THE BUILDING:	The three (3) story building on the Site known as and numbered 100 Hayden Avenue, Lexington, Massachusetts. The Building is appropriately labeled on Exhibit A-1.

THE ADDITIONAL BUILDING:	The two (2) story Building on the Site known as and numbered 92 Hayden Avenue, Lexington, Massachusetts. The Additional Building is appropriately labeled on Exhibit A-1 attached hereto and hereby made a part hereof.

THE BUILDINGS:	The Building and the Additional Building. The Buildings are herein identified by street number and are labeled as such on the Site Plan attached hereto as Exhibit A-1.

THE COMPLEX:	The Building and the Additional Building together with all parking areas, the Site and all improvements (including landscaping) thereon and thereto.

TENANT’S SPACE:	The entire Building consisting of 55,924 square feet of rentable floor area in accordance with the floor plan attached hereto as Exhibit D and incorporated herein by reference.

NUMBER OF PARKING SPACES:	196

ANNUAL FIXED RENT:	(a) From May 1, 2003 to October 31, 2003, at the annual rate of $498,750.00

(b) From November 1, 2003 to February 29, 2004, at the annual rate of $698,250.00.

2

(c) From March 1, 2004 to June 30, 2004, at the annual rate of $897,750.00

(d) From July 1, 2004 through the expiration of the Original Term, at the annual rate of $1,115,683.80.

(e) During the extension option period (if exercised), as determined pursuant to Section 8.20.

BASE OPERATING EXPENSES:	Landlord’s Operating Expenses (as hereinafter defined in Section 2.6) for calendar year 2004, being January 1, 2004 through December 31, 2004.

BASE TAXES:	Landlord’s Tax Expenses (as hereinafter defined in Section 2.7) for fiscal tax year 2004, being July 1, 2003 through June 30, 2004.

TENANT ELECTRICITY:	As provided in Section 2.8.

ADDITIONAL RENT:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.

RENTABLE FLOOR AREA OF TENANT’S SPACE (SOMETIMES ALSO CALLED RENTABLE FLOOR AREA OF THE PREMISES):	55,924 square feet.

TOTAL RENTABLE FLOOR AREA OF THE BUILDING:	55,924 square feet.

TOTAL RENTABLE FLOOR AREA OF THE ADDITIONAL BUILDING:	31,100 square feet.

TOTAL RENTABLE FLOOR AREA OF THE BUILDINGS:	87,024 square feet.

PERMITTED USE:

General office purposes and all uses incidental and ancillary thereto, including, without limitation, printing operations (provided that no more than 20% of the Premises shall be utilized for printing operations and that all such incidental and ancillary uses are in compliance with applicable laws and are limited to the first floor of the Building, exclusive of the Café (as hereinafter defined)).

3

INITIAL MINIMUM LIMITS OF TENANT’S COMMERCIAL GENERAL LIABILITY INSURANCE:	$5,000,000.00 combined single limit per occurrence on a per location basis

BROKERS:	Cushman & Wakefield 125 Summer Street, 15th floor Boston, Massachusetts 02110 and Meredith & Grew, Inc. 160 Federal Street Boston, Massachusetts 02110

SECURITY DEPOSIT:	$279,000.00

1.2	EXHIBITS. There are incorporated as part of this Lease:

EXHIBIT A	Description of Site

EXHIBIT A-1	Site Plan of Complex

EXHIBIT B	List of Landlord’s Furniture, Fixtures and Equipment

EXHIBIT C	Landlord’s Services

EXHIBIT D	Floor Plan

EXHIBIT E	Broker Determination of Prevailing Market Rent

1.3	TABLE OF ARTICLES AND SECTIONS

ARTICLE I-REFERENCE DATA

1.1	Subjects Referred to

1.2	Exhibits

1.3	Table of Articles and Sections

ARTICLE II-THE BUILDINGS, PREMISES, TERM AND RENT

2.1	The Premises

2.1.1	Furniture, Fixtures and Equipment

2.2	Rights To Use Common Facilities

2.2.1	Tenant’s Parking

2.2.2	Existing Cafe

2.3	Landlord’s Reservations

2.4	Habendum

4

2.5	Fixed Rent Payments

2.6	Operating Expenses

2.7	Real Estate Taxes

2.8	Tenant Electricity

ARTICLE III-CONDITION OF PREMISES; ALTERATIONS

3.1	Condition of Premises

3.2	Quality and Performance of Work
3.3	Early Access by Tenant

ARTICLE IV-LANDLORD’S COVENANTS; INTERRUPTIONS AND DELAYS

4.1	Landlord’s Covenants

4.1.1	Services Furnished by Landlord

4.1.2	Additional Services Available to Tenant

4.1.3	Roof, Exterior Wall, Floor Slab and Common Facility Repairs

4.1.4	Landlord’s Insurance

4.1.5	Landlord’s Indemnity

4.2	Interruptions and Delays in Services and Repairs, etc.

ARTICLE V-TENANT’S COVENANTS

5.1	Payments

5.2	Repair and Yield Up

5.3	Use

5.4	Obstructions; Items Visible From Exterior; Rules and Regulations

5.5	Safety Appliances; Licenses

5.6	Assignment; Sublease

5.7	Indemnity; Insurance

5.8	Personal Property at Tenant’s Risk

5.9	Right of Entry

5.10	Floor Load; Prevention of Vibration and Noise

5.11	Personal Property Taxes

5

5.12	Compliance with Laws

5.13	Intentionally Omitted

5.14	Alterations

5.15	Vendors

5.16	Roof Installations

ARTICLE VI-CASUALTY AND TAKING

6.1	Damage Resulting from Casualty

6.2	Uninsured Casualty

6.3	Rights of Termination for Taking

6.4	Award

ARTICLE VII-DEFAULT

7.1	Tenant’s Default

7.2	Landlord’s Default

ARTICLE VIII-MISCELLANEOUS PROVISIONS

8.1	Extra Hazardous Use

8.2	Waiver

8.3	Cumulative Remedies

8.4	Quiet Enjoyment

8.5	Notice To Mortgagee and Ground Lessor

8.6	Assignment of Rents

8.7	Surrender

8.8	Brokerage

8.9	Invalidity of Particular Provisions

8.10	Provisions Binding, Etc.

8.11	Recording

8.12	Notices

8.13	When Lease Becomes Binding

8.14	Section Headings

6

8.15	Rights of Mortgagee

8.16	Status Reports and Financial Statements

8.17	Self-Help

8.18	Holding Over

8.19	Non-Subrogation

8.20	Extension Option

8.21	Security Deposit

8.22	Late Payment

8.23	Landlord’s and Tenant’s Payments

8.24	Waiver of Trial by Jury

8.25	Tenant’s Signage

8.26	Reciprocal Litigation Costs

8.27	Force Majeure

8.28	Representation of Landlord Regarding Certain Encumbrances

8.29	Governing Law

ARTICLE II

THE BUILDINGS, PREMISES, TERM AND RENT

2.1 THE PREMISES. Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, Tenant’s Space in the Building excluding the roof, and if Tenant’s Space is less than the entire Building excluding exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively, or in common, other parts of the Building, and if Tenant’s Space includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and toilets located on such floor.

Tenant’s Space with such exclusions, if applicable, is hereinafter referred to as the “Premises”. The term “Building” means the Building identified on the first page, and which is the subject of this Lease and being one of the two (2) Buildings erected on the Site by the Landlord; the term “Site” means all, and also any part of the Land described in Exhibit A, plus any additions or reductions thereto resulting from the change of any abutting street line and all parking areas and structures. The term “Property” means the two (2) Buildings and the Site.

2.1.1 FURNITURE, FIXTURES AND EQUIPMENT. Landlord and Tenant acknowledge that as of the date of this Lease, the furniture, fixtures and equipment listed on Exhibit B attached hereto (the “FFE”) are in the Premises. Landlord represents that it holds title to the FFE and, in consideration for the terms set forth in this Lease, Landlord agrees to allow Tenant to utilize the FEE during the Lease Term. Tenant may, as it deems appropriate or necessary, reconfigure the furniture and petitions included in the FFE to combine with any of Tenant’s furniture, fixtures and equipment, however, Tenant may not remove

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any FFE from the Premises without Landlord’s prior consent. With respect to the HVAC and back-up generator systems and accompanying equipment, Tenant agrees to maintain at all times a service contract satisfactory to Landlord with respect thereto, furnishing evidence thereof (including renewals) to Landlord. Such contracts shall provide, at a minimum, for at least quarterly servicing. Landlord makes no representation as to the fitness or suitability of the FFE for Tenant’s purposes. Tenant agrees to maintain the FFE in good order and condition reasonable wear and tear and damage by fire and other casualty excepted and Landlord shall have no obligation for the maintenance, repair or replacement of any such FFE. Upon the expiration of earlier termination of the Lease term, Tenant shall yield up such FFE to Landlord in the condition required herein.

2.2 RIGHTS TO USE COMMON FACILITIES. Subject to Landlord’s right to change or alter any of the following in Landlord’s discretion as herein provided, Tenant shall have, as appurtenant to the Premises, the non- exclusive right to use in common with others, subject to reasonable rules of general applicability (uniformly applied) to tenants of the Complex from time to time made by Landlord of which Tenant is given notice, common walkways and driveways necessary for access to the Building.

2.2.1 TENANT’S PARKING. In addition, Tenant shall have the right to use in the parking area the Number of Parking Spaces (referred to in Section 1.1) for the parking of automobiles, in common with use by other tenants from time to time of the Complex, provided, however, that Landlord shall not be obligated to furnish stalls or spaces in any parking area specifically designated for Tenant’s use. Tenant covenants and agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord of general applicability (uniformly applied) with respect to the use of the parking areas on the Site. The parking privileges granted herein are non-transferable except to a permitted assignee or subtenant as provided in Section 5.6 through Section 5.6.5. Further, Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked on the Site or to any personal property therein, however caused, except to the extent of any such loss caused by the gross negligence or willful misconduct of Landlord or Landlord’s agents, contractors, or employees. Tenant covenants and agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability. Tenant acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

2.2.2 EXISTING CAFÉ. Tenant acknowledges that as of the date of this Lease a café is located within the Premises (the “Café”) in order to provide food service to occupants of the Building. Tenant acknowledges that it will not remove such Café (or any of the equipment or fixtures therein) or make any alterations thereto without Landlord’s prior written consent which shall not be unreasonably withheld or delayed with respect to non-material alterations. In the event that Tenant utilizes the Café to provide food service to its employees, Tenant agrees that (i) the Café shall be operated at Tenant’s sole cost and expense, (ii) Landlord shall have no obligation or liability with respect to such Café or the equipment contained therein except that Landlord shall provide cleaning to the Café in accordance with the standards set forth herein with respect to cleaning of the Premises and the cost thereof shall be charged to Tenant as Additional Rent, (iii) the Café shall be operated and maintained by Tenant in accordance with all applicable laws, including, without limitation, obtaining all permits for opening and operating the Café and (iv) the Café may be utilized by Tenant, other tenants or permitted occupants of the Building and their employees and guests but shall not be open to the general public.

2.3 LANDLORD’S RESERVATIONS. Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises.

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2.4 HABENDUM. Subject to the provisions of Section 3.3 below, Tenant shall have and hold the Premises for a period commencing on the Commencement Date and continuing for the Term unless sooner terminated as provided in Article VI or Article VII or unless extended as provided in Section 8.20.

2.5 FIXED RENT PAYMENTS. Tenant agrees to pay to Landlord, or as directed by Landlord, at Landlord’s Original Address specified in Section 1.1 hereof, or at such other place as Landlord shall from time to time designate by notice, (1) on the Commencement Date (defined in Section 1.1 hereof) and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Term, a sum equal to one twelfth (1/12th) of the Annual Fixed Rent (sometimes hereinafter referred to as “fixed rent”) and (2) on the first day of each and every calendar month during each extension option period (if exercised), a sum equal to (a) one twelfth (1/12th) of the Annual Fixed Rent as determined in Section 8.20 for the extension option period. Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Boston Properties Limited Partnership at P.O. Box 3557, Boston, Massachusetts 02241-3557, and all remittances received by Boston Properties Limited Partnership, as Agents as aforesaid, or by any subsequently designated recipient, shall be treated as payment to Landlord.

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Commencement Date is a day other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Commencement Date to the first day of the succeeding calendar month.

Additional Rent payable by Tenant on a monthly basis, as hereinafter provided, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion but shall commence on the Commencement Date; and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

The Annual Fixed Rent and all other charges for which provision is herein made shall be paid by Tenant to Landlord, without offset, deduction or abatement except as otherwise specifically set forth in this Lease.

2.6 OPERATING EXPENSES. “Landlord’s Operating Expenses” means the cost of operation of the Building and the Site which (i) shall exclude costs of special services rendered to tenants (including Tenant) for which a separate charge is made; all costs incurred exclusively as a result of owning, operating and maintaining the Additional Building; all capital expenditures and depreciation (for items purchased or leased), except as otherwise explicitly provided in this Section 2.6; leasing fees or commissions, advertising and promotional expenses, legal fees, the cost of tenant improvements, build out allowances, moving expenses, assumption of rent under existing leases and other concessions incurred in connection with leasing space in the Building; interest on indebtedness, debt amortization, ground rent, and refinancing costs for any mortgage or ground lease of the Building or the Site; the cost of any item or service to the extent to which Landlord is actually reimbursed or compensated by insurance, any tenant, or any third party; legal fees or other expenses incurred in connection with negotiating and enforcing leases, subleases, assignments or other occupancy agreements for the Building; or depreciation or amortization except as otherwise expressly provided in this Lease but (ii) shall include, without limitation, the following: premiums for insurance carried with respect to the Building and the Site (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and insurance of monthly installments of fixed rent and any Additional Rent which may be due under this Lease and other leases of space in the Building for not more than 12 months in the case of both fixed rent and Additional Rent and if there be any first mortgage of the Property, including such insurance as may be required by the holder of such first mortgage); compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operating, maintaining or cleaning of the Building or Site, water, sewer, gas, oil and telephone charges (excluding utility charges separately chargeable to tenants, including without limitation, those for additional or special services); cost of building and cleaning supplies and equipment; cost of maintenance, cleaning and repairs (other than repairs not properly chargeable against income or reimbursed from contractors under guarantees); cost of snow

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removal and care of landscaping; payments under service contracts with independent contractors (at market rates); management fees at reasonable rates consistent with the type of occupancy and the service rendered; and all other reasonable and necessary expenses paid in connection with the operation, cleaning and maintenance of the Building and the Site and properly chargeable against income, provided, however, there shall be included (a) depreciation for capital expenditures (whether purchased or leased) made by Landlord (i) to reduce Landlord’s Operating Expenses if Landlord shall have reasonably determined that the annual reduction in Landlord’s Operating Expenses shall exceed depreciation therefor or (ii) to comply with applicable laws, rules, regulations, requirements, statutes, ordinances, by-laws and court decisions of all public authorities which are now or hereafter in force; plus (b) in the case of both (i) and (ii) an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the locality in which the Building is located; depreciation in the case of both (i) and (ii) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired and the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item.

“Operating Expenses Allocable to the Premises” shall mean (a) the same proportion of Landlord’s Operating Expenses for and pertaining to the Building as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Building (which proportion as of the Commencement Date is 100%) plus (b) the same proportion of Landlord’s Operating Expenses for and pertaining to the Site as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Buildings (which proportion as of the Commencement Date is 64.24%).

“Base Operating Expenses” is hereinbefore defined in Section 1.1. Base Operating Expenses shall not include market-wide cost increases due to extraordinary circumstances, including but not limited to Force Majeure (as defined in Section 6.1), conservation surcharges, boycotts, strikes, embargoes or shortages.

“Base Operating Expenses Allocable to the Premises” means (i) the same proportion of Base Operating Expenses for and pertaining to the Building as the Rentable Floor Area of Tenant’s Space bears to the Rentable Floor Area of the Building plus (ii) the same proportion of Base Operating Expenses for and pertaining to the Site as the Rentable Floor Area of Tenant’s Space bears to the Rentable Floor Area of the Buildings.

If with respect to any calendar year falling within the Term, or fraction of a calendar year falling within the Term at the beginning or end thereof, the Operating Expenses Allocable to the Premises for a full calendar year exceed Base Operating Expenses Allocable to the Premises, or for any such fraction of a calendar year exceed the corresponding fraction of Base Operating Expenses Allocable to the Premises then, Tenant shall pay to Landlord, as Additional Rent, the amount of such excess. Such payments shall be made at the times and in the manner hereinafter provided in this Section 2.6.

Not later than one hundred and twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, Landlord’s Operating Expenses and Operating Expenses Allocable to the Premises (identifying in detail those expenses solely attributable to the Building and those attributable to the Complex). Said statement to be rendered to Tenant shall also show for the preceding year or fraction thereof as the case may be the amounts of operating expenses already paid by Tenant as Additional Rent, and the amount of operating expenses remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of such statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.6 with respect to the preceding year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section 2.6 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment as aforesaid if the Term has ended and Tenant

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has no further obligation to Landlord). Upon no less than three (3) business days prior notice to Landlord (given within thirty (30) days after Tenant’s receipt of such annual statement) (“Tenant’s Audit Notice”), Tenant, at Tenant’s expense, may examine Landlord’s books and records regarding such statement at any reasonable time specified by Landlord during Landlord’s business hours at a place designated by Landlord. Such audit must be completed within sixty (60) days of the effective date of Tenant’s Audit Notice. Tenant shall hold such books and records in confidence and not disclose the same to any other party, including, without limitation, any other tenant in the Complex. If such examination reveals that Landlord’s Operating Expenses for such calendar year have been (a) overstated by Landlord, then an equitable adjustment shall be made in the amount paid or payable pursuant to this Section 2.6 for such calendar year, and appropriate credit shall be made against (i) monthly installments of Annual Fixed Rent or Additional Rent next thereafter coming due or (ii) any other sums due from Tenant to Landlord under this Lease (or refund such amount if the Term has ended and Tenant has no further obligation to Landlord other than an indemnification obligation for which no claim has been made) or (b) understated by Landlord, then an equitable adjustment shall be made in the amount paid or payable pursuant to this Section 2.6 for such calendar year and an appropriate payment shall be made by Tenant to Landlord within thirty (30) days after Landlord bills Tenant therefor. In addition, if Tenant’s examination determines that Landlord has overcharged Tenant on account of the Landlord’s Operating Expenses by more than five percent (5%), Landlord shall reimburse Tenant for the reasonable, out-of-pocket expenses incurred by Tenant in performing such examination.

In addition, Tenant shall make payments monthly on account of Tenant’s share of increases in Landlord’s Operating Expenses anticipated for the then current year at the time and in the fashion herein provided for the payment of fixed rent. The amount to be paid to Landlord shall be an amount reasonably estimated annually by Landlord to be sufficient to cover, in the aggregate, a sum equal to Tenant’s share of such increases in operating expenses for each calendar year during the Term.

Notwithstanding the foregoing provisions, no decrease in Landlord’s Operating Expenses shall result in a reduction of the amount otherwise payable by Tenant if and to the extent said decrease is attributable to vacancies in the Buildings rather than to any other causes.

2.7 REAL ESTATE TAXES. If with respect to any full Tax Year or fraction of a Tax Year falling within the Term, Landlord’s Tax Expenses Allocable to the Premises as hereinafter defined for a full Tax Year exceed Base Taxes Allocable to the Premises, or for any such fraction of a Tax Year exceed the corresponding fraction of Base Taxes Allocable to the Premises then, on or before the thirtieth (30th) day following receipt by Tenant of the certified statement referred to below in this Section 2.7, Tenant shall pay to Landlord, as Additional Rent, the amount of such excess. Not later than ninety (90) days after Landlord’s Tax Expenses Allocable to the Premises are determined for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, real estate taxes on the Building and the Site and abatements and refunds of any taxes and assessments. Expenditures for legal fees and for other expenses incurred in obtaining the tax refund or abatement may be charged against the tax refund or abatement before the adjustments are made for the Tax Year. Said statement to be rendered to Tenant shall also show for the preceding year or fraction thereof as the case may be the amounts of real estate taxes already paid by Tenant as Additional Rent, and the amount of real estate taxes remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of the foregoing statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.7 with respect to the preceding year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the provisions of this Section 2.7 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the over-payment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord).

To the extent permitted by applicable law and provided there shall not then be existing an Event of Default, there is a minimum of twelve (12) full calendar months remaining in the Term (as it may have

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been extended) and Tenant has given prior written notice to Landlord, Tenant shall have the right to contest the amount or validity, in whole or in part, of any of the real estate taxes by appropriate proceedings diligently conducted in good faith; provided, however, that as a continuing condition to such right, Tenant shall be required to make those payments respecting real state taxes as and at the times required by law notwithstanding any such contest. Tenant further agrees that each such contest shall be promptly and diligently prosecuted in good faith to a final conclusion except only as provided herein. Landlord agrees to cooperate with Tenant in any such proceeding provided that the same shall be at the sole cost and expense of Tenant. Tenant will pay and save Landlord harmless against any and all losses, judgments, decrees and costs incurred by Landlord (including reasonable attorneys’ fees) relating to the Premises and the Term hereof and being the direct or proximate result of Tenant’s initiation of such contest and will, promptly after the final settlement, compromise or determination of such contest, fully pay and discharge Tenant’s obligations under this Section 2.7, together with all penalties, fines, interests, costs and expenses. Further, any such contest by Tenant shall not be discontinued unless and until Tenant has given to Landlord written notice of Tenant’s intent to so discontinue and if Landlord shall not by notice to Tenant (the “Assumption Notice”) within thirty (30) days after receipt of Tenant’s notice elect to assume, at Landlord’s sole cost and expense, the continued prosecution and conduct of such contest. In the event Landlord shall give such Assumption Notice, Tenant shall cooperate with Landlord in all respects as may be necessary for Landlord’s continuation of such contest, but Tenant shall have no other obligation for the prosecution and conduct of such contest.

In addition, payments by Tenant on account of increases in real estate taxes anticipated for the then current year shall be made monthly at the time and in the fashion herein provided for the payment of fixed rent. The amount so to be paid to Landlord shall be an amount reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to Tenant’s share of such increases, at least ten (10) days before the day on which such payments by Landlord would become delinquent.

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the foregoing statement shall be rendered and payments made on account of such installments. Notwithstanding the foregoing provisions, no decrease in Landlord’s Tax Expenses with respect to any Tax Year shall result in a reduction of the amount otherwise payable by Tenant if and to the extent said decrease is attributable to vacancies in the Building or partial completion of the Building rather than to any other causes.

Terms used herein are defined as follows:

(i) “Tax Year” means the twelve-month period beginning July 1 each year during the Term or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

(ii) “Landlord’s Tax Expenses Allocable to the Premises” shall mean (a) the same proportion of Landlord’s Tax Expenses for and pertaining to the Building as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Building plus (b) the same proportion of Landlord’s Tax Expenses for and pertaining to the Site as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Buildings.

(iii) “Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate real estate taxes on the Building and Site with respect to that Tax Year, reduced by any abatement receipts with respect to that Tax Year.

(iv) “Base Taxes” is hereinbefore defined in Section 1.1. Notwithstanding anything to the contrary herein, Bases Taxes shall not be subject to any reduction resulting from any tax abatement.

(v) “Base Taxes Allocable to the Premises” means (i) the same proportion of Base Taxes for and pertaining to the Building as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Building, plus (ii) the same proportion of Base Taxes for and pertaining to the Site as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Buildings.

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(vi) “Real estate taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any governmental authority on the Building or Site which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Site, the Building and the Property and reasonable expenses and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, “Abatement Expenses”), which Abatement Expenses shall be excluded from Base Taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes all income, estate, succession, inheritance, transfer, gift, and capital stock, taxes, and assessments, charges, taxes, rents, fees, other authorizations or charges to the extent allocable or caused by the development or installation of on or off-site improvements or utilities (including, without limitation, street and intersection improvements, roads, rights or way and signalization) necessary for the initial development or construction of the Building or other improvements on the site, or any past, present or future system development reimbursement schedule or sinking fund related to any of the foregoing; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Site or Building or Property, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge distinct from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes” but only to the extent that the same would be payable if the Site and Buildings were the only property of Landlord.

(vii) If during the Lease Term the Tax Year is changed by applicable law to less than a full 12-month period, the Base Taxes and Base Taxes Allocable to the Premises shall each be proportionately reduced.

2.8 TENANT ELECTRICITY. Commencing on the Commencement Date and continuing throughout the Term (as it may be extended), Tenant covenants and agrees to pay directly to the appropriate utility company providing electricity to the Site, as Additional Rent, all electricity charges for lights, power and heating, ventilating and air conditioning consumed at the Premises (“Tenant Electricity”) and all electricity for exterior lighting of the Building (and not the exterior of the Additional Building) (“Exterior Electricity”). There are presently two (2) electric meters, one of which reads the electricity to power heating, ventilating and air-conditioning to the Premises and the other reads both the Exterior Electricity and the Tenant Electricity and Tenant shall be responsible for the full payment of all electrical charges associated with both meters.

Tenant covenants and agrees to take all steps required by the appropriate utility company to provide for the direct billing to Tenant of the Tenant Electricity and the Exterior Electricity including, without limitation, making application(s) to such utility company in connection therewith and making any deposits (including, but not limited to, such letters of credit) as such utility company shall require. Tenant covenants and agrees to pay, before delinquency, all electricity charges and rates for and relating to the Tenant Electricity and the Exterior Electricity and from time to time if requested by Landlord to provide Landlord with evidence of payment to, and good standing with, such utility company as Landlord may reasonably require.

ARTICLE III

CONDITION OF PREMISES

3.1 CONDITION OF PREMISES. Tenant shall accept the Premises in their AS-IS condition without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto.

Landlord represents that as of the Commencement Date to the best of Landlord’s actual knowledge (i) there is no damage to the roof structure of the Building that compromises the integrity thereof, (ii) the Building

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was constructed in accordance with the provisions of the Zoning By-Law for the Town of Lexington and other laws, ordinances, rules and regulations applicable to the Building as of the construction of the Building and (iii) the base building, HVAC, mechanical, plumbing, electrical, life safety, sprinkler and sewer systems are in reasonably good working order and condition.

3.2 QUALITY AND PERFORMANCE OF WORK. All construction work required or permitted by this Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities with jurisdiction (“Legal Requirements”) and all Insurance Requirements (as defined in Section 5.14 hereof). All of Tenant’s or Landlord’s work shall be coordinated with any work being performed by or for the other party and in such manner as to maintain harmonious labor relations. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named in Section 1.1 or any person hereafter designated in substitution or addition by notice to the party relying.

3.3 EARLY ACCESS BY TENANT. Landlord shall permit Tenant access for installing Tenant’s telecommunications equipment and trade fixtures in portions of the Premises prior to the Commencement Date. Any such access by Tenant shall be upon all of the terms and conditions of the Lease (other than the payment of Annual Fixed Rent and Tenant’s payments for Operating Expenses, real estate taxes and electricity) and shall be at Tenant’s sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant, except for any injury or damage resulting from the gross negligence or willful misconduct of Landlord or Landlord’s agents, contractors, employees or invitees (excluding Tenant or its agents, contractors, employees or invitees).

ARTICLE IV

LANDLORD’S COVENANTS; INTERRUPTIONS AND DELAYS

4.1 LANDLORD COVENANTS: Landlord covenants, at Landlord’s cost and expense (except as otherwise specified), during the Term:

4.1.1 SERVICES FURNISHED BY LANDLORD. To furnish services, utilities, facilities and supplies set forth in Exhibit C equal to those customarily provided by landlords in high quality buildings in the Boston West Suburban Market subject to escalation reimbursement in accordance with Section 2.6.

4.1.2 ADDITIONAL SERVICES AVAILABLE TO TENANT. To furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar office buildings in the Boston West Suburban Market upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord. Tenant agrees to pay to Landlord, as Additional Rent, the cost of any such additional Building services requested by Tenant and for the reasonable cost of any additions, alterations, improvements or other work performed by Landlord in the Premises at the request of Tenant within thirty (30) days after being billed, therefore together with reasonable evidence of the cost thereof.

4.1.3 ROOF, EXTERIOR WALL, FLOOR SLAB AND COMMON FACILITY REPAIRS. Except for (a) normal and reasonable wear and use and (b) damage caused by fire and casualty and by eminent domain, and except as otherwise provided in Article VI and subject to the escalation provisions of Section 2.6, (i) to make such repairs to the roof, exterior walls, floor slabs and common areas and facilities as may be necessary to keep them in reasonably good order, condition and repair and (ii) to maintain the Building and the base building systems including, without limitation, the HVAC, mechanical, plumbing, electrical, life safety, sprinkler and sewer systems and elevators (exclusive of Tenant’s responsibilities under this Lease and for any equipment or systems installed by Tenant) in a first class manner comparable to the maintenance of similar properties in the Boston West Suburban Market.

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4.1.4 LANDLORD’S INSURANCE. Landlord shall carry at all times during the Term of this Lease (i) commercial general liability insurance with respect to the Building in an amount not less than $5,000,000.00 combined single limit per occurrence, (ii) insurance against loss or damage with respect to the Buildings covered by the so-called “all risk” type insurance coverage in an amount equal to at least the replacement value of the Building. Landlord may also maintain such other insurance as may from time to time be required by a mortgagee holding a mortgage lien on the Building. Further, Landlord may also maintain such insurance against loss of annual fixed rent and additional rent and such other risks and perils as Landlord deems proper. Any and all such insurance (i) may be maintained under a blanket policy affecting other properties of Landlord and/or its affiliated business organizations, (ii) may be written with deductibles as determined by Landlord and (iii) shall be subject to escalation reimbursement in accordance with Section 2.6.

4.1.5 LANDLORD’S INDEMNITY. Subject to the limitations of Section 8.4 hereof, to the maximum extent this agreement is effective according to law and to the extent not resulting from any act, omission, fault, negligence or misconduct of Tenant or its contractors, agents, licensees, invitees, servants or employees, Landlord agrees to indemnify and save harmless Tenant from and against any claim arising from any injury to any person occurring in the Premises, in the Building or on the Site after the date that possession of the Premises is first delivered to Tenant and until the expiration or earlier termination of the Lease Term, to the extent such injury results from the gross negligence of Landlord or Landlord’s employees or the breach by Landlord of its obligations under this Lease (to the extent not covered by the forms of insurance required to be maintained by Tenant under this Lease) provided, however that in no event shall the aforesaid indemnity render Landlord responsible or liable for any loss or damage to fixtures or personal property of Tenant and Landlord shall in no event be liable for any indirect or consequential damages; and provided, further, that the provisions of this Section shall not be applicable (i) to the holder of any mortgage now or hereafter on the Site or the Building (whether or not such holder shall be a mortgagee in possession of or shall have exercised any rights under a conditional, collateral or other assignment of leases and/or rents respecting, the Site and/or Building) or (ii) any person acquiring title as a result of, or subsequent to, a foreclosure of any such mortgage or a deed in lieu of foreclosure, except to the extent of liability insurance maintained by the foregoing.

4.2 INTERRUPTIONS AND DELAYS IN SERVICES AND REPAIRS, ETC. (A) Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including without limitation the causes set forth in Section 3.2 hereof as being reasonably beyond Landlord’s control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VI, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

(B) In the event that the electrical, heating, ventilating, air conditioning, or all elevator service to the Premises shall be shut down for more than five (5) full and consecutive business days, but only as a result of causes which are covered by Landlord’s loss of rentals insurance, then, Tenant shall be entitled to an abatement of Annual Fixed Rent equal to the “Insurance Amount” (hereinafter defined). The “Insurance Amount” shall be an amount equal to the payment actually received by Landlord (but only allocable to and on account of the Premises) for such shut down of electricity service to the Premises from

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Landlord’s insurance carrier providing such loss of rents insurance less the amount of any deductible contained in such loss of rents insurance coverage. Notwithstanding anything herein contained to the contrary, in no event shall any of the events referred to in this Section give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

ARTICLE V

TENANT’S COVENANTS

Tenant covenants during the Term and such further time as Tenant occupies any part of the Premises:

5.1 PAYMENTS. To pay when due all fixed rent and Additional Rent and all charges for utility services rendered to the Premises (except as otherwise provided in Exhibit C) and, as further Additional Rent, all charges for additional services rendered pursuant to Section 4.1.2.

5.2 REPAIR AND YIELD UP. Except as otherwise provided in Article VI and Section 4.1.3 to keep the Premises (and the FFE, as set forth in Section 2.1.1 hereof) in good order, repair and condition, reasonable wear and tear and damage by fire or casualty, or taking under the power of eminent domain only excepted, and all glass in windows (except glass in exterior walls unless the damage thereto is attributable to Tenant’s negligence or misuse) and doors of the Premises whole and in good condition with glass of the same type and quality as that injured or broken, and at the expiration or termination of this Lease peaceably to yield up the Premises all construction, work, improvements, and all alterations and additions thereto in good order, repair and condition, reasonable wear and tear and damage by fire or casualty, or taking under the power of eminent domain only excepted, first removing all goods and effects of Tenant and, to the extent specified by Landlord by notice to Tenant given at least ten (10) days before such expiration or termination (unless otherwise specified by Landlord as set forth in Section 5.14), the wiring for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Building and all alterations, additions and partitions made by Tenant (including, but not limited to, any installations on the roof the Building or elsewhere on the Site), and repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat. Tenant shall not permit or commit any waste, and Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to common areas in the Building, to the Site or to the Additional Building to the extent caused by Tenant, Tenant’s agents, contractors, employees, sublessees, licensees, concessionaires or invitees.

5.3 USE. To use and occupy the Premises for the Permitted Use only, and not to injure or deface the Premises, Building, the Additional Building, the Site or any other part of the Complex nor to permit in the Premises or on the Site any auction sale or inflammable fluids or chemicals in violation of Legal Requirements or Hazardous Materials Laws, or nuisance, or the emission from the Premises of any objectionable noise or odor, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor any use thereof which is inconsistent with the maintenance of the Building as an office building of the first class in the quality of its maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building. Further, (i) Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to, keep, maintain, store or dispose of (into the sewage or waste disposal system or otherwise) or engage in any activity which might produce or generate any substance which is or may hereafter be classified as a hazardous material, waste or substance (collectively “Hazardous Materials”), under federal, state or local laws, rules and regulations, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and Massachusetts General Laws, Chapter 21E and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”), (ii) Tenant shall immediately notify Landlord of any incident in, on or about the Premises, the Building or the Site that would require the filing of a notice under any Hazardous Materials Laws, (iii) Tenant shall comply and shall use reasonable efforts to cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to comply with each of the foregoing and (iv) Landlord shall have the right to make such inspections (including testing) as

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Landlord shall elect from time to time to determine that Tenant is complying with the foregoing. Notwithstanding the foregoing, Tenant may use normal amounts and types of substances typically used for office uses, provided that Tenant uses such substances in the manner which they are normally used, and in compliance with all Hazardous Materials Laws and other applicable laws, ordinances, bylaws, rules and regulations, and Tenant obtains and complies with all permits required by Hazardous Materials Laws or any other laws, ordinances, bylaws, rules or regulations prior to the use or presence of any such substances in the Premises.

5.4 OBSTRUCTIONS; ITEMS VISIBLE FROM EXTERIOR; RULES AND REGULATIONS. Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Additional Building or of the Site used by Tenant in common with others; except as otherwise provided in this Lease, not without prior consent of Landlord to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable Rules and Regulations of general applicability to tenants of the Complex (uniformly applied) now or hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the Building and Site and their facilities and approaches; Landlord shall not be liable to Tenant for the failure of other occupants of the Buildings to conform to such Rules and Regulations.

5.5 SAFETY APPLIANCES. To keep the Premises equipped with all safety appliances required by any public authority because of any use made by Tenant other than normal office use, and to procure all licenses and permits so required because of such use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

5.6 ASSIGNMENT; SUBLEASE. Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under Sections 5.6.1-5.6.5 shall be void, ab initio; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof.

5.6.1 Notwithstanding the foregoing provisions of Section 5.6 above and the provisions of Section 5.6.2 below, but subject to the provisions of Sections 5.6.3, 5.6.4 and 5.6.5, below Tenant shall have the right, without Landlord’s prior consent, to assign this Lease or to sublet the Premises (in whole or in part) to (i) any parent, subsidiary or affiliate of Tenant, (ii) any successor entity into which Tenant may be converted, consolidated or merged or (iii) a purchaser of all or substantially all of Tenant’s stock or assets, provided that the entity to which this Lease is so assigned or which so sublets the Premises has a credit worthiness (e.g. assets on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) which is sufficient, in Landlord’s sole determination, to perform the obligations under this Lease.

5.6.1.1 Except for assignments or subleases pursuant to Section 5.6.1 and notwithstanding the provisions of Section 5.6 above but subject to the provisions of this Section 5.6.1.1 and the provisions of Sections 5.6.3, 5.6.4 and 5.6.5, Tenant may sublease less than twenty percent (20%) of the Rentable Floor Area of the Premises in the aggregate provided that in each instance Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed subleasing if:

(a) the proposed subtenant is a tenant on the Site (exclusive of the Building) or is in active negotiation with Landlord of an affiliate of Landlord for premises in the Boston West Suburban Market or is not of a character consistent with the operation of a first class office building (by way of example, Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or

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(b) the proposed subtenant is not of good character or reputation in Landlord’s reasonable determination, or

(c) the proposed subtenant does not possess adequate financial capability to perform the obligations of Tenant as and when due relating to the premises proposed to be sublet (except, however, that this condition shall be waived for the initial sublettings of up to twenty percent (20%) of the Rentable Floor Area of the Premises in the aggregate), or

(d) the subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.1 hereof, or

(e) the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(f) there shall be existing an Event of Default (defined in Section 7.1), or

(g) any part of the rent payable under the proposed sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed sublease shall potentially have any adverse effect on the real estate investment rust qualification requirements applicable to Landlord and its affiliates, or

(h) the holder of any mortgage or ground lease on the property which includes the Premises does not approve of the proposed sublease (provided such mortgagee or ground lessor has the right to consent).

5.6.2 Except for assignments or subleases pursuant to Section 5.6.1 and notwithstanding the provisions of Section 5.6 above, but subject to the provisions of this Section 5.6.2 and the provisions of Sections 5.6.3, 5.6.4 and 5.6.5 below, Tenant covenants and agrees not to assign this Lease or to sublet twenty percent (20%) or more of the Rentable Floor Area of the Premises (which shall be deemed to include, without limitation, any proposed subleasing which together with prior subleasings, other than any subleases pursuant to Section 5.6.1, would result in an area equal to or greater than twenty percent (20%) of the Rentable Floor Area of the Premises in the aggregate being the subject of one or more subleases) without, in each instance, having first obtained the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a) the proposed assignee or subtenant is a tenant on the Site (exclusive of the Building) or is in active negotiation with Landlord of an affiliate of Landlord for premises in the Boston West Suburban Market or is not of a character consistent with the operation of a first class office building (by way of example, Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or

(b) the proposed assignee or subtenant is not of good character or reputation in Landlord’s reasonable determination, or

(c) the proposed assignee or subtenant does not possess adequate financial capability to perform the obligations of Tenant as and when due relating to the premises proposed to be assigned or sublet, or

(d) the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.1 hereof, or

(e) the character of the business to be conducted or the proposed use of the Premises by the proposed assignee or subtenant shall violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

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(f) there shall be existing an Event of Default (defined in Section 7.1), or

(g) any part of the rent payable under the proposed sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment rust qualification requirements applicable to Landlord

(h) the holder of any mortgage or ground lease on property which includes the Premises does not approve of the proposed assignment or sublease (provided such mortgagee or ground lessor has the right to consent).

(i) in the case of a proposed assignment, Landlord elects, at its option, by notice given within thirty (30) days after receipt of Tenant’s notice given pursuant to Section 5.6.3 below, to terminate this Lease as of a date which shall be not earlier than sixty (60) days nor later than one hundred twenty (120) days after landlord’s notice to Tenant; provided, however, that upon the termination date as set forth in Landlord’s notice, all of Landlord’s and Tenant’s obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease).

(j) In the case of a proposed subleasing which together with prior subleasings would result in an area equal to twenty percent (20%) or more of the Rentable Floor Area of the Premises being the subject of one or more subleases (not including any subleases pursuant to Section 5.6.1), Landlord elects, at its option, by notice given within thirty (30) days after receipt of Tenant’s notice given pursuant to Section 5.6.3 below, to terminate this Lease as to such portions of the Premises proposed to be sublet which would if made, result in an area greater than twenty percent (20%) of the Rentable Floor Area of the Premises being sublet (herein called the “Terminated Portion of the Premises”) as of a date which shall be not earlier than sixty (60) days nor later than one hundred twenty (120) days after Landlord’s notice to Tenant; provided, however that upon the termination date as set forth in Landlord’s notice, all of Landlord’s and Tenant’s obligations as to the Terminated Portion of the Premises relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and provided, further, that this Lease shall remain in full force and effect as to the remainder of the Premises, except that from and after the termination date the Rentable Floor Area of the premises shall be reduced to the rentable floor area of the remainder of the Premises and the definition of Rentable Floor Area of the Premises shall be so amended and after such termination all references in this Lease to the “Premises” or the “Rentable Floor Area of the Premises” shall be deemed to be references to the remainder of the Premises and accordingly Tenant’s payments for Annual Fixed Rent, operating costs, real estate taxes and electricity shall be reduced on a pro rata basis to reflect the size of the remainder of the Premises, and provided further that Landlord shall have the right to make such alterations and improvements as may be required to separately demise the Terminated Portion of the Premises.

5.6.3 Tenant shall give Landlord notice of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 5.6.2, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in Section 5.6.2 above (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the material and financial terms and provisions upon which the proposed assignment or subletting pursuant to Section 5.6.2 is to be made, (d) in the case of a proposed assignment or subletting pursuant to Section 5.6.2, all other information reasonably necessary to make the determination referred to in Section 5.6.2 above and (e) in the case of a proposed assignment or subletting pursuant to Section 5.6.1 above, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 5.6.1.

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If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within ninety (90) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 5.6.1.1 shall be applicable.

5.6.4 In addition, in the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 5.6.1 hereof) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined), if any, shall be paid to Landlord. The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate proportions in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, additional rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant as a result of such subletting or assignment, less the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to rent concessions, brokerage commissions, alteration allowances, marketing costs and attorneys fees in each case reasonable and actually paid), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment. All payments of the Assignment/Sublease Profits due Landlord shall be made within ten (10) days of receipt of same by Tenant.

5.6.5 (A) It shall be a condition of the validity of any assignment or subletting of right under Section 5.6.1 above, or consented to under Section 5.6.2 above, that both Tenant and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound directly to Landlord for all the obligations of the Tenant hereunder, including, without limitation, the obligation (a) to pay the rent and other amounts provided for under this Lease (but in the case of a partial subletting, such subtenant shall agree on a pro rata basis to be so bound) and (b) to comply with the provisions of Sections 5.6 through 5.6.5 hereof. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the assignment or the assignee thereunder or the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the assignment or sublease shall be terminated.

(B) As Additional Rent, Tenant shall reimburse Landlord promptly for reasonable out of pocket legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting which shall not exceed $1,500 for each request.

(C) If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, on or after the occurrence of an Event of Default, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions

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of Sections 5.6 through 5.6.5 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

(D) The consent by Landlord to an assignment or subletting under any of the provisions of Sections 5.6.1 or 5.6.2 shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

(E) On or after the occurrence of an “Event of Default” (defined in Section 7.1), Landlord shall be entitled to one hundred percent (100%) of any Assignment/Sublease Profits.

(F) Without limiting Tenant’s obligations under Section 5.14, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

(G) In addition to the other requirements set forth in this Lease and notwithstanding any other provision of this Lease, partial sublettings of the Premises shall only be permitted under the following terms and conditions: (i) the layout of both the subleased premises and the remainder of the Premises must comply with applicable laws, ordinances, rules and/or regulations and be approved by Landlord, including, without limitation, all requirements concerning access and egress; and (ii), in the event the subleased premises are separately physically demised from the remainder of the Premises, Tenant shall pay all costs of separately physically demising the subleased premises.

5.7 INDEMNITY; INSURANCE. (A) To defend with counsel first approved by Landlord (which approval shall not be unreasonably withheld or delayed, it being agreed, however, that counsel selected by Tenant’s insurance carrier shall be deemed approved by Landlord), save harmless, and indemnify Landlord from any liability for injury, loss, accident or damage to any person or property, and from any claims, actions, proceedings and expenses and costs in connection therewith (including without limitation reasonable counsel fees) to the extent (i) arising from or claimed to have arisen from (a) the omission, fault, willful act, negligence or other misconduct of Tenant or Tenant’s contractors, licensees, invitees, agents, servants, independent contractors or employees or (b) any use made or thing done or occurring on the Premises not due to the omission, fault, willful act, negligence or other misconduct of Landlord, or (ii) resulting from the failure of Tenant to perform and discharge its covenants and obligations under this Lease, except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s contractors, licensees, invitees (excluding Tenant and its parties referred above), independent contractors or employees. Notwithstanding anything to the contrary herein and except for the obligations of Tenant pursuant to Section 8.18, Tenant shall not be liable to Landlord for indirect or consequential damages.

(B) To maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter, so long as Tenant is in occupancy of any part of the Premises, commercial general liability insurance or comprehensive general liability insurance written on an occurrence basis with a broad form comprehensive liability endorsement under which Tenant is the named insured and Landlord and Landlord’s managing agent (and such persons as are in privity of estate with Landlord and Landlord’s managing agent as may be set out in notice from time to time) are named as additional insureds with limits which shall, at the commencement of the Term, be at least equal to those stated in Section 1.1 and from time to time during the Term shall be for such higher limits, if any, as are customarily carried in the Boston West Suburban Market with respect to similar properties to the Building and Complex or which may reasonably be required by Landlord, and worker’s compensation insurance with statutory limits covering all of Tenant’s employees working in the Premises, and to deposit with Landlord on or before the Commencement Date and concurrent with all renewals thereof, certificates for such insurance bearing the endorsement that the policies will not be canceled until after thirty (30) days’ written notice to Landlord. In addition, in the event Tenant hosts a function in the Premises, Tenant agrees to obtain and maintain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability, if applicable) and provide Landlord with evidence of the same. All insurance required to be maintained by Tenant pursuant

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to this Lease shall be maintained with responsible companies qualified to do business, and in good standing, in the Commonwealth of Massachusetts and which have a rating of at least “A-” and are within a financial size category of not less than “Class VIII” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord if such Guide is no longer published.

5.8 PERSONAL PROPERTY AT TENANT’S RISK. That all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or elsewhere in the Building or on the Site, shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent such indemnity, hold harmless or exoneration is prohibited by law. Further, Tenant, at Tenant’s expense, shall maintain at all times during the Term of this Lease business interruption insurance and insurance against loss or damage covered by so-called “all risk” type insurance coverage with respect to Tenant’s fixtures, equipment, goods, wares and merchandise, tenant improvements made by or paid for by Tenant, and other property of Tenant (collectively “Tenant’s Property”). Such insurance shall be in an amount at least equal to the full replacement cost of Tenant’s Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain builder’s risk insurance (or equivalent insurance) for the full insurable value of such work.

5.9 RIGHT OF ENTRY. To permit Landlord and its agents to examine the Premises at (i) reasonable times and upon reasonable notice (which shall be at least 24 hours notice), (ii) accompanied by a representative of Tenant if Tenant so elects, and (iii) in compliance with Tenant’s security requirements (established from time to time) (clauses (i) through (iii) collectively, the “Entry Requirements”) and, if Landlord shall so elects, in compliance the Entry Requirements, (x) to make any repairs or replacements required of Landlord under this Lease or which Landlord may deem reasonably necessary, (y) to remove, at Tenant’s expense, to the extent any such item requires the consent of Landlord under this Lease, any alterations, addition, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing, or (z) to show the Premises to prospective tenants during the eleven (11) months preceding expiration of the Term and to prospective purchasers. Notwithstanding the foregoing, the building superintendent and those individuals involved in the cleaning and regular daily maintenance of the Building shall not be subject to the Entry Requirements (except when entering the “Engineering Area” as shown on Exhibit D attached hereto when such Entry Requirements shall apply). Further notwithstanding anything in the foregoing to the contrary, in the event of an emergency that could cause damage to health, safety or property, Landlord shall use good faith efforts to follow Tenant’s security requirements and in such event Landlord will be required to give only such notice that it in good faith believes is feasible under the circumstances and need not wait to be accompanied by Tenant or its employees or representatives (although these parties may still accompany Landlord if they are available and wish to do so).

5.10 FLOOR LOAD; PREVENTION OF VIBRATION AND NOISE. Not to place a load upon the Premises exceeding an average rate of 70 pounds of live load per square foot of floor area (partitions shall be considered as part of the live load); and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant so as to eliminate such vibration or noise.

5.11 PERSONAL PROPERTY TAXES. To pay promptly when due all taxes which may be imposed upon Tenant’s Property in the Premises to whomever assessed.

5.12 COMPLIANCE WITH LAWS. To comply with all applicable Legal Requirements now or hereafter in force which shall impose a duty on Landlord or Tenant relating to or as a result of the use or occupancy of the Premises; provided that, in connection therewith, Tenant shall not be required to make

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any alterations or additions concerning (i) the structure, roof, exterior and load bearing walls, foundation, structural floor slabs and other structural elements of the Building or (ii) the HVAC, mechanical, plumbing, electrical, life safety, sprinkler and sewer systems servicing the base Building unless the same are required by such Legal Requirements as a result of or in connection with Tenant’s particular use or occupancy of the Premises beyond normal use of space of this kind (as opposed to office use generally) except that if Tenant’s printing operations triggers compliance, Tenant shall be responsible for the same. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 5.12.

5.13 Intentionally Omitted.

5.14 ALTERATIONS. (A) Tenant shall not make alterations and additions to Tenant’s space except in accordance with plans and specifications therefor first approved by Landlord, which approval shall not be unreasonably withheld. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations, additions or improvements which are visible outside the Premises shall be in Landlord’s sole discretion. Without limiting such standard Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions which (a) in Landlord’s opinion might adversely affect any structural or exterior element of the Building, any area or element outside of the Premises, or any facility or base building mechanical system serving any area of the Building outside of the Premises, or (b) involve or affect the exterior design, size, height, or other exterior dimensions of the Building or (c) will require unusual expense to readapt the Premises to normal office use on Lease termination or expiration or increase the cost of insurance or taxes on the Building unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination or expiration without expense to Landlord, or (d) enlarge the Rentable Floor Area of the Premises. Landlord’s review and approval of any such plans and specifications and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Building and the other requirements of this Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord as a fee for Landlord’s review of any work or plans (excluding any review respecting additions, alterations or improvements which do not require Landlord’s consent), as Additional Rent, an amount equal to the sum of: (i) $150.00 per hour for senior staff and $100.00 per hour for junior staff (not to exceed $2,000 in any instance), plus (ii) reasonable, actual third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work. All alterations and additions shall be part of the Building unless and until Landlord shall specify the same for removal pursuant to Section 5.2. Except for any additions or alterations which Tenant requests to remain in the Premises in Tenant’s notice seeking Landlord’s consent for the installation thereof (which notice shall specifically refer to this Section 5.14) and for which Landlord specifically agrees in writing may remain, all of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not to damage the Buildings or Site or interfere with construction or operation of the Additional Building and other improvements to the Site and, except for installation of furnishings, shall be performed by contractors or workers first approved by Landlord, such approval not to be unreasonably withheld or delayed. Except for work by Landlord’s general contractor, Tenant, before its work is started, shall secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them and security satisfactory to Landlord protecting Landlord against liens arising out of the furnishing of such labor and material; and cause each contractor to carry worker’s compensation insurance in statutory amounts covering all the contractor’s and subcontractor’s employees and commercial general liability insurance or comprehensive general liability insurance with a broad form comprehensive liability endorsement with such limits as Landlord may reasonably require, but in no event less than $2,000,000.00 combined single limit per occurrence on a per location basis (all such insurance to be written in companies approved by Landlord and naming and insuring Landlord and Landlord’s managing agent as additional insureds and insuring Tenant as well as the

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contractors), and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide such rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Buildings or the Site and immediately to discharge any such liens which may so attach by payment, bond or otherwise. Notwithstanding the foregoing to the contrary, Tenant may contest, and need not discharge or bond any such lien while so doing, provided that: (i) no action to foreclose any such lien has been brought in any judicial or quasi-judicial action, (ii) such contest shall be at Tenant’s sole cost and expense, (iii) such contest shall be by appropriate legal proceedings conducted in good faith and with due diligence, (iv) such contest will not materially and adversely interfere with the possession, use or occupancy or sale or financing of the Building or Complex, (v) such contest will not subject Landlord to any civil or criminal liability (other than for the amounts being contested), (vi) no Event of Default is then continuing and (vii) such contest will not cause Landlord or any affiliate of Landlord to be in violation of any agreement to which it is bound, including, without limitation, any loan document.

(B) Notwithstanding the terms of Section 5.14(A), Tenant shall have the right, without obtaining the prior consent of Landlord, to make alterations, additions or improvements to the Premises where:

(i) the same are within the interior of the Premises within the Building, and do not affect the exterior of the Premises and the Building (including no signs on windows);

(ii) the same do not affect the roof, any structural element of the Building, the mechanical, electrical, plumbing, heating, ventilating, air-conditioning and fire protection systems of the Building;

(iii) the cost of any individual alteration, addition or improvement shall not exceed $15,000.00 and the aggregate cost of said alterations, additions or improvements made by Tenant during the Lease Term shall not exceed $70,000.00 in cost; and

(iv) Tenant shall comply with the provisions of this Lease and if such work increases the cost of insurance or taxes or of services, Tenant shall pay for any such increase in cost;

provided, however, that Tenant shall, within fifteen (15) days prior to the making of such changes, send to Landlord plans and specifications describing the same in reasonable detail and provided further that Landlord, by notice to Tenant given at least thirty (30) days prior to the expiration or earlier termination of the Lease Term, may require Tenant to restore the Premises to its condition prior to such alteration, addition or improvement at the expiration or earlier termination of the Lease Term. Landlord and Tenant acknowledge and agree that carpeting and painting of the interior of the Premises are not alterations or additions, and do not require Landlord’s consent.

5.15 VENDORS. Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or the Property (unless such damage is promptly repaired by Tenant) or unreasonably interfere with Building construction or operation and shall be performed by vendors first approved by Landlord.

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5.16 ROOF INSTALLATIONS. Notwithstanding anything contained in this Lease to the contrary, Tenant shall be permitted to install antennas and other telecommunications equipment (“Telecom Equipment”) on the rooftop of the Building only: (i) with Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) if Tenant has obtained all necessary permits and approvals required therefor, (iii) for the purpose of Tenant’s conduct of the Permitted Uses within the Premises, (iv) such installation and the operation thereof shall not interfere with any existing communication equipment on the Building or any neighboring property and (v) such installation does not adversely affect the structural element of the Building or the visual aesthetic of the Building in Landlord’s sole discretion. Upon the earlier of (x) the date upon which Tenant discontinues all use of such Telecom Equipment or (y) the expiration or earlier termination of the Lease Term, Tenant shall remove the Telecom Equipment and repair any damage to the roof caused by any such installation or removal. The indemnification provisions of Section 5.7 of this Lease shall be deemed to include any claims, liabilities, damages and expenses, including reasonable attorneys fees, relating to, or claimed to relate to, the installation, maintenance, operation or use of the Telecom Equipment installed by Tenant. Tenant shall have no right to license, sublease, assign or otherwise transfer its rights to install and use Telecom Equipment on the Site (other than to an assignee or subtenant permitted under Section 5.6.1 above). Landlord hereby reserves the right (at its sole discretion) to install and to permit others to install, use and maintain telecommunications equipment, antennas and similar installations on the rooftop of the Building and elsewhere on the Site provided that any agreement with a third party granting the right to install telecommunication equipment subsequent to the Commencement Date hereof shall contain language prohibiting interference with Tenant’s Telecom Equipment then existing and shall provide Landlord with a termination right if such interference is not remedied after a reasonable period of time. If measurable interference shall occur, Tenant shall provide notice thereof to Landlord and Landlord shall use reasonable efforts to cause the same to be remedied, however, if despite such efforts the same are not remedied within a period reasonably necessary to cure such interference), Landlord shall exercise the termination right set forth in its agreement with such interfering party. Further, Landlord shall at all times during the Term reserve a minimum of 20 square feet of cumulative and not necessarily contiguous space on the roof for Tenant’s Telecom Equipment.

ARTICLE VI

CASUALTY AND TAKING

6.1 DAMAGE RESULTING FROM CASUALTY. In case during the Lease Term the Building or the Site are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred twenty (120) days from the time that repair work would commence, Landlord may, at its election, terminate this Lease by notice given to Tenant within forty-five (45) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

In case during the last year of the Lease Term, the Premises are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred eighty (180) days from the date of such fire, casualty or damage, Tenant may, at its election, terminate this Lease by notice given to Landlord within thirty (30) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Tenant shall be not less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

If the Building or the Site or any part thereof are damaged by fire or other casualty and this Lease is not so terminated, or Landlord or Tenant have no right to terminate this Lease, and in any such case the

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holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building (and/or the Site), Landlord promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises and the Building in the event of damage thereto (excluding Tenant’s Property) into proper condition for use and occupation and a just proportion of the Annual Fixed Rent, Tenant’s share of Operating Expenses and Tenant’s share of real estate taxes according to the nature and extent of the injury to the Premises shall be abated until the Premises shall have been put by Landlord substantially into such condition except for punch list items and long lead items. Notwithstanding anything herein contained to the contrary, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net insurance proceeds.

Unless such restoration is completed within nine (9) months from the date of the casualty (whether or not the casualty is the result of a risk covered by the forms of insurance at the time maintained by Landlord) or taking, such period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure, as defined hereinbelow, (but in no event beyond fifteen (15) months from the date of the casualty or taking), Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the expiration of such nine-month (as extended) period until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within thirty (30) days after Landlord’s receipt of Tenant’s notice, such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect. When used herein, “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control or attributable to Tenant’s action or inaction.

6.2 UNINSURED CASUALTY. Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained by Landlord and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence, Landlord may, at its election, terminate the Term of this Lease by notice to the Tenant given within sixty (60) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

6.3 RIGHTS OF TERMINATION FOR TAKING. If the entire Building, or such portion of the Premises as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes, shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Further, if so much of the Building shall be so taken that continued operation of the Building would be uneconomic as a result of the taking, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken). If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net condemnation proceeds

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to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it.

If the Premises shall be affected by any exercise of the power of eminent domain, then the Annual Fixed Rent, Tenant’s share of operating costs and Tenant’s share of real estate taxes shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, Tenant’s share of operating costs and Tenant’s share of real estate taxes shall be abated for the remainder of the Lease Term.

6.4 AWARD. Landlord shall have and hereby reserves to itself any and all rights to receive awards made for damages to the Premises, the Buildings, the Complex and the Site and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby grants, releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to execute and deliver such further assignments and assurances thereof as Landlord may from time to time request, and if Tenant shall fail to execute and deliver the same within fifteen (15) days after notice from Landlord, Tenant hereby covenants and agrees that Landlord shall be irrevocably designated and appointed as its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof which conform with the provisions hereof.

Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceeding a claim for the value of any of Tenant’s trade fixtures installed in the Premises by Tenant at Tenant’s expense and for relocation and moving expenses, provided that such action and any resulting award shall not affect or diminish the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE VII

DEFAULT

7.1 TENANT’S DEFAULT. (a) If at any time subsequent to the date of this Lease any one or more of the following events (herein sometimes called an “Event of Default”) shall occur:

(i) Tenant shall fail to pay the fixed rent and regularly scheduled payments of Additional Rent on or before the date on which the same become due and payable, and the same continues for five (5) days after notice from Landlord thereof; or

(ii) Landlord having rightfully given the notice specified in subdivision (a) above twice in any calendar year, Tenant shall thereafter in the same calendar year fail to pay the fixed rent or regularly scheduled payments of Additional Rent on or before the date on which the same become due and payable; or

(iii) Tenant shall fail to pay any Additional Rent not specified in subdivision (i) above within thirty (30) days when due; or

(iv) Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Section 5.6 through 5.6.5 of this Lease; or

(v) Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

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(vi) Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(vii) Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(viii) A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days, or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days then, and in any of said cases (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Landlord lawfully may, immediately or at any time thereafter, and without demand or further notice terminate this Lease by notice to Tenant, specifying a date not less than ten (10) days after the giving of such notice on which this Lease shall terminate, and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term (Tenant hereby waiving any rights of redemption), and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b) If this Lease shall have been terminated as provided in this Article, then Landlord may, without notice, re- enter the Premises, either by force, summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

(c) In the event that this Lease is terminated under any of the provisions contained in Section 7.1 (a) or shall be otherwise terminated by breach of any obligation of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, and for the whole thereof, but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all reasonable expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like (at market rates)), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, amounts received by Landlord from such reletting for any period shall be credited only

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against obligations of Tenant allocable to such period, and shall not be credited against obligations of Tenant hereunder accruing subsequent or prior to such period; nor shall any credit of any kind be due for any period after the date when the term of this Lease is scheduled to expire according to its terms.

(d) (i) At any time after such termination and whether or not Landlord shall have collected any damages as aforesaid, as liquidated final damages and in lieu of all other damages beyond the date of notice from Landlord to Tenant, at Landlord’s election, Tenant shall promptly pay to Landlord (in addition to any damages collected or due from Tenant from any period prior to such notice and all expenses which Landlord may have incurred with respect to the collection of such damages), such a sum as at the time of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges which would have been payable by Tenant under this Lease for the remainder of the Lease Term if the Lease terms had been fully complied with by Tenant, over and above (b) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges that would be received by Landlord if the Premises were re- leased at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in Annual Fixed Rent if such are applicable) prevailing at the time of such notice as reasonably determined by Landlord.

(d) (ii) For the purposes of this Article, if Landlord elects to require Tenant to pay damages in accordance with the immediately preceding paragraph, the total fixed rent and regularly scheduled payments of Additional Rent shall be computed by assuming that Tenant’s share of excess taxes, Tenant’s share of excess operating costs and Tenant’s share of excess electrical costs would be, for the balance of the unexpired Term from the date of such notice, the amount thereof (if any) for the immediately preceding annual period payable by Tenant to Landlord.

(e) In case of any Event of Default, re-entry, dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable or necessary to re-let the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

(f) The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for. Further, nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

(g) In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section 7.1, Landlord may elect to collect from Tenant, by notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in this Article VII or otherwise terminated by breach of any obligation of Tenant and before full recovery under such foregoing provisions, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of the Annual Fixed Rent and all Additional Rent payable for the twelve (12) months ended next prior to such termination plus the amount of Annual Fixed Rent and Additional Rent of any kind accrued and unpaid at the time of such election plus any and all expenses which the Landlord may have incurred for and with respect of the collection of any of such rent.

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7.2 LANDLORD’S DEFAULT. Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to (i) make any payments to Tenant within the time period set forth under this Lease and such failure continues for ten (10) days after notice thereof from Tenant to Landlord, or (ii) perform such non-monetary obligations within thirty (30) days after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation; provided, however, that if such failure is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period and Landlord has commenced such cure within such thirty (30) day period, Landlord shall have such additional time as is reasonably required to cure any such default provided Landlord diligently and continually prosecutes such cure to completion. Except as specifically set forth in Section 8.17(B), the Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

ARTICLE VIII

8.1 EXTRA HAZARDOUS USE. Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of insurance on the Premises or on the Building above the standard rate applicable to premises being occupied for the use to which Tenant has agreed to devote the Premises; and Tenant further agrees that, in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, within thirty (30) days of notice thereof together with reasonable evidence of any such increase, any such increase resulting therefrom, which shall be due and payable as Additional Rent thereunder.

8.2 WAIVER. Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of subsequent similar act by the other.

No payment by Tenant or Landlord, or acceptance by Landlord or Tenant , of a lesser amount than shall be due from Tenant to Landlord, or Landlord to Tenant, as the case may be, shall be treated otherwise than as a payment on account. The acceptance by Landlord or Tenant of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord or Tenant may accept such check without prejudice to any other rights or remedies which Landlord or Tenant may have against the other.

8.3 CUMULATIVE REMEDIES. Except as expressly provided in this Lease, the specific remedies to which Landlord or Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may be lawfully entitled in case of any breach or threatened breach by Tenant or Landlord of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord or Tenant shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

8.4 QUIET ENJOYMENT. Tenant, subject to the terms and provisions of this Lease on payment of the rent and observing, keeping and performing all of the terms and provisions of this Lease on Tenant’s part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term (exclusive of any period during which Tenant is holding over after the termination or expiration of this Lease without the consent of Landlord), without hindrance or ejection by Landlord or any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant,

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subject, however, to the terms of this Lease; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied; and it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors, including ground or master lessees, only with respect to breaches occurring during Landlord’s or Landlord’s successors’ respective ownership of Landlord’s interest hereunder, as the case may be.

Further, Tenant specifically agrees to look solely to Landlord’s then interest in the Building at the time owned, or in which Landlord holds an interest as ground lessee, for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (original or successor), nor any beneficiary of any trust of which any person holding Landlord’s interest is trustee, nor any member, manager, partner, director or stockholder, nor Landlord’s managing agent, shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or any action not involving the personal liability of Landlord (original or successor), any successor trustee to the persons named herein as Landlord, or any beneficiary of any trust of which any person holding Landlord’s interest is trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent to respond in monetary damages from Landlord’s assets other than Landlord’s interest aforesaid in the Building, but in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. In no event shall Landlord ever be liable to Tenant for any indirect or consequential damages or loss of profits or the like. In the event that Landlord shall be determined to have acted unreasonably in withholding any consent or approval under this Lease, the sole recourse and remedy of Tenant in respect thereof shall be to specifically enforce Landlord’s obligation to grant such consent or approval, and in no event shall the Landlord be responsible for any damages of whatever nature in respect of its failure to give such consent or approval nor shall the same otherwise affect the obligations of Tenant under this Lease or act as any termination of this Lease.

8.5 NOTICE TO MORTGAGEE AND GROUND LESSOR. After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as a part of the demised premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time thereafter shall be treated as performance by Landlord. For the purposes of this Section 8.5 or Section 8.15, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest). Landlord represents that as of the date of this Lease that there is no mortgage or ground lease affecting the Building.

8.6 ASSIGNMENT OF RENTS. With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a) That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and

(b) That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor.

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In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption by such purchaser-lessor, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder subject to the provisions of Section 8.4 hereof. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder and provided that Tenant agrees to attorn to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

8.7 SURRENDER. No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

8.8 BROKERAGE. (A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Landlord relative to dealings by Tenant with brokers other than the Brokers, if any, designated in Section 1.1 hereof, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Tenant relative to dealings by Landlord with brokers other than the Brokers, if any, designated in Section 1.1 hereof, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the Broker for the Original Term of this Lease, if any, designated in Section 1.1 hereof.

8.9 INVALIDITY OF PARTICULAR PROVISIONS. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

8.10 PROVISIONS BINDING, ETC. The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to subletting or assignment by Tenant.

8.11 RECORDING. Tenant agrees not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory to both Landlord’s and Tenant’s attorneys. In no event shall such document set forth rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

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8.12 NOTICES. Whenever, by the terms of this Lease, any (unless otherwise specified herein) notice, claim, demand, consent or other communication shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by overnight commercial courier or by registered or certified mail postage or delivery charges prepaid, as the case may be:

If intended for Landlord, addressed to Landlord at the address set forth on the first page of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice) with a copy to Landlord, Attention: General Counsel.

If intended for Tenant, addressed to Tenant at the address set forth on the second page of this Lease Attention : Controller except that from and after the Commencement Date the address of Tenant shall be the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice) with a copy to Hale and Dorr LLP, 60 State Street, Boston, MA, Attention: Hal Leibowitz, Esq..

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused or (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Any notice given by an attorney on behalf of Landlord or Tenant or by Landlord’s managing agent shall be considered as given by Landlord or Tenant and shall be fully effective.

Time is of the essence with respect to any and all notices and periods for giving notice or taking any action thereto under this Lease.

8.13 WHEN LEASE BECOMES BINDING. Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord or Tenant shall alter, change or modify any of the provisions hereof.

8.14 SECTION HEADINGS. The titles of the Articles throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

8.15 RIGHTS OF MORTGAGEE. This Lease shall be subject and subordinate to any mortgage now or hereafter on the Site or the Building, or both, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor provided that the holder of such mortgage agrees to recognize the rights of Tenant under this Lease (including the right to use and occupy the Premises) upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder. In confirmation of such subordination and recognition, Tenant shall execute and deliver promptly such instruments of subordination and recognition as such mortgagee may reasonably request subject to receipt of such instruments of recognition from such mortgagee as Tenant may reasonably request. In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then, this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its

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landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the date of this Lease, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory Notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

8.16 STATUS REPORTS AND FINANCIAL STATEMENTS. Recognizing that Landlord or Tenant may find it necessary to establish to potential or existing mortgagees, potential purchasers, ground lessors, permitted assignees or subtenants or the like, as applicable, or the like, the then current status of performance hereunder, Tenant or Landlord, on the request of the other made from time to time, will promptly furnish to Landlord, or any existing or potential holder of any mortgage encumbering the Premises, the Building, the Site and/or the Complex or any potential purchaser of the Premises, the Building, the Site and/or the Complex or to any permitted assignee or subtenant of the Premises or Building (each an “Interested Party”), a statement of the status of any matter pertaining to this Lease customarily provided in a so-called “estoppel certificate”, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. In addition, not more than once in any calendar year, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, financial statements of Tenant, as reasonably requested by Landlord, including, but not limited to financial statements for the past three (3) years. Any such status statement or financial statement delivered by Tenant pursuant to this Section 8.16 may be relied upon by any Interested Party.

8.17 SELF-HELP. (A) If an Event of Default then exists, Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act to the extent required to cure any such default. All sums so paid by Landlord (together with interest at the rate of two percentage points over the then prevailing prime rate in Boston as set by Fleet National Bank or its successor (but in no event greater than the maximum rate permitted by applicable law) and all costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Additional Rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

(B) Landlord shall never be liable for any failure to make repairs which, under the provisions of this Lease, Landlord has undertaken to make unless:

(a) Tenant has given notice to Landlord of the need to make such repairs, or of a condition in the Building or in the Premises requiring any repair for which Landlord is responsible; and

(b) Landlord has failed to commence to make such repairs within a reasonable time after receipt of such notice.

In the event Landlord fails to make such repairs as are required of Landlord within thirty (30) days after written notice from Tenant to Landlord and to the holder of any mortgage on the Premises of which Landlord has given Tenant notice or of which Tenant has actual notice, specifying the nature of such repairs (or if such repairs are of the type which cannot be completed within thirty (30) days, then if Landlord or the holder of any such mortgage (at the option of such mortgagee) fails to (i) commence making such repairs within thirty (30) days after such written notice from Tenant and (ii) thereafter prosecute such repairs to completion with due diligence given the nature of such repairs), then thereafter at any time prior to Landlord’s or such mortgagee’s commencing such repairs or subsequent to Landlord or such mortgagee commencing such repairs if Landlord or such mortgagee has not prosecuted such repairs to completion with due diligence given the nature of such repairs, Tenant may, but need not, make such

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repairs to the extent required to remedy any such situation and charge the reasonable cost thereof to Landlord; provided, however, that in the case of emergency repairs (i) such notice by Tenant to Landlord and such mortgagee need not be in writing, and (ii) Tenant may make such emergency repairs and charge the reasonable cost thereof to Landlord if either Landlord or such mortgagee has not made such emergency repairs within a reasonable time after such notice. However, in no event shall Tenant have the right to offset against, withhold or deduct from Annual Fixed Rent or additional rent payable under this Lease for any reason relating to this Section.

8.18 HOLDING OVER. Any holding over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge an amount equal to the greater of (x) 150% of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease, or (y) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity, with the balance, if any, paid to Tenant.

8.19 NON-SUBROGATION. Any insurance carried by either party with respect to the Premises or property therein or occurrences thereon shall, if it can be so written without additional premium or with an additional premium which the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by such insurance (or which would have been covered had such party carried the insurance required to be carried by it under the Lease) to the extent of the indemnification received thereunder. This waiver of rights by Tenant shall apply to, and be for the benefit of, Landlord’s managing agent.

8.20 EXTENSION OPTION. (A) On the conditions (which conditions Landlord may waive by written notice to Tenant) that at the time of exercise of the option to extend and at the commencement date of the extension option period (i) there exists no Event of Default (defined in Section 7.1), (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet the Premises (except for an assignment or subletting permitted under Section 5.6.1 hereof), Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option period as herein below set forth) for one (1) period of three (3) years as hereinafter set forth. The option period is sometimes herein referred to as the “Extended Term”. Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of such option.

(B) If Tenant desires to exercise its option to extend the Term, then Tenant shall give notice (“Exercise Notice”) to Landlord, not earlier than twelve (12) months nor later than nine (9) months prior to the expiration of the then Term, exercising such option to extend. Promptly after Landlord’s receipt of the Exercise Notice, Landlord shall provide Landlord’s quotation to Tenant of a proposed annual rent for the Extended Term (“Landlord’s Rent Quotation”). If at the expiration of thirty (30) days after the date when

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Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an annual rental for the Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for thirty (30) days following the expiration of the Negotiation Period, to make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit E) for the Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit E. If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for the Extended Term shall be the greater of (a) 95% of the Prevailing Market Rent as determined by the Broker Determination or (b) the Annual Fixed Rent in effect during the last twelve (12) month period of the Lease Term immediately prior to the Extended Term. If Tenant does not timely request the Broker Determination, then Annual Fixed Rent during the Extended Term shall be equal to the greater of (a) Landlord’s Rent Quotation or (b) the Annual Fixed Rent in effect during the last twelve (12) month period of the Lease Term immediately prior to such Extended Term.

(C) Upon the giving of the Exercise Notice by Tenant to Landlord exercising Tenant’s option to extend the Lease Term in accordance with the provisions of Section B above, then this Lease and the Lease Term hereof shall automatically be deemed extended, for the Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the Extended Term as determined in the relevant manner set forth in this Section 8.20; and in such event all references herein to the Lease Term or the term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term. Notwithstanding anything contained herein to the contrary, in no event shall the Lease Term hereof be extended for more than three (3) years after the expiration of the Original Lease Term.

8.21 SECURITY DEPOSIT. (A) Concurrently with the execution of this Lease, Tenant shall pay to Landlord a security deposit in the amount of Two Hundred Seventy Nine Thousand Dollars ($279,000.00) and Landlord shall hold the same, throughout the Term of this Lease (including the Extended Term, if applicable), unless sooner returned to Tenant as provided in this Section 8.21, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Such deposit shall be in the form of an irrevocable, unconditional, negotiable letter of credit (the “Letter of Credit”). The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a corporate credit rating from Standard and Poor’s Professional Rating Service of BBB- or a comparable minimum rating from Moody’s Professional Rating Service as of the Commencement Date, (ii) be in a form reasonably acceptable to Landlord, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord that pursuant to the terms of this Lease, Landlord is entitled to apply such Letter of Credit and the proceeds thereof to an Event of Default of Tenant under this Lease, (iv) permit transfers at any time with reasonable or no charge and (v) permit presentment in Boston, Massachusetts. Any such Letter of Credit shall be for a term of two (2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is thirty (30) days subsequent to the scheduled expiration of this Lease (as the same may be extended) or if the issuer will not grant automatic renewals, the Letter of Credit shall be renewed by Tenant each year and each such renewal shall be delivered to and received by Landlord not later than thirty (30) days before the expiration of the then current Letter of Credit (herein called a “Renewal Presentation Date”). In the event of a failure to so deliver any such renewal Letter of Credit on or before the applicable Renewal Presentation Date, Landlord shall be entitled to present the then existing Letter of Credit for payment and to receive the proceeds thereof, which proceeds shall be held as Tenant’s security deposit, subject to the terms of this Section 8.21. Upon the occurrence of any Event of Default, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit (in lieu of the original Letter of Credit), or any part thereof, to Landlord’s damages arising from such Event of Default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) days after notice from Landlord deposit cash with Landlord or deliver a substitute Letter of Credit in an amount sufficient to restore such deposit or

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initial Letter of Credit to the full amount stated in this Section 8.21. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor the Landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground Landlord.

(B) Landlord shall return a One Hundred Thirty Nine Thousand Five Hundred Dollars ($139,500.00) portion of such deposit to Tenant so that the remainder of such deposit shall be One Hundred Thirty Nine Thousand Five Hundred Dollars ($139,500.00) (or if such deposit is in the form of a Letter of Credit, Landlord shall exchange the Letter of Credit for a Letter of Credit delivered by Tenant which reduces the amount secured by the Letter of Credit by the amount stated hereinabove) on the first day of the twenty-fifth (25th) month of the Lease Term if (i) Tenant is not then in default under the terms of this Lease without the benefit of notice or grace, and (ii) Landlord has not applied such deposit or any portion thereof to Landlord’s damages arising from any default on the part of Tenant, whether or not Tenant has restored the amount so applied by Landlord.

(C) Tenant not then being in default and having performed all of its obligations under this Lease, including the payment of all Annual Fixed Rent, Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied or returned in accordance with the terms of this Section 8.21, to Tenant on the expiration or earlier termination of the term of this Lease (as the same may have been extended) and Tenant’s surrender possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time.

8.22 LATE PAYMENT. If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Fleet National Bank (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any (the “Late Charge Rate”). Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand. If Tenant shall not have received any payment from Landlord when due, the amount of such payment shall incur a late charge equal to the Late Charge Rate.

8.23 LANDLORD’S AND TENANT’S PAYMENTS. (A) Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within thirty (30) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense.

(B) Unless otherwise specifically set forth herein, all payments required to be made by Landlord to Tenant shall be paid within thirty (30) days after request from Tenant.

8.24 WAIVER OF TRIAL BY JURY. Tenant and Landlord hereby waive any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

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8.25 TENANT’S SIGNAGE. Tenant shall have the right to (i) install a sign on the lobby level entrance to the Building to the right of the building entrance in the landscaped area immediately adjacent to the Building (the “Building Entrance Sign”) which sign (exclusive of any monument or ballasts) shall not exceed 5’ in width and 2’ in height and shall fall below the window line of the Building (inclusive of any monument or ballasts) and (ii) erect an exterior sign on the Building (the “Building Signage”) containing Tenant’s name in a location first approved by Landlord provided that (a) Tenant complies with all applicable “Governmental Requirements” and obtains all permits, approvals, consents and the like required by the Governmental Requirements, (b) the graphics, design, proportions, lighting component and color of such signage shall be subject to the prior approval of Landlord and shall be further subject to the requirements of the Town of Lexington Zoning By-Law and any other applicable laws, and (c) Tenant shall be solely responsible for all costs and expenses regarding the Building Signage and the Building Entrance Sign including, without limitation, fabrication costs, design costs, installation costs and all application, permit and approval costs. Landlord shall, at its expense, install the VistaPrint name on the existing free standing sign located at the Hayden Avenue entrance to the Site (the “Hayden Avenue Entrance Sign”). Tenant acknowledges that rights to the Hayden Avenue Entrance Sign are non-exclusive. In addition, Landlord shall remove, at Landlord’s sole cost and expense, the signs of any prior tenant on or before thirty (30) days after the Commencement Date. Landlord agrees to cooperate with Tenant regarding Tenant’s obtaining approvals of the Building Entrance Sign and the Building Signage including without limitation, joining in any applications for any permits, approvals or certificates from any governmental authorities required to be obtained by Tenant, and shall sign such applications reasonably promptly after request by Tenant provided that (i) the provisions of the Applicable Legal Requirement shall require that Landlord join in such application, and (ii) Landlord shall not be required to expend any monies, assume any costs or expenses or undertake any liability. The rights set forth in this Section 8.25 shall not be available to any subtenant and in no event shall any such signage identify more than one (1) occupant of the Building. Upon the expiration or earlier termination of the Lease Term, Tenant, at its expense shall remove the Building Signage and restore the affected area of the Building to the condition immediately prior to such installation.

8.26 RECIPROCAL LITIGATION COSTS. In the event of any litigation between Landlord and Tenant, the unsuccessful party as determined by a court of competent jurisdiction shall reimburse the successful party for all reasonable legal fees and expenses incurred by the successful party in prosecuting or defending any such action.

8.27 FORCE MAJEURE. Except for Landlord’s or Tenant’s payment obligations, or as otherwise provided under this Lease, if either party is delayed in performing its obligations hereunder, by reason of delay or stoppage due to governmental regulation; strikes, lockouts, acts of God, acts of war, terrorist acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes beyond the reasonable control of Landlord or Tenant (as the case may be), or attributable to Landlord’s or Tenant’s action or inaction (as the case may be) the time for Landlord’s or Tenant’s performance shall be extended for the period of any such delay.

8.28 REPRESENTATION OF LANDLORD REGARDING CERTAIN ENCUMBRANCES. Landlord represents to Tenant that as of the date hereof there is no mortgage or ground lease encumbering the Complex and there are no space leases which effect the Premises. Landlord and Tenant acknowledge that as of the date hereof the following appear on the record title to the Complex: (i) mortgage with Connecticut General Life Insurance Company (“CIGNA”), (ii) Notice of Lease between Rath & Strong and Landlord, (iii) Notice of Lease between Highland Capital Partners and Landlord (the “Highland Lease”) and (iv) Notice of Lease between Harvard Community Health Plan and Landlord (collectively, “Matters of Record”). Landlord agrees to use due diligence to obtain from CIGNA and record a discharge of (i) above and to record an affidavit from Landlord with respect to (ii), and (iv) above stating that such leases are no longer in effect. The Highland Lease relates to 92 Hayden Avenue and is still in full force and effect, however, Landlord represents that such tenant does not have any rights with respect to the Premises. Further, Landlord agrees to indemnify Tenant from and against all claims and liability arising from such Matters of Record (except for the Highland Lease).

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8.29 GOVERNING LAW. This Lease shall be governed exclusively by the provisions hereof and by the law of the Commonwealth of Massachusetts, as the same may from time to time exist.

EXECUTED as a sealed instrument in two or more counterparts each of which shall be deemed to be an original.

WITNESS:	LANDLORD:

/s/ David C. Provost
DAVID C. PROVOST, FOR THE TRUSTEES OF 92 HAYDEN AVENUE TRUST PURSUANT TO WRITTEN DELEGATION, BUT NOT INDIVIDUALLY

TENANT:

VISTAPRINT USA, INCORPORATED

By:	/s/ Robert S. Keane
Name:	Robert Keane
Title:	President
HERETO DULY AUTHORIZED

ATTEST:

By:	/s/ Robert S. Keane
Name:	Robert Keane	By:	/s/ Robert S. Keane
Title:	Secretary	Name:	Robert Keane
		Title:	Treasurer
HERETO DULY AUTHORIZED

(CORPORATE SEAL)

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APPENDIX P

CONTROLLABLE OPERATING EXPENSES

The costs of the following items shall be considered “Controllable Operating Expenses” for purposes of Section 4.5 of the Lease:

Cleaning Contract

Security Contract

Maintenance Contract

Elevator Contract

Management Fee

Day Porter Contract

Fees and Licenses

Painting Contract

Alarm System Contract

Exterior Landscaping Contract

Interior Landscaping Contract